UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAP ROCK ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share, of Cap Rock Energy Corporation
(2)	Aggregate number of securities to which transaction applies:

1,738,475 shares of Cap Rock Energy Corporation Common Stock, which represents (a) 1,696,842 shares outstanding and entitled to vote as of the record date plus (b) 41,903 deferred shares of Cap Rock Energy Corporation Common Stock that will be issued immediately prior to completion of the share exchange

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$21.75 per share of common stock of Cap Rock Energy Corporation
(4)	Proposed maximum aggregate value of transaction:
$37,817,703.75
(5)	Total fee paid:
$4,046.50

* Fee is .000107 of transaction value

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Proxy Statement

Dated January 18, 2006, Subject to Completion

Cap Rock Energy Corporation
500 West Wall Street, Suite 400, Midland, Texas 79701

                            , 2006

To our shareholders:

You are cordially invited to attend a special meeting of the shareholders of Cap Rock Energy Corporation (“Cap Rock Energy”), which will be held on Friday, March 10, 2006, beginning at 10:00 a.m., local time, at Cap Rock Energy Corporation – Stanton Division Office, 1400 West Business I-20, Stanton, Texas, 79782.

On November 4, 2005, the board of directors of Cap Rock Energy approved an Agreement and Plan of Share Exchange (the “share exchange agreement”), dated November 4, 2005, between Cap Rock Energy and Cap Rock Holding Corporation, which we refer to as the “Holding Company,” providing for the purchase of all of the outstanding shares of common stock of Cap Rock Energy by the Holding Company (the “share exchange”). If the share exchange is completed, you will be entitled to receive $21.75 in cash, without interest, for each share of Cap Rock Energy’s common stock you own, unless you properly exercise your appraisal rights.  Following completion of the share exchange, Cap Rock Energy will continue its operations as a privately-held company owned by the Holding Company, which will be indirectly wholly owned by Lindsay Goldberg & Bessemer L.P. and/or certain of its affiliates, as well as certain members of management, including myself.

At the special meeting, you will be asked to approve the share exchange agreement.  The board of directors has approved the share exchange agreement, and has declared that it is fair to and in the best interests of Cap Rock Energy and its shareholders.  The board of directors, based in part on the unanimous recommendation of an independent special committee of the board of directors, recommends that Cap Rock Energy’s shareholders vote “FOR” the approval of the share exchange agreement.

Voting in favor of the share exchange will have the effect of taking Cap Rock Energy private, and as a result you will no longer hold any ownership interests in Cap Rock Energy, you will not participate in any future earnings or growth of Cap Rock Energy and you will not benefit from any appreciation in value of Cap Rock Energy.

The proxy statement attached to this letter provides you with information about the proposed share exchange and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cap Rock Energy from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The share exchange cannot be completed unless the share exchange agreement is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Cap Rock Energy common stock entitled to vote thereon. If you fail to vote on the share exchange agreement, the effect will be the same as a vote against the approval of the share exchange agreement.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF THE SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

/s/ David W. Pruitt
David W. Pruitt
Co-Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the share exchange, passed upon the merits or fairness of the share exchange or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED                 , 2006
THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT                   , 2006

Cap Rock Energy Corporation
500 West Wall Street, Suite 400, Midland, Texas  79701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 10, 2006

TO THE SHAREHOLDERS:

A special meeting of shareholders of Cap Rock Energy Corporation, a Texas corporation, which we refer to as “Cap Rock Energy” or the “Company,” will be held on Friday, March 10, 2006, at 10:00 a.m., local time, at the Cap Rock Energy Corporation – Stanton Division Office, 1400 West Business I-20, Stanton, Texas  79782, for the following purposes:

1.               To consider and vote on a proposal to approve the Agreement and Plan of Share Exchange, dated November 4, 2005, between Cap Rock Energy and Cap Rock Holding Corporation, a Delaware corporation, which we refer to as the “Holding Company,” pursuant to which, upon the share exchange becoming effective, each share of common stock, par value $.01 per share, of Cap Rock Energy will be converted into the right to receive $21.75 in cash, without interest (other than shares (a) owned by Cap Rock Energy, or the Holding Company, including shares exchanged by certain members of management for capital stock of the Holding Company pursuant to a rollover agreement between the Holding Company and such individuals, or (b) held by shareholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Texas law).

2.               To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the agreement and plan of share exchange.

3.               To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of Cap Rock Energy’s common stock at the close of business on January 25, 2006 are entitled to notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Cap Rock Energy’s common stock you own. The approval of the share exchange agreement requires the approval of the holders of two-thirds of the outstanding shares of Cap Rock Energy’s common stock entitled to vote thereon. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the share exchange agreement and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the approval of the share exchange agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. Alternatively, you may vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Shareholders of Cap Rock Energy who do not vote in favor of the approval of the share exchange agreement will have the right to seek appraisal of the fair value of their shares if the share exchange is completed, but only if they submit a written objection to the share exchange before the vote is taken on the share exchange agreement and they comply with all requirements of Texas law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

/s/ Ronald W. Lyon
Ronald W. Lyon
Secretary of the Company

, 2006

(i)

Treatment of Stock Options, Restricted Stock and Deferred Share Units		46
Exchange and Payment Procedures		46
Articles of Incorporation and Bylaws		47
Directors and Officers		47
Representations and Warranties		47
Covenants of the Parties		48
Acquisition Proposals		52
Conditions to Closing		53
Termination of the Share Exchange Agreement		55
Termination Fee		57
Reimbursement of Expenses		58
Amendment and Waiver		59

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)		59

INFORMATION REGARDING THE COMPANY		59

General		59
Electric Market		60
Revenues and Customers		60
Nonutility Investments and Property		61
Employees		61
State and Federal Regulation		61
Competition and Restructuring in the Utility Industry		62
Power Requirements		62
Environmental Matters		63
Construction and Capital Requirements		63
Company Website		63
Properties		63
Legal Proceedings		64
Market Prices Of The Company’s Stock		64
Selected Financial Information		65
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations		66
Qualitative and Quantitative Disclosures About Market Risk		79
Directors and Executive Officers of the Company		80
Special Committee of the Board of Directors of Cap Rock Energy Corporation		81

INFORMATION REGARDING THE HOLDING COMPANY		81

BENEFICIAL OWNERSHIP OF COMMON STOCK		82

Transactions In Shares Of Company Common Stock		83

SHAREHOLDER PROPOSALS		83

OTHER MATTERS		84

Other Business at Special Meeting		84
Delivery of this Proxy Statement		84

WHERE YOU CAN FIND ADDITIONAL INFORMATION		84

ANNEX A	Agreement and Plan of Share Exchange, dated as of November 4, 2005, by and between Cap Rock Energy Corporation and Cap Rock Holding Corporation

ANNEX B	Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

ANNEX C	Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act

ANNEX D	Financial Statements and Supplemental Information

(ii)

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Cap Rock Energy,” the “Company,” “we,” “our,” “ours” and “us” refer to Cap Rock Energy Corporation and its subsidiaries, all references to the “share exchange agreement” refer to the Agreement and Plan of Share Exchange, dated November 4, 2005, by and between the Company and the Holding Company, a copy of which is attached as Annex A to this document, all references to the “share exchange” refer to the share exchange contemplated by the share exchange agreement and all references to the “unaffiliated shareholders of the Company” or “our unaffiliated shareholders” refer to all holders of our common stock other than our directors and executive officers.

Summary Term Sheet

•                  The Parties to the Share Exchange. We are engaged in the distribution and transmission of electricity in various noncontiguous areas in the State of Texas. The Holding Company is a Delaware corporation formed on November 2, 2005 for the sole purpose of completing the share exchange with us.  The Holding Company is currently indirectly wholly-owned by Lindsay Goldberg & Bessemer L.P. and/or affiliated investment partnerships (collectively, “LGB”).  See “Information Regarding the Company” beginning on page 59 and “Information Regarding the Holding Company” beginning on page 81.

•                  The Share Exchange Agreement. You are being asked to vote to approve a share exchange agreement, pursuant to which the Holding Company will acquire all of our outstanding shares (other than shares owned by us or the Holding Company, including shares exchanged immediately prior to the share exchange by certain members of management for certain capital stock of the Holding Company pursuant to a rollover agreement between the Holding Company and such individuals). See “The Share Exchange Agreement (Proposal No. 1)” beginning on page 45.

•                  Share Exchange Consideration. Upon consummation of the share exchange, you will be entitled to receive $21.75 in cash, without interest, for each share of our common stock that you own, unless you properly exercise your appraisal rights in compliance with Texas law.

•                  Board and Special Committee Recommendation. Our board of directors, based in part on the unanimous recommendation of an independent special committee of the board of directors, which we refer to as the “special committee,” by unanimous vote recommends that our shareholders vote “FOR” the approval of the share exchange agreement. See “Special Factors-Recommendation of the Board of Directors” on page 18.

•                  Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. In connection with the share exchange, the special committee received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or “Houlihan Lokey,” as to the fairness, from a financial point of view, to the unaffiliated shareholders of the Company of the share exchange consideration to be received by such holders pursuant to the share exchange agreement. The full text of the Houlihan Lokey opinion dated November 4, 2005, is attached to this proxy statement as Annex B. The Company, the board of directors and the special committee encourage shareholders to read the Houlihan Lokey opinion carefully and in its entirety. The Houlihan Lokey opinion was provided to the special committee in connection with its review of the share exchange consideration, does not address any other aspect of the proposed share exchange and does not constitute a recommendation as to how any shareholder should vote on the share exchange or on any other matter relevant to the share exchange agreement. See “Special Factors-Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.” beginning on page 18 and Annex B.

•      Determinations as to Fairness.

•        The Special Committee.   The special committee was formed to evaluate and make recommendations to the board of directors. The special committee has determined that the share exchange agreement and the transactions contemplated thereby are fair to the unaffiliated shareholders of the Company. The special committee considered a wide range of substantive and procedural factors in making its determination, including the opinion of Houlihan Lokey that the share exchange is fair, from a financial point of view, to our unaffiliated shareholders, which the special committee has adopted. Due to the variety of factors considered, the special committee did not assign relative weights to these factors or determine that any factor was of particular importance.

•        Board of Directors.   The board of directors has determined that the share exchange agreement and the transactions contemplated thereby are fair to the unaffiliated shareholders of the Company. The board of directors based its determination on the factors that were considered by the special committee (including the fairness opinion of Houlihan Lokey), whose recommendation and analysis was adopted by the board of directors, and, in the case of Messrs. Pruitt and West, the factors described below.

•        Executive Officers.   Each of our executive officers, David L. Pruitt, William L. West, Ulen A. North, Ronald L. Lyon, Sammy C. Prough and Celia B. Page, will continue to serve as officers and/or directors of the Company after the share exchange and will receive certain equity securities of the Holding Company. Accordingly, under an interpretation of the rules of the Securities and Exchange Commission (the “SEC”), such persons may be deemed to be “affiliates” of the Company  who are required to state their beliefs concerning the fairness of the share exchange to the unaffiliated shareholders of the Company. Each of such individuals believes that the share exchange agreement and the transactions contemplated thereby are fair to the unaffiliated shareholders of the Company. However, none of such individuals has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the share exchange to the unaffiliated shareholders of the Company. For a description of the bases for the belief of our executive officers, see “Special Factors – Position of Executive Officers as to Fairness” beginning on page 26.

•        Holding Company.   Under an interpretation of the rules of the SEC, the Holding Company may be deemed to be an “affiliate” of the Company that is required to state its beliefs concerning the fairness of the share exchange to the unaffiliated shareholders of the Company.  For the purpose of complying with this interpretation, the Holding Company believes that the share exchange is fair to our unaffiliated shareholders.  The Holding Company reached this conclusion after considering a wide range of substantive and procedural factors.  For a description of the factors considered by the Holding Company in arriving at its conclusion, see “Special Factors – Position of the

Holding Company as to Fairness” beginning on page 27.

•      Relationship of Exchange Consideration to Historical Market Prices.   The $21.75 per share to be paid in the share exchange represents (1) a premium of approximately 62.9% over the closing stock price of $13.35 on the American Stock Exchange on November 2, 2005 (two trading days prior to the date on which the special committee made its determination); (2) a premium of approximately 51.7% over the average closing price of $14.34 for the 30 trading days prior to November 2, 2005; (3) a premium of approximately 37.3% over the average closing price of $15.84 for the 60 trading days prior to November 2, 2005; (4) a premium of approximately 11.9% over the average closing price of $19.44 for the 180 trading days prior to November 2, 2005; and (5) a discount of approximately 6.0% to the average closing price of $23.15 for the one-year period prior to November 2, 2005. See “Special Factors – Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. – Valuation Analysis” on page 20. The $21.75 price represents a discount of 39% to the all-time historical high of our common stock of $35.50 during the second quarter of 2003. In reaching its determination as to the fairness of the share exchange, the special committee believed that share prices prior to the June 20, 2005 announcement of the decision of the Public Utility Commission of Texas (the “PUCT”) in the pending proceedings regarding the Company’s rates and the August 30, 2005 announcement of the effects of the restatement of the Company’s financial statements were less relevant to the determination of the premium represented by the share exchange consideration than more recent market prices that reflected the potentially adverse effects of those developments. The exchange consideration represents only a modest premium to our net book value of $21.47 per share as of September 30, 2005, a fact the special committee did not consider significant because it did not consider net book value an appropriate indicator of the value of the Company as a going concern. See “Special Factors – Reasons for the Special Committee’s and the Board of Directors’ Recommendation of the Share Exchange” beginning on page 15. The effects of the PUCT proceedings and the restatement of the Company’s financial statements are discussed under “Special Factors – Background of the Share Exchange” beginning on page 11.

•                  The Rollover Agreement.   Certain of our executive officers (specifically, Messrs. Pruitt, North and Prough and Ms. Page, who collectively constitute the “rollover participants”) have entered into a rollover agreement with the Holding Company.  Under the rollover agreement, the rollover participants will receive certain capital stock, or “rollover” shares, of the Holding Company immediately prior to the consummation of the share exchange by contributing a portion of their shares of common stock to the Holding Company for such rollover shares.  Accordingly, such persons will continue to have an indirect equity interest in us after the share exchange, and thus will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of our shareholders generally.  Shares held by the rollover participants that are not exchanged for rollover shares will be exchanged for cash consideration on the same terms as shares held by our shareholders generally.  Our other executive officers, Mr. West and Mr. Lyon, are not rollover participants and will exchange all their shares on the same basis as our shareholders generally.  See “Special Factors-Interest of the Company’s Directors and Executive Officers in the Share Exchange-Rollover Agreement” beginning on page 32 and “Special Factors-Certain Effects of the Share Exchange” beginning on page 29.

•                  Interests of the Company’s Directors and Executive Officers in the Share Exchange.  Shortly before we entered into the share exchange agreement, we entered into a retainer agreement with Mr. Pruitt, who had previously announced his plans to retire as our chief executive officer.  This agreement was amended as of the date we entered into the share exchange agreement. Under this agreement, as amended, Mr. Pruitt will retire as an officer of the Company at the special meeting, after which time he will serve as an advisor and consultant to us.  At the same time, Mr. West entered into an employment agreement and related amendment with us, whereby he will serve as our president and will also serve as our chief executive officer upon Mr. Pruitt’s retirement.  Contemporaneously with the execution of the share exchange agreement, Mr. West entered into an employment agreement with the Holding Company, and the other executive officers (specifically Messrs. Pruitt, North, Lyon and Prough and Ms. Page) entered into restricted stock agreements with the Holding Company.  Under these agreements, on the day following the closing of the share exchange each individual will receive restricted stock of the Holding Company which will vest on the individual’s, other than Mr. Pruitt’s, achieving certain employment goals and LGB achieving certain performance results.  Each of such individuals also waived any right to change of control payments that would otherwise be due to him or her in connection with the share exchange (but not in connection with any other transaction).  In addition, as an incentive to remain with the Company through the consummation of the share exchange, Messrs. West and Lyon will receive a cash bonus from the Holding Company upon consummation of the share exchange.  See “Special Factors-Interests of the Company’s Directors and Executive Officers in the Share Exchange” on page 32.

•                  Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Company common stock at the close of business on January 25, 2006, the record date for the special meeting. As of the record date, there were 1,696,842 shares of our common stock entitled to be voted. Normally, each outstanding share of common stock entitles the holder to one vote on all matters covered in this proxy statement.  Because our articles of incorporation restrict the voting for holders who beneficially own 5% or more of the outstanding common stock, shares held by a single owner and its affiliates in excess of 5% of our outstanding shares will have one vote for each 100 shares.  Mr. Pruitt, who owns approximately 6.2% of our outstanding common stock, is the only shareholder known to be affected by this limitation.  See “The Special Meeting-Record Date, Quorum and Voting Power” on page 43.

•                  Shareholder Vote Required to Approve the Share Exchange Agreement. For us to complete the share exchange, shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date and entitled to vote on the matter must vote “FOR” the approval of the share exchange agreement. See “The Special Meeting-Required Vote” on page 44.

•                  Share Ownership of Directors and Executive Officers. As of January 25, 2006, the record date of the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, 337,102 shares of our common stock, representing approximately 19.9% of the outstanding shares of our common stock. Messrs. Pruitt, North, Prough, Lyon and West and Ms. Page, have agreed, pursuant to a principal shareholder agreement with the Holding Company, to vote all of their shares of our common stock “FOR” the approval of the share exchange agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. These persons, pursuant to the principal shareholder agreement, have also granted the Holding Company, among other things, an irrevocable proxy to vote such persons’ shares of common stock at any special meeting called to vote on the approval of the share exchange agreement and any other matters directly related thereto. As of the record date, these persons held  212,689 shares of our common stock, representing 12.5% of the outstanding shares of our common stock, or 11.4% of the voting power after giving effect to the voting restriction on 5% holders.  Our directors who are not subject to the principal shareholder agreement (namely Michael D. Schaffner, Russell E. Jones, Sammy D. Buchanan and Floyd L. Ritchie) have informed us that they plan to vote all their shares of our common stock “FOR” the approval of the share exchange agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. As of the record date, these persons held 124,413 shares of our common stock, representing 7.3% of the outstanding shares of our common stock, or 7.4% of the voting power after giving effect to the voting restriction on 5% holders. Thus, our executive officers and directors have either agreed or plan to vote a total of 18.9% of the total voting power after giving effect to the voting restriction on 5% holders, in favor of the share exchange. See “The Special Meeting-Voting by Directors and Executive Officers; Cap Rock Energy Corporation Amended Shareholders’ Trust” on page 44.

•                  Cap Rock Energy Corporation Amended Shareholders’ Trust dated December 31, 2004 and Voting Agreement.  The Cap Rock Energy Corporation Shareholders’ Trust, which we refer to as the “shareholders’ trust,” was created for the purpose of holding shares of our common stock on behalf of persons entitled to receive such shares upon formation of the Company and whose addresses are not known.  Pursuant to a certain voting agreement, the trustees of the shareholders’ trust are required to vote in the manner recommended by the board of directors.  The board of directors has recommended that the trustees of the shareholders’ trust vote in favor of the approval of the share exchange agreement.  As of the record date, the shareholders’ trust held an aggregate of 323,903 shares, representing 19.1% of the outstanding shares of our common stock, or 19.3% of the voting power after giving effect to the voting restriction on 5% holders.  Together with the shares held by officers and directors described in the preceding paragraph, a total of 661,005 shares, representing  38.2% of the total voting power after giving effect to the voting restriction on 5% holders, have either agreed or plan to vote in favor of the share exchange.  See “The Special Meeting-Voting by Directors and Executive Officers; Cap Rock Energy Corporation Amended Shareholders’ Trust” beginning on page 44.

•                  Timing of Closing. We are working toward completing the share exchange as quickly as possible, and we anticipate that it will be completed in the second quarter of 2006, assuming satisfaction or waiver of all the conditions to the share exchange. However, because the share exchange is subject to certain conditions, the exact timing of the share exchange and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the share exchange agreement are not satisfied, the share exchange transaction may terminate as a result. See “The Share Exchange Agreement (Proposal No. 1) — Conditions to Closing” beginning on page 53.

•                  Material U.S. Federal Income Tax Consequences. The share exchange will be a taxable transaction to you if you are a “U.S. Holder” (as defined in “Special Factors-Material U.S. Federal Income Tax Consequences”). Your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the share exchange and your adjusted tax basis in your shares of our common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the share exchange unless an exemption applies. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the share exchange, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Generally, the share exchange will not be taxable to you if you are a Non-U.S. Holder (as defined in “Special Factors-Material U.S. Federal Income Tax Consequences”) unless certain other conditions are met.  In most cases, as a Non-U.S. Holder, you will not be subject to backup withholding if you certify as to your non-U.S. status or otherwise establish an exemption.  You should consult your tax advisor on the tax consequences of the share exchange to you, including the federal, state, local and/or non-U.S. tax consequences of the share exchange. See “Special Factors-Material U.S. Federal

Income Tax Consequences” beginning on page 36.

•                  Dissenters’ Rights of Appraisal. Texas law provides you, as a shareholder, with appraisal rights in the share exchange. This means that you are entitled to have the value of your shares determined by a Texas court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the share exchange agreement. To exercise your appraisal rights, you must file with us a written objection to the share exchange before the vote is taken on the share exchange agreement and you must not vote for the approval of the share exchange agreement. Your failure to follow exactly the procedures specified under Texas law will result in the loss of your appraisal rights. See “Special Factors-Dissenters’ Rights of Appraisal” beginning on page 41 and Annex C-Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act.

Questions and Answers about the Special Meeting and the Share Exchange

Q:          When and where is the special meeting?

A:           The special meeting of our shareholders will be held at 10:00 a.m., local time, on Friday, March 10, 2006, at Cap Rock Energy Corporation — Stanton Division Office, 1400 West Business I-20, Stanton, Texas, 79782.

Q:          What matters will I vote on at the special meeting?

A:           You will vote:

•             “for” or “against” the proposal to approve the share exchange agreement between Cap Rock Energy Corporation and Cap Rock Holding Corporation;

•             “for” or “against” the proposal to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the share exchange agreement; and

•             to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:          How does Cap Rock Energy’s board of directors recommend that I vote on the proposals?

A:           Our board of directors, based in part on the unanimous recommendation of the special committee, recommends that you vote:

•             “FOR” the proposal to approve the share exchange agreement; and

•             “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:          What vote of shareholders is required to approve the share exchange agreement?

A:           Shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date and entitled to vote on the matter must vote “FOR” the approval of the share exchange agreement for us to complete the share exchange.

Q:          What vote of shareholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:    The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:     Who is entitled to vote?

A:     Shareholders as of the close of business on January 25, 2006, the record date for this solicitation, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 1,687,782 shares of our common stock, held by approximately 12,094 shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. Normally, each outstanding share of common stock entitles the holder to one vote on all matters covered on this proxy statement.  Because our articles of incorporation restrict the voting for holders who beneficially own 5% or more of the outstanding shares of our common stock, those shares held by a single owner and its affiliates in excess of 5% will have one vote for each 100 shares.

Q:          What does it mean if I get more than one proxy card?

A:           If you have shares of our common stock that are registered differently and are in more than one account, you may receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:          How do I vote without attending the special meeting?

A:           If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:          How do I vote in person at the special meeting?

A:           If you hold shares in your name as the shareholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:          Can I change my vote?

A:           Yes.  After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Secretary at our principal executive offices, 500 West Wall Street, Suite 400, Midland, Texas 79701, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:          What is a quorum?

A:           A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes, as described below, are counted as present for the purpose of determining whether a quorum is present.

Q:          If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:           Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:          How are votes counted?

A:           For the proposal relating to the approval of the share exchange agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to the approval of the share exchange agreement, but will count for the purpose of determining whether a quorum is present. Shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date and entitled to vote on the matter must vote “FOR” the approval of the share exchange agreement for us to complete the share exchange. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the approval of the share exchange agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the share exchange agreement, and “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the approval of the share exchange agreement. Broker non-votes will also have the same effect as a vote AGAINST the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:          Who will bear the cost of this solicitation?

A:           We will pay the cost of this solicitation, which will be made primarily by mail.  Proxies also may be solicited in person, or by telephone or facsimile, by our directors, officers, employees or proxy solicitors.  We have retained the Altman Group to assist with the solicitation of proxies.  The total fees and expenses of the Altman Group are estimated to be $15,000 and will be paid by us. We will, on request, reimburse brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Q:          Should I send in my stock certificates now?

A:           No. Shortly after the share exchange is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the share exchange consideration, without interest. You should use the letter of transmittal to exchange the Company stock certificates for the share exchange consideration to which you are entitled as a result of the share exchange. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:          Who can help answer my other questions?

A:           If you have more questions about the special meeting or the share exchange, you should contact Cap Rock Energy Corporation, Attention: Investor Relations, 500 West Wall Street, Suite 400, Midland, Texas 79701, or by telephone at (432) 684-0302.

Source of Funds for the Share Exchange and Related Transactions (Page 31)

We and the Holding Company estimate that the total amount of funds necessary to consummate the share exchange and related transactions will be approximately $36.1 million, which will be funded by cash equity from LGB pursuant to an equity commitment letter and, to the extent necessary, our available working capital.  Funding of the equity financing is subject to the satisfaction of conditions to the share exchange, see “Special Factors—Source of Funds for Share Exchange and Related Transactions.”

The above estimated expenditure may vary depending on the amount paid in exchange for shares held by shareholders, if any, that properly exercise appraisal rights under Texas law.

Interests of the Company’s Directors and Executive Officers in the Share Exchange (Page 32)

Some of our directors and executive officers have financial interests in the share exchange that are different from, or are in addition to, the interests of our shareholders. Our board of directors was aware of these interests and considered them in approving the share exchange agreement and the share exchange. These interests include:

•                  Following the share exchange, it is expected that our current executive officers will continue as our executive officers, other than Mr. Pruitt, who will retire at the shareholders meeting and thereafter serve as an advisor and consultant to the Company.

•                  At the time we executed the share exchange agreement, the rollover participants entered into the rollover agreement pursuant to which they will contribute a portion of their shares of common stock to the Holding Company in exchange for common stock of the Holding Company, which we refer to as “rollover shares,” prior to the consummation of the share exchange.

•                  At the time we executed the share exchange agreement, Mr. West entered into an employment agreement with the Holding Company, and Messrs. Pruitt, North, Lyon and Prough and Ms. Page entered into restricted stock agreements with the Holding Company.  Under these agreements, such individuals will receive restricted stock of the Holding Company which will vest on the individual’s, other than Mr. Pruitt’s, achieving certain employment goals and LGB achieving certain performance results.  Each of these individuals also waived any right to change of control payments that would otherwise be due to him or her in connection with the share exchange (but not in connection with any other transaction).

•                  Pursuant to their agreements with the Holding Company, as an incentive to remain employed with the Company through completion of the share exchange, Messrs. West and Lyon will receive cash bonuses of $938,068 and $690,070, respectively, from the Holding Company upon consummation of the share exchange.

•                  Our directors, other than Mr. Pruitt and Mr. West, will retire upon the closing of the share exchange.  As a result of such retirements, all unvested shares of restricted stock held by these directors will vest and they will be entitled to continued health insurance benefits in accordance with our retiree health insurance program.

Principal Shareholder Agreement (Page 35)

In connection with the share exchange agreement, the Holding Company required that Messrs. Pruitt, North, Lyon and Prough and Ms. Page enter into a principal shareholder agreement with the Holding Company, whereby such shareholders agreed to vote their shares, representing an aggregate of 12.5% of the outstanding shares of our common stock ( 11.4% of the total voting power, after giving effect to the voting restriction on 5% holders), in favor of the proposals and to grant the Holding Company, among other things, an irrevocable proxy to vote such persons’ shares of common stock at any special meeting called to vote on the approval of the share exchange agreement and any other matters directly related thereto.  If the share exchange agreement is terminated in circumstances under which the Holding Company is or may become entitled to a termination fee, each shareholder that is a party to the principal shareholder agreement has agreed to pay to the Holding Company 50% of any profit the shareholder receives from an alternative acquisition proposal which is entered into, or for which a definitive agreement is entered into, within 270 days of such termination.

Treatment of the Company’s Stock Options and Restricted Stock (Page 46)

There are no outstanding options to purchase common stock.  Immediately prior to the effective time of the share exchange, our 2001 Employee Stock Purchase Plan, 2001 Stock Incentive Plan and Stock for Compensation Plans will be terminated.   All restricted stock granted to directors and employees that has not vested as of the effective time will automatically vest at that time.

Regulatory Approvals (Page 39)

Prior to our closing the share exchange, the share exchange agreement requires that we receive:

•                       a final order from the Federal Energy Regulatory Commission (“FERC”) approving certain matters under the Federal Power Act;

•                       a determination that is the subject of a final order of the Public Utility Commission of Texas (the “PUCT”) that the share exchange is consistent with the public interest; and

•                       all required utility franchise approvals, if any.

Except as noted above with respect to the required orders and approvals from FERC, PUCT and any utility franchise approvals, we are unaware of any material federal or state regulatory requirements or approvals required for the execution or approval of the share exchange agreement or completion of the share exchange.

Procedure for Receiving Share Exchange Consideration (Page 46)

As soon as practicable after the effective time of the share exchange, a paying agent designated by the Holding Company will mail a letter of transmittal and instructions to all shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the share exchange consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Page 52)

The share exchange agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the share exchange agreement and enter into an acquisition agreement relating to a superior alternative proposal, so long as we comply with certain terms of the share exchange agreement, including, under certain circumstances, paying a termination fee of $1,000,000 to the Holding Company and reimbursement of the Holding Company for its expenses up to $2,000,000.

Conditions to Closing (Page 53)

Before we can complete the share exchange, a number of conditions must be satisfied or waived (to the extent permitted by law). These include, among others:

•                  the receipt of shareholder approval of the share exchange agreement;

•                  no temporary judgment or order issued by any court of competent jurisdiction or other law preventing the consummation of the share exchange shall be in effect;

•                  the receipt of the various regulatory approvals;

•                  the absence of certain proceedings and legal prohibitions relating to the share exchange;

•                  no material adverse effect on the Company as defined in the share exchange agreement;

•                  the receipt by our subsidiary, NewCorp Resources Electric Cooperative, Inc., which we refer to as “NewCorp,” of a revolving line of credit from the Royal Bank of Canada, or otherwise, in the amount of

$15,000,000; and

•                  no material reduction in the total revenue requirement or associated gross profit for the Company approved by the order of the PUCT dated August 5, 2005.

Termination of the Share Exchange Agreement (Page 55)

We and the Holding Company may agree in writing to terminate the share exchange agreement at any time without completing the share exchange, even after our shareholders have approved the share exchange agreement. The share exchange agreement may also be terminated in certain other circumstances, including:

•                  by either the Holding Company or us if:

•                  the share exchange has not occurred on or before June 30, 2006, or November 30, 2006, if the only unsatisfied condition as of June 30, 2006 is the receipt of required regulatory approvals;

•                  any governmental entity prohibits the share exchange;

•                  our shareholders do not vote to approve the share exchange agreement at the special meeting; or

•                  the PUCT issues an order determining that the share exchange is not in the public interest;

•                  by the Holding Company if:

•                  we breach or fail to perform in any material respect any of our covenants contained in the share exchange agreement or if any of our representations or warranties is or becomes untrue, such that the applicable closing conditions to the share exchange would not be satisfied, and the breach or failure to perform has not been cured within the required cure period;

•                  the board of directors or the special committee withdraws or modifies or proposes to withdraw or modify, in a manner adverse to the Holding Company, its approval or recommendation of the share exchange agreement or the share exchange, approves or recommends, or proposes to approve or recommend, an alternative acquisition proposal or fails to reaffirm publicly and unconditionally its recommendation to our shareholders that they approve the share exchange agreement when requested to do so by the Holding Company following public disclosure of an alternative acquisition proposal; or

•                  by us if:

•                  the Holding Company breaches or fails to perform in any material respect any of its covenants contained in the share exchange agreement or if any of its representations or warranties is or becomes untrue, such that the applicable closing conditions to the share exchange would not be satisfied, and the breach or failure to perform has not been cured within the required cure period; or

•                  prior to the approval of the shareholders of the share exchange agreement, and subject to certain limitations in the share exchange agreement, the board of directors or the special committee receives an alternative acquisition proposal of superior terms, and in light of such alternative acquisition proposal, a majority of the special committee determines in good faith after consultation with its outside counsel, that it is necessary for the board of directors to withdraw or modify, in a manner adverse to the Holding Company, its approval of the share exchange agreement in order to comply with its fiduciary duty under applicable law.

Termination Fee and Reimbursement of Expenses (Pages 57, 58)

If the share exchange agreement is terminated under certain circumstances:

•                  we will be obligated to pay a termination fee of $1,000,000 to the Holding Company; and

•                  in addition to any termination fee otherwise payable, we will be obligated to pay the expenses of the Holding Company, which are limited to $2,000,000 except in the case of our breach of the share exchange agreement (in which case our reimbursement obligation is not limited as to amount).

If the share exchange agreement is terminated by us as a result of a breach by the Holding Company of the share exchange agreement, the Holding Company will be obligated to pay our reasonable out-of-pocket transaction expenses as our sole remedy.

Market Price of Cap Rock Energy Common Stock (Page 64)

Our common stock is quoted on the American Stock Exchange under the trading symbol “RKE.” On November 4, 2005, which was the last trading day before the announcement of the execution of the share exchange agreement, the Company’s common stock closed at $13.40 per share. On                      , 2006, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $                        per share.

Dissenters’ Rights of Appraisal (Page 41)

Texas law provides you, as a shareholder, with appraisal rights in the share exchange. This means that, if the share exchange is consummated, you are entitled to have the value of your shares determined by a Texas court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the share exchange agreement.

To exercise your appraisal rights, you must submit a written objection to the share exchange to the Company before the vote is taken on the share exchange agreement and you must not vote in favor of the approval of the share exchange agreement. Your failure to follow exactly the procedures specified under Texas law will result in the loss of your appraisal rights.

A copy of Sections 5.11, 5.12 and 5.13 of the Texas Business Corporation Act is attached to this proxy statement as Annex C.

SPECIAL FACTORS

Background of the Share Exchange

Prior to July 2005 the board of directors considered from time to time various strategic alternatives to maximize stockholder value including, but not limited to, mergers, acquisitions, asset sales, debt financings and equity offerings.  None of these various strategic alternatives, other than the proposed transaction with LGB, resulted in an offer to acquire all the securities or assets of the Company.

Prior to June 2004, our efforts were directed primarily at strategies to increase the Company’s financing capabilities through debt refinancings and equity offerings and to acquire other energy distribution companies.  We also attempted to raise capital to fund growth through the sale or refinancing of NewCorp’s transmission system, the only significant asset that was not security for loans from the Company’s primary lender, National Rural Utilities Cooperative Finance Corporation, which we refer to as “CFC.”

We began exploring the sale of NewCorp’s transmission system during 2000. In  June 2001, the Company signed a preliminary letter with Boeing Capital Corporation relating to a potential sale of the transmission system to Boeing Capital. However, after an initial diligence period, the parties were unable to agree on the purchase price or other material terms, and definitive agreements were not signed. In October 2001, the Company retained Macquarie Corporate Finance (USA), Inc., an investment banking firm, to assist it in refinancing the transmission system through a sale-leaseback transaction.  However, based on the results of preliminary inquiries by Macquarie, the Company decided in early 2002 that there was insufficient interest in such a transaction to continue attempting to sell or refinance the transmission system at that time.

In addition to attempting to finance NewCorp’s transmission system, we pursued other alternatives to raise capital.  Beginning in the third quarter of 2001, we had discussions with a number of banks and financial institutions, including Beal Bank, CIT and Dresdner Kleinwort Benson, as well as various local banks and CFC, regarding refinancing our debt with CFC and obtaining a line of credit. We also began discussions with several national and regional investment banks exploring the possibility of private equity placements and public offerings of our securities. These discussions were preliminary and general in nature, and none of the parties contacted proposed a transaction we could pursue.

As the result of a change in law in July 2003, our rates became subject to regulation and approval by the PUCT as of September 1, 2003. We filed our tariff with the PUCT during September 2003 and in October 2003, the PUCT instituted proceedings, styled Petition to Inquire into the Reasonableness of the Rates and Services of Cap Rock Energy Corporation, PUC Docket No. 28813, relating to our tariff.  These proceedings and other regulatory matters are described in more detail under “Information Regarding the Company – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Matters.”

In 2003, we again attempted to refinance the transmission system through a loan facility of $31.5 million from Beal Bank that would have repaid the existing loan secured by the transmission system that matured in September 2003 and provided us with additional capital.  The first tranche of that loan closed in September, 2003, although it effectively provided us with no capital, as it was secured by a like amount of cash held in a restricted account. However, before the second tranche was able to close, regulatory uncertainty caused Beal Bank to reconsider the loan and, as a result, the second tranche never closed.  After the second tranche did not close, the first tranche was repaid in 2004 with the cash collateral.

While working on the refinancing with Beal Bank, we continued to explore opportunities for a sale of the transmission system.  We began discussions with Transelect, Inc. regarding such a sale and entered into a preliminary letter with Transelect, Inc. in October 2003.  The parties never reached an agreement on terms or price, and the transaction was never consummated.

During 2003 and 2004, Mr. Pruitt and our former chief financial officer held  discussions with various private equity firms and investment bankers regarding a private placement of our securities in order to increase equity and obtain an infusion of capital. These firms included Bary Center Capital Management, CIBC World Markets, Donnelly & Co., LLC, Dresdner Kleinwort Benson, EIF, Europus and First Manhattan/Capital Partners. Although the sizes of the transactions discussed varied, most discussions contemplated raising $50 million to $60 million in additional capital.  None of these discussions led to substantive negotiations, largely due to the regulatory uncertainty arising out of the then-pending PUCT proceedings relating to the Company’s rates and the dilutive nature of the terms that would be required by investors.  We also had preliminary discussions with underwriters, including Southwest Securities, Bear Stearns and Merrill Lynch, regarding a public offering of equity securities. These discussions never advanced beyond the preliminary stage when it became obvious that such an offering would have resulted in substantial dilution to our shareholders as the result of the existing regulatory uncertainty and other issues.

In the second quarter of 2004, Mr. Pruitt was approached by Evercore Advisors, Inc., a private equity firm, regarding the acquisition of the Company. Faced with the reality that the other alternatives we had pursued were not viable, Mr. Pruitt, and later Mr. West and our former chief financial officer, began discussions with this firm.

At a June 2004 board meeting, Messrs. Pruitt and West reviewed the history of the Company’s strategic efforts and discussed a broad range of future alternatives for the Company involving different plans and different entities. The alternatives that were discussed included transactions the Company had considered in the past, such as a public or private offering of securities, financing of the transmission system and refinancing the CFC debt, as well as organic growth and the possible sale of the Company. After a general discussion of the advantages and disadvantages and the likelihood of success of the various alternatives, the board authorized management to continue to explore strategic alternatives, and to continue discussions with various entities, including Evercore, to gather information about these entities and the types of plans and alternatives that might be available to the Company.

Discussions with Evercore continued, and a confidentiality agreement was executed in August 2004.  The firm engaged in due diligence for several months and although there was no written proposal, Evercore ultimately communicated its interest, subject to completion of its due diligence and depending on the results of our rate case, in a proposal that management believed justified proceeding further.  In connection with this proposal, management met with two investment banking firms, one of which was Houlihan Lokey, for the purpose of retaining a firm to assist the Company with the transaction and provide a fairness opinion if a transaction was agreed upon, but a firm was never retained for such purpose.  Negotiations continued with Evercore until March 2005 when an administrative law judge in the Company’s rate case before the PUCT recommended that the Company’s rates be decreased as described in the next paragraph. After that recommendation, Evercore advised the Company that it no longer had an interest in proceeding with the transaction.

On March 17, 2005 the Company, announced that the administrative law judges in the Company’s pending proceedings before the PUCT relating to the Company’s rates issued a proposal for decision recommending a 7.49% rate decrease. If adopted by the PUCT, the recommended rate decrease would have represented an annual revenue decrease of approximately $5 million. The Company also indicated that it would request that the PUCT reject the recommendation and instead grant a rate increase that had been requested by the Company. On that date, the share price of the Company’s common stock closed at $26.90 per share.

On May 9, 2005, a business acquaintance of Mr. Pruitt telephoned him to tell him about LGB, its background and investments it had previously made.  He inquired as to whether Mr. Pruitt would be interested in discussing an acquisition by LGB.  Mr. Pruitt indicated that he would be interested, and an initial meeting was arranged for May 18, 2005.

At this initial meeting, Messrs. Pruitt and West and Mr. Lyon, our secretary and general counsel, met with J. Russell Triedman, a principal of LGB. The parties discussed general terms of a possible transaction and their views of the Company’s future activities.  A confidentiality agreement was subsequently executed on May 20, 2005, and the Company and LGB began engaging in extensive due diligence.  From that time, there were frequent discussions between Company personnel and LGB personnel regarding due diligence issues, and Messrs. West and Triedman had telephone conversations regularly during this time to discuss the status of the transaction and various issues.

On June 1, 2005, Messrs. Pruitt and West met with Mr. Triedman and two of his colleagues to discuss various issues regarding a potential proposal.  On June 3, 2005, the Company entered into an exclusivity agreement with LGB.  Although the Company’s board of directors had previously authorized management to proceed with discussions as it deemed appropriate, Mr. West called all the directors to determine whether they were all in agreement with this action before executing the exclusivity agreement.  After this agreement was executed, and while due diligence was ongoing, on June 8, 2005, Messrs. Pruitt, West and Lyon and Russell Jones, a director and chairman of our executive committee, met with Mr. Triedman and Alan Goldberg and Robert Lindsay of LGB as part of the Company’s due diligence.  They discussed LGB’s plans for the future and investments LGB had made in the past.

On June 20, 2005, the Company announced that at a hearing of the PUCT to consider the administrative law judges’ recommended rate decrease, the commissioners had indicated they would reject that recommendation and instead allow a 1% to 2% rate reduction for the Company.  On June 20, 2005, the share price of the Company’s common stock closed at $17.95 per share. On August 5, 2005, the PUCT confirmed these statements by issuing an order providing for a base rate decrease of just over 2%.

On July 7, 2005, the board of directors adopted a charter for a special committee and appointed Mr. Jones, Sammy D. Buchanan, Floyd L. Ritchey and Michael D. Schaffner, each an independent director, as the members.  The board authorized the special committee to negotiate, approve or reject the share exchange and related party transactions, subject to restrictions on the ability of the special committee to approve matters if approval was specifically designated as beyond the authority of the committee by law or by the articles or bylaws of the Company.  If approval was not allowed, the special committee was empowered to recommend to the board of directors whether to approve the matter.

The board also authorized the special committee to select and retain counsel, financial advisors and other experts or consultants and to terminate and replace any such person retained by it.

On July 27, 2005, the special committee met for the first time and elected Mr. Jones as chairman. After interviewing other counsel, the special committee retained Munsch Hardt Kopf & Harr, P.C., which we refer to as “Munsch Hardt,” to represent it.  At this meeting, Munsch Hardt discussed with the special committee the fiduciary duties of directors, and confirmed the independence of each member of the special committee.  Munsch Hardt explained the processes that likely would be involved in the negotiation and evaluation of any transaction and the key issues that were likely to arise in the process.

At this meeting, the special committee also interviewed several investment bankers. Following presentations by several investment bankers, the special committee decided to reconvene on July 28, 2005 by telephone to reach a decision.  In this telephonic meeting, the special committee selected Houlihan Lokey as its financial advisor.  Houlihan Lokey had no prior relationship with the Company or any members of its management or board of directors other than the preliminary meeting with management discussed above.

On August 3, 2005, LGB delivered a preliminary proposal to the special committee, which included an estimated acquisition price in the range of $20-$21 per share.  On that date, the share price of the Company common stock closed at $19.00 per share.

On August 10, 2005, the special committee met with its advisors to discuss the preliminary proposal provided by LGB. Munsch Hardt discussed with the members of the special committee their duties and how those duties related to the terms set forth in the proposal, as well as with respect to additional terms that would likely end up in a definitive agreement, including the ability to consider other proposals, termination fees, closing conditions and other concepts.  Houlihan Lokey discussed the information they needed in order to evaluate any transaction that might be proposed by LGB.

Messrs. Pruitt, West and Lyon and Ms. Page were invited into the meeting to discuss and answer questions from the special committee and its advisors with respect to the condition of the current business, long-term prospects, trends, competition, access to capital, current shareholder mix, lack of liquidity for shareholders, status of debt and the Company’s relationship with its lender.  Management also provided details with respect to the various strategic alternatives previously considered, including organic growth, debt financings, acquisitions, securities offerings, private placements and sales of assets.  Management also discussed the current regulatory environment.  Most of these matters were already familiar to the members of the special committee from previous board discussions. The special committee decided to reconvene on August 11, 2005 to make a decision with respect to an appropriate response to the LGB proposal.

On August 11, 2005, the special committee met via teleconference, although Mr. Buchanan was unable to attend.  Following the meeting, the special committee, by unanimous written consent, authorized Munsch Hardt to communicate to LGB its interest in continuing discussions.

On August 22, 2005, the Company announced a delay in the filing of its report on Form 10-Q for the quarter ended June 30, 2005 beyond the period of time specified in the Form 12b-25 previously filed. The Company indicated that an income tax matter was under review and that the Company estimated $1,600,000 of potential additional expense.  On August 30, 2005, the Company announced that it would amend and restate its financial statements and other financial information contained in its report on Form 10-Q for the quarter ended March 31, 2005 and in its report on Form 10-K for the year ended December 31, 2004.  The Company stated that it expected additional income tax expense of $534,000 for the quarter ended March 31, 2005 and $1,907,000 for the year ended December 31, 2004.  On that date, the Company’s share price closed at $17.40 per share.

On September 14, 2005, the special committee met with Munsch Hardt and Houlihan Lokey to discuss valuation ranges of the Company and to review information prepared by management as well as by Houlihan Lokey for purposes of negotiating with LGB.  The special committee decided to reconvene by telephone on September 16, 2005 to make a determination of what action to take.

On September 16, 2005, the special committee met via teleconference and authorized Munsch Hardt to communicate to LGB its desire to pursue discussions with respect to a transaction that would be at $27.00 per share or higher.  Munsch Hardt communicated that information to Cravath, Swaine & Moore LLP, counsel to LGB, which we refer to as “Cravath,” and discussed other terms and provisions of a potential transaction.  On that date, the Company’s share price closed at $16.70 per share.

On September 19, 2005, after trading calls over the weekend and having a short conversation on September 18, 2005, Munsch Hardt and LGB had a conversation in which a meeting was requested by LGB with the special committee.

On September 20, 2005, the special committee, LGB, Houlihan Lokey, Munsch Hardt, Messrs. Pruitt, West and Lyon and Ms. Page met regarding the valuation of the Company and certain diligence items, including the number of shares outstanding, the restatement of financials and the position taken by the Company with respect to federal income taxes.  The special committee separately met with representatives of LGB and negotiated a price per share of $21.75, with discussions to continue on the other terms and provisions of the transaction.  On that date, the Company’s share price closed at $16.79 per share.

On September 24, 2005, Cravath delivered the first draft of the share exchange agreement to Munsch Hardt.

On September 26, 2005, the special committee executed a letter with Houlihan Lokey expanding its role of assistance to the special committee to include assisting in negotiation of the terms of the transaction and with respect to other matters after the share exchange was announced.

On October 2, 2005, Munsch Hardt and Cravath held a preliminary conference call in which the first draft of the share exchange agreement was discussed.

On October 3, 2005, the special committee met via telephone conference with Munsch Hardt to discuss the significant issues remaining to be decided in the share exchange agreement, including the definition of “material adverse effect,” the funding for the transaction, the condition that NewCorp obtain a revolving credit facility, the special committee’s ability to entertain other proposals, termination rights, termination fee and expense reimbursement provisions and the required shareholder approval.  The Committee and Munsch Hardt also discussed their understanding of the nature of the arrangements being negotiated between LGB and management, including that management would agree to waive any right to receive change of control payments in connection with the share exchange, and the need to review the specifics of those arrangements prior to final evaluation of the share exchange

From that time through the execution of the share exchange agreement, Messrs. Pruitt, West and Jones, Houlihan Lokey, Munsch Hardt, LGB and Cravath engaged in a series of telephone calls and meetings to negotiate these and other terms of the share exchange agreement.  In addition, Munsch Hardt, Mr. Lyon and Cravath negotiated the rollover agreement, the basic terms of which had previously been discussed between LGB and Mr. Pruitt (on behalf of himself, Mr. North, Mr. Prough and Ms. Page).  Messrs. Pruitt and West also continued to discuss the terms of management’s employment relationships, both internally with Messrs. North, Prough and Lyon and Ms. Page, and on their behalf with LGB.  Cravath and Mr. Lyon negotiated documentation evidencing these discussions.

On October 5, 2005, the Company filed its report on Form 10-Q for the quarter ended June 30, 2005 and amended and restated reports on Form 10-Q/A for the quarter ended March 31, 2005 and on Form 10-K/A for the year ended December 31, 2004.  On that date, the Company’s share price closed at $14.80 per share.

On October 31, 2005 drafts of the agreements that had been negotiated between LGB and members of the Company’s management were provided to Munsch Hardt and Houlihan Lokey by the Company.

During October 2005, our management evaluated the status of previous restricted share grants and stock that had been earned but was deferred under our stock for compensation plan. Based on this evaluation, our management concluded that the number of shares that would be acquired in the share exchange was lower than the number that had been assumed when the price of $21.75 was negotiated. Management believed that the price to be received by shareholders should be adjusted to reflect the lower number of shares and informed Houlihan Lokey and Munsch Hardt that the per share price should be increased to $22.59.

Shortly before the special committee meeting scheduled for the afternoon of November 3, 2005, Mr. West discussed the per share price to be received by shareholders with Mr. Triedman. Mr. Triedman informed Mr. West that, based on a number of factors regarding the Company, including uncertainties regarding contingencies, tax matters, the then-pending rate case and other matters found by LGB during its evaluation of the Company, LGB would not increase the per share price to be paid in the share exchange above $21.75.

Later in the day on November 3, 2005, the special committee, Houlihan Lokey and Munsch Hardt met.  Houlihan Lokey had provided materials to the committee members in advance of the meeting and led the special committee through its analysis of various valuation materials.  These materials evaluated the share exchange in the context of the per share exchange price of $22.59 that had been provided by management.  Mr. Jones reported that Mr. West had informed him that morning that LGB had insisted that the price per share would not be increased above $21.75. The special committee requested that Mr. Jones have a conversation with LGB to discuss the per share price and to determine the stated rationale for that price.  Munsch Hardt then led the special committee through the materials it had provided in advance of the meeting, including the material terms of the share exchange agreement, the restricted stock agreements, the rollover agreement, the principal shareholder agreement and the employment agreements.  On that date, the Company’s share price closed at $13.35 per share.

On November 4, 2005, the special committee, Houlihan Lokey and Munsch Hardt held a telephonic meeting.  Mr. Jones reported that he had discussed the price per share with Mr. Triedman the previous evening. Mr. Triedman had confirmed that LGB would not agree to an increase in the $21.75 price.  Houlihan Lokey provided an oral opinion to the special committee, subsequently confirmed in writing, that the $21.75 per share consideration to be received by the unaffiliated shareholders of the Company was fair from a financial point of view to such holders. The special committee then unanimously determined that the share exchange agreement and the transactions contemplated thereby were fair to the unaffiliated shareholders of the Company and recommended that the board of directors approve the share exchange agreement and declare that the share exchange agreement and the share exchange, on the terms and conditions set forth in the share exchange agreement, are fair to and in the best interests of the Company and its shareholders.  On that date, the Company’s share price closed at $13.40 per share.

Immediately following the conclusion of the special committee meeting, the entire board of directors met and received the recommendation of the special committee and then unanimously:

•                       approved the share exchange, the share exchange agreement and the transactions contemplated thereby, and

•                       determined that the share exchange agreement and the share exchange and the transactions contemplated thereby were fair to and in the best interests of the Company and its shareholders (and, in particular, were fair to the unaffiliated shareholders) and recommended that the shareholders and the shareholders’ trust approve the share exchange agreement and the share exchange, and

•                       determined that none of the transactions contemplated by the share exchange agreement, the rollover agreement or the principal shareholder agreement was subject to Article Fifteen of the Company’s articles of incorporation.

Reasons for the Special Committee’s and Board of Directors’ Recommendation of the Share Exchange

After careful consideration, by unanimous vote called for that purpose, the special committee determined that the share exchange, the share exchange agreement and the transactions contemplated thereby were fair to the unaffiliated shareholders of the Company and recommended that the board of directors approve the share exchange agreement.

The board of directors, which is composed of the members of the special committee and Messrs. Pruitt and West, by unanimous vote of all its members approved the share exchange agreement and determined that the share exchange, the share exchange agreement and the transactions contemplated thereby were fair to the unaffiliated shareholders of the Company. The  board of directors based its determination on the factors that were considered by the special committee, whose recommendation and analyses was adopted by the board of directors.

In the course of reaching its decision to recommend that the board of directors approve the share exchange agreement and its determination that the share exchange, the share exchange agreement and the transactions contemplated thereby were fair to the unaffiliated shareholders of the Company, the special committee consulted with its legal counsel and financial advisors and considered a number of factors that it believed supported its decision. The material factors were the following:

•                  The relationship between the $21.75 price per share to be paid in the share exchange and the recent market prices of our common stock. The $21.75 per share to be paid represented (1) a premium of approximately 62.9% over the closing stock price of $13.35 on the American Stock Exchange on November 2, 2005 (two trading days prior to the date on which the special committee made its determination); (2) a premium of approximately 51.7% over the average closing price of $14.34 for the 30 trading days prior to November 2, 2005; (3) a premium of approximately 37.3% over the average closing price of $15.84 for the 60 trading days prior to November 2, 2005; and (4) a premium of approximately 11.9% over the average closing price of $19.44 for the 180 trading days prior to November 2, 2005. The special committee was aware of and considered the fact that the $21.75 price per share represented a discount of approximately 6.0% to the average closing price of $23.15 for the one-year period prior to November 2, 2005 and a discount of 39% to the all-time historical high of our common stock of $35.50 during the second quarter of 2003. The special committee believed that share prices prior to the June 20, 2005 announcement of the PUCT’s decision in the pending proceedings regarding the Company’s rates and the August 30, 2005 announcement of the effects of the restatement of the Company’s financial statements were less relevant to the determination of the premium represented by the share exchange consideration than more recent market prices that reflected the potentially adverse effects of those developments. Since June 20, 2005, the highest closing price for the Company’s common stock has been $19.00 on August 3, 2005, the date on which LGB first delivered its preliminary proposal, including an estimated acquisition price in the range of $20-$21 per share, to the Company.

•                  Its belief that the share exchange was more favorable to shareholders than any other alternative reasonably available to the Company and its shareholders, including continuing to operate the business as a public company, because of the uncertain returns to such shareholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, its current regulatory rate estimates, and general industry, economic and market conditions, both on an historical and on a prospective basis. The specific risks considered by the special committee as potentially having an adverse effect on shareholder value in the future included (1) the difficult and uncertain regulatory environment as evidenced by the PUCT proceedings relating to the Company’s rates, which has hampered the Company’s attempts to raise capital since 2003, (2) the uncertain costs ultimately required to comply with the Sarbanes-Oxley Act of 2002 if the Company remains public, (3) the potential for the Company’s markets to become more competitive and (4) the liquidity issues that may arise when a material portion of the Company’s indebtedness matures in 2007, and the uncertainty as to the terms, if any, on which the Company may be able to refinance such indebtedness.

•                  The opinion of Houlihan Lokey to the special committee to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the share exchange consideration to be received by our unaffiliated shareholders pursuant to the share exchange agreement was fair, from a financial point of view, to such holders,which opinion was adopted by the special committee. The special committee also considered Houlihan Lokey’s presentation of its valuation analysis. In its review of the valuation analyses performed by Houlihan Lokey, the special committee did not weigh each analysis method prepared by Houlihan Lokey individually, but rather considered all of them taken as a whole. The full text of the Houlihan Lokey opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Houlihan Lokey in rendering its opinion, is attached to this proxy statement as Annex B. The Company, the board of directors and the special committee encourage shareholders to read the Houlihan Lokey opinion carefully and in its entirety.

•                  The financial and other terms and conditions of the share exchange agreement and the fact that they were the product of extensive negotiations between the parties.

•                  The fact that the share exchange consideration is all cash, so that the transaction allows our unaffiliated shareholders to immediately realize fair value, in cash, for their investment, without the requirement to pay brokerage commissions and provides such shareholders certainty of value for their shares.

•                  The fact that we, over the last few years, have explored various strategic alternatives to maximize shareholder value, including mergers, acquisitions, asset sales, debt financings and equity offerings.

•                  The fact that the limited volume of trading of the shares of our common stock may limit the ability of our shareholders to realize the current value of their investment.

•                  The fact that our current debt levels restrict our ability to raise additional capital.

•                  The fact that we are permitted under certain circumstances to furnish information to and conduct negotiations with third parties that make an alternative proposal and to terminate the share exchange agreement in order to complete a superior transaction.

•                  The availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Texas law, which allows such holders to seek appraisal of the fair value of their shares as determined by a Texas court (see “Dissenters’ Rights of Appraisal” and Annex C).

•                  The understanding, after consultation with professional advisors, that both the $1,000,000 termination fee (and the circumstances when such fee is payable) and the requirement to reimburse the Holding Company for certain expenses in the event the share exchange agreement is terminated under certain circumstances are reasonable and customary in light of the benefits of the share exchange, commercial practice and transactions of this size and nature.

The special committee and the board of directors each believes that sufficient procedural safeguards were and are present to ensure the fairness of the share exchange to our unaffiliated shareholders. These procedural safeguards identified by the special committee and the board of directors include the following:

•                  The fact that, other than the maintenance of the current indemnification obligations and the provision of directors and officers liability insurance for each director for six years from and after the effective time, the equity investments by the rollover participants in and with the Holding Company, the employment arrangements of directors who are also officers and the vesting of restricted shares that have not vested, the directors will not receive any consideration in connection with the share exchange that is different from that received by any other shareholder.

•                  The fact that the special committee made its evaluation of the share exchange agreement and the share exchange based upon the factors discussed in this proxy statement, independent of members of management, and with knowledge of the interests of the rollover participants and the other executive officers in the share exchange, including the restricted stock grants to be received in the Holding Company and of the terms of employment of the executive officers with the Company following the closing.

•                  The manner in which the negotiation of the share exchange agreement was conducted, including the fact that the special committee negotiated the price to be paid for the common stock independent of the views of the rollover participants, and that the other terms were determined with the advice and subject to the oversight of the special committee.

•                  The fact that the approval of the share exchange agreement will require a vote of two-thirds of the outstanding shares of our common stock entitled to vote on the matter, which will necessitate the approval by holders of more than 45% of all outstanding shares of common stock held by persons other than officers, directors or the shareholders’ trust.

The special committee and the board of directors considered a variety of risks and other potentially negative factors concerning the share exchange agreement and the share exchange, including the following:

•                  The risk that the share exchange might not be completed in a timely manner or at all.

•                  The fact that the Holding Company’s obligation to complete the share exchange is conditioned upon our receiving specified regulatory approvals.

•                  Under the terms of the share exchange agreement, the company is unable to solicit or encourage other acquisition proposals except as expressly permitted thereby.

•      The fact that unaffiliated shareholders will, if the share exchange is consummated, be required to surrender their shares involuntarily in exchange for a cash price determined by the Company and the Holding Company and, as a result, will not have the right to liquidate their shares at a time and price of their choosing.

•                  The fact that it might be possible, although subject to substantial uncertainty, that a new owner could contribute capital to the Company following a transaction to reduce indebtedness, and seek to increase rates based on a more conservative capital structure.

•                  The fact that an all cash transaction generally would be a taxable transaction to our shareholders for U.S. federal income tax purposes.

•                  The fact that the costs, fees and expenses incurred in connection with an acquisition offer, as well as change in control payments to certain members of management under their employment agreements, which have been waived only with respect to the share exchange, may discourage other competing acquisition offers from being made.

•                  The risks and costs to the Company if the share exchange does not close, including the diversion of management and employee resources, potential employee attrition and the potential effect on business and customer relationships.

•                  The fact that our shareholders (other than the executive officers, who will receive shares of the Holding Company as rollover participants or restricted shares of the Holding Company pursuant to their employment arrangements, or both) will lose the opportunity to participate in any of our future earnings or growth and will not benefit from any future appreciation in our value.

•                  The terms of management participation in the share exchange and the fact that certain members of management have interests in the transaction that are different from, or in addition to, those of our other shareholders.

•                  The restrictions on the conduct of our business prior to the completion of the share exchange, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the share exchange.

•                  The fact that our remedy under the share exchange agreement for monetary damages in connection with a breach of the share exchange agreement by the Holding Company is limited to reimbursement for certain expenses.

•      The fact that if the share exchange agreement is terminated under certain circumstances, the Company may be required to reimburse the Holding Company for its expenses up to $2,000,000 (or without limit if the agreement is terminated as the result of our default) and in certain circumstances (including as the result of our default) will also be obligated to pay a termination fee of $1 million.

In the course of reaching its decision to approve the share exchange agreement, neither the special committee nor the board of directors considered the liquidation value of the Company because it considered the Company to be a viable, going concern business and therefore did not consider liquidation value to be a relevant methodology. Further, neither the special committee nor the board of directors considered net book value, which is an accounting concept, as a factor because it believed that net book value is not an appropriate indicator of the value of the Company as a going concern but rather is indicative of historical costs. Our net book value per share as of

December 31, 2004 and September 30, 2005 was $20.67 and $21.47, respectively.

The foregoing discussion of the information and factors considered by the special committee and the board of directors is not intended to be exhaustive but includes all material factors considered by the special committee and the board of directors. In view of the variety of factors considered in connection with its evaluation of the share exchange, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Recommendation of the Board of Directors

After careful consideration, and based in part on the unanimous recommendation of the special committee, our board of directors, by unanimous vote of the board of directors:

•                  has determined that the share exchange agreement and the share exchange, upon the terms and conditions set forth in the share exchange agreement, are advisable, fair to and in the best interests of the Company and its unaffiliated shareholders;

•                  has approved the share exchange agreement; and

•                  recommends that the Company’s shareholders vote “FOR” the approval of the share exchange agreement.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

We (acting on behalf of the special committee) engaged Houlihan Lokey to assist the special committee in the negotiation of the terms of the transaction and to render an opinion to the special committee (or at the special committee’s election, to the entire board of directors of the Company) as to the fairness, from a financial point of view, to our unaffiliated shareholders of the $21.75 in cash per share to be received by such holders pursuant to the share exchange agreement.  For purposes of the opinion, the “unaffiliated shareholders” includes all shareholders of the Company, other than those shareholders who serve as an executive officer or on the board of directors of the Company.

The special committee retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is engaged in providing advisory services and rendering fairness opinions in connection with mergers and acquisitions.  Houlihan Lokey also provides business and securities valuations for a variety of regulatory and planning purposes, advisory services in connection with financial restructurings, and private placements of debt and equity securities. For each of the five consecutive years ended December 2000 through 2004, Houlihan Lokey was ranked by Mergers & Acquisitions as the top provider of fairness opinions, based on the number of announced and completed deals. Mergers & Acquisitions is published by Thomson Financial.

On November 3, 2005, Houlihan Lokey presented its analysis, some of which is described below, at the meeting of the special committee. Following such meeting, subsequent negotiations took place, and on November 4, 2005, Houlihan Lokey presented its updated analysis, and rendered to the special committee its opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the $21.75 in cash per share to be received by the unaffiliated shareholders pursuant to the share exchange agreement was fair, from a financial point of view to such shareholders.

The full text of the Houlihan Lokey opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Houlihan Lokey in rendering its opinion, is attached to this proxy statement as Annex B.  The Company, the board of directors and the special committee urge shareholders to read the opinion carefully and in its entirety.

The Houlihan Lokey opinion was provided to the special committee in connection with its consideration of the share exchange and addresses only the fairness, from a financial point of view and as of the date of the opinion, to our unaffiliated shareholders of the consideration to be received by such holders, and does not address any other aspect of the share exchange. The Houlihan Lokey opinion does not constitute a recommendation as to how any shareholder should vote on the share exchange or any matter relevant to the share exchange agreement.

In connection with the opinion, Houlihan Lokey conducted such studies, analyses and inquiries as it deemed appropriate under the circumstances.  Among other things, Houlihan Lokey:

•                  reviewed the Company’s Annual Reports on Form 10-K and 10-K/A for the fiscal years ended 2002, 2003 and 2004 and quarterly reports on Form 10-Q and 10-Q/A for the quarters ended March 31, 2005 and June 30, 2005;

•                  reviewed various state regulatory filings related to the Company’s rate case applications, including its Form 8-K filing dated March 17, 2005 containing the Texas’ Administrative Law Judge’s Proposal for Decision to the PUCT and the subsequent Order issued by the PUCT dated August 5, 2005;

•                  held discussions with various members of senior management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company;

•                  reviewed the financial information prepared by the Company’s management which was included and certified in the November 3, 2005 letters provided to Houlihan Lokey by Mr. West and Ms. Page, including the adjusted financial results for the twelve month period ended June 30, 2005, and certain forecasts and projections with respect to the years ending December 31, 2005 through December 31, 2009;

•                  reviewed copies of drafts of the transaction documents, including the share exchange, rollover and principal shareholder agreements, Mr. Pruitt’s retainer agreement, Mr. West’s employment agreement and the restricted stock agreements;

•                  reviewed the historical market prices and trading volumes for the Company’s common stock;

•                  reviewed the valuations of publicly traded companies that Houlihan Lokey deemed comparable in certain respects to the Company; and

•                  reviewed the financial terms of selected transactions involving companies in lines of business that Houlihan Lokey deemed comparable in certain respects to the business of the Company.

In performing its engagement, Houlihan Lokey did not receive any instructions from us or our affiliates, the special committee or our board of directors, other than to render its opinion as to the fairness of the consideration to the unaffiliated shareholders from a financial point of view. No limitation on the scope of Houlihan Lokey’s investigations was imposed by us or our affiliates, special committee or board of directors.

In connection with rendering the opinion, Houlihan Lokey performed certain financial, comparative and other analyses as summarized below. The following summary, however, is not a complete description of the analyses performed by Houlihan Lokey. The preparation of Houlihan Lokey’s opinion involved various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the circumstances relating to the share exchange. Therefore, Houlihan Lokey’s opinion is not readily susceptible to a complete summary description. Furthermore, in arriving at its opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. None of the Company, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. The estimates contained in the analyses of Houlihan Lokey are not, and do not purport to be, necessarily indicative of actual values or an accurate prediction of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, the analyses of Houlihan Lokey relating to our value and the value of our common stock are not, and do not purport to be, appraisals and do not, reflect the prices at which the Company or our common stock actually may be sold.

The following is a summary of the material financial and comparative analyses performed by Houlihan Lokey that were presented to the special committee on November 3 and November 4, 2005 (as modified to reflect the per share price of $21.75) in connection with the delivery of its opinion. The order of analyses described, and the results of those analyses, do not necessarily represent the relative importance or weight given to those analyses by Houlihan Lokey. Some of the summaries of the financial analyses performed by Houlihan Lokey include information presented in tabular format.  The tables alone do not constitute a complete description of the financial analyses. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Houlihan Lokey’s financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

The summary below is qualified by reference to the complete written presentation, a copy of which has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the share exchange. A complete copy of Houlihan Lokey’s presentation also will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested shareholder of the Company or any representative of such shareholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

Valuation Analysis

Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, to our unaffiliated shareholders of the $21.75 in cash per share to be received by such holders pursuant to the share exchange agreement. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion.  This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex B to this proxy statement.  Houlihan Lokey utilized each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given the accessibility of comparable publicly-traded companies, available information regarding similar change of control transactions and the availability of forecasts from management of the Company.  No one methodology was considered to be more appropriate than any other methodology, and therefore Houlihan Lokey utilized all of the aforementioned methodologies in arriving at its conclusion.

Houlihan Lokey’s analyses and reviews included the calculation and comparison of the following: (i) a review of the Company’s stock price as observed in the public market; (ii) an analysis of the value of the Company’s stock as estimated by Houlihan Lokey; and (iii) the value of the Company’s stock as determined by the share exchange agreement.

Public Market Pricing. Houlihan Lokey reviewed the historical market prices and trading volumes for the Company’s common stock prior to the announcement of the proposed share exchange, and reviewed publicly-available analyses, news articles and press releases relating to the Company.  Houlihan Lokey also reviewed the Company’s closing stock price as of November 2, 2005, which was two trading days prior to the announcement of the proposed share exchange, and represented the date the analysis was completed in order to provide the members of the special committee with the materials in advance of the meeting on November 3, 2005. In addition, Houlihan Lokey reviewed the Company’s average closing stock price over the 30-day, 60-day, 180-day, and 1-year periods ending on November 2, 2005.  The resulting indicated range of average public market prices, as observed by Houlihan Lokey, was $13.35 to $23.15 per share.

The offering price of $21.75 for each share in the share exchange agreement represents: (i) a premium of approximately 62.9% over the closing stock price of $13.35 on the American Stock Exchange on November 2, 2005 (two trading days prior to the date on which the board of directors approved the share exchange); (ii) a premium of approximately 51.7% over the average closing price of $14.34 for the 30 trading days prior to November 2, 2005; (iii) a premium of approximately 37.3% over the average closing price of $15.84 for the 60 trading days prior to November 2, 2005; (iv) a premium of approximately 11.9% over the average closing price of $19.44 for the 180 trading days prior to November 2, 2005; and (v) a discount of approximately 6.0% to the average closing price of $23.15 for the one-year period prior to November 2, 2005.

Houlihan Lokey performed the following analyses:

Market Multiple Methodology.  The market multiple methodology derives implied value based upon the valuation multiples observed from publicly-traded comparable companies. Houlihan Lokey searched for those companies that derive a significant portion of their revenues from the transmission and distribution of electrical services to customers in smaller or rural markets.  Houlihan Lokey selected those publicly-listed companies that exhibited attributes similar to those of the Company (e.g. similar rural or small municipal markets served, no electrical generation assets, regulated operations, etc.), and with market capitalizations similar to those of the Company (e.g. under $200 million, or in the case of certain larger publicly-listed utility holding companies, those companies with subsidiary operations similar in size to the Company).

Multiples for the Company were determined through an analysis of the publicly traded companies listed below, collectively referred to as the comparable public companies, that were deemed by Houlihan Lokey to have operational and economic similarity with our principal business operations. Houlihan Lokey reviewed certain financial information of the publicly-traded comparable companies, and earnings multiples were calculated for the comparable public companies based on daily trading prices. A comparative analysis between the Company and the comparable public companies formed the basis for the selection of appropriate risk-adjusted multiples for the Company. The comparative analysis incorporated quantitative and qualitative factors which relate to, among other things, the nature of the industry in which the Company and the comparable public companies are engaged. The comparable public companies selected by Houlihan Lokey in connection with its market multiple analysis were Central Vermont Public Service Corporation, Florida Public Utilities Company, Green Mountain Power Corporation, Maine & Maritimes Corporation, Unitil Corporation, Energy East Corporation, NorthWestern Corporation and NSTAR.

Based on the most recent publicly-available information, Houlihan Lokey calculated certain financial ratios for the publicly-traded comparable companies.  These financial ratios include the multiples of: (i) enterprise value (“EV”), the equity value of the comparable company (defined as the comparable company’s stock price multiplied by the number of fully-diluted common shares outstanding) plus preferred securities plus all interest-bearing debt less cash, to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest twelve-month period; (ii) EV to earnings before interest and taxes (“EBIT”) for the latest twelve-month period; and (iii) price per share of the equity of the comparable company to net earnings per share (“Price/Earnings”) for the latest twelve-month period.

The analysis showed that the multiples for the latest twelve-month period exhibited by the publicly-traded comparable companies as of November 1, 2005, were as follows:

	EV/ EBITDA	EV/ EBIT	Price/ Earnings
Low	6.1x	10.4x	10.1x
Median	7.3x	12.1x	16.0x
Mean	7.2x	12.3x	15.9x
High	8.3x	14.9x	22.6x

Houlihan Lokey derived indications of the EV of the Company by applying selected earnings multiples to certain adjusted operating results of the Company for the latest twelve-month period ended June 30, 2005.  The Company’s operating results for the twelve-month period ended June 30, 2005 were adjusted for (i) the elimination of recognition of revenue in the current period that related to prior period power costs; (ii) the elimination of residential late fee income amounts not allowed under PUCT rules (and subject to refund); (iii) the elimination of non-recurring insurance payback amounts; (iv) the pro forma impact of the rate reduction order entered by the PUCT on August 5, 2005; (v) the reversal of prior period unbilled revenue charges; (vi) the elimination of non-recurring charges to power costs related to overcollection; (vii) the elimination of charges related to stock compensation expenses; (viii) the elimination of certain nonrecurring items related to vehicle maintenance, public relations, legal expenses and other non-recurring costs; (ix) the elimination of current period property tax accruals related to prior periods; and (x) the add-back of recurring non-operating income related to third-party rental income from the Company’s headquarters and recognized income from other associated organizations.  These adjustments resulted in a net aggregate increase in EBITDA and in EBIT for the twelve-month period ended June 30, 2005 of approximately $0.5 million.  The range of multiples selected by Houlihan Lokey, as described in the paragraph preceding the above table, were then applied to the Company’s adjusted operating results for the twelve-month period ended June 30, 2005, to determine indications of EV for the Company.

For the EBITDA and EBIT market multiple approaches, both of which assume that the Company has interest rates on its debt similar to those of the publicly traded comparables, Houlihan Lokey adjusted the derived EV to allow for “market” interest rates on its debt by adding the present value of the tax-affected difference between the Company’s forecast interest expense and the Company’s theoretical interest expense assuming market rates.  This adjustment was deemed necessary by Houlihan Lokey to account for the incremental value provided by the Company’s current favorable (i.e. below-market rate) financing arrangements with CFC.  This adjustment was not deemed necessary for the net earnings approach, as the value of the Company’s favorable interest rate debt with CFC was already reflected in the Company’s net earnings. After providing for these adjustments, Houlihan Lokey determined that, under the market multiples method of analyses, the Company had an enterprise value from operations of approximately $145.0 million to $150.0 million.

Comparable Transaction Methodology. Houlihan Lokey reviewed the multiples exhibited in certain recently announced change of control acquisitions of selected companies that derive a significant portion of their revenues from the transmission and distribution of electrical services for which purchase price multiples were available and which Houlihan Lokey deemed relevant based upon similarity of operations to the Company.  The comparable transactions selected by Houlihan Lokey in connection with its comparable transaction analysis were (i) the proposed acquisition of PacifiCorp by MidAmerican Energy Holdings Company; (ii) the proposed merger of Cinergy Corp. with Duke Energy Corporation; (iii) the proposed acquisition of Public Service Enterprise Group Incorporated by Exelon Corporation; and (iv) the acquisition of TNP Enterprises, Inc. by PNM Resources, Inc. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

	EV/ EBITDA	EV/ EBIT	Price/ Earnings
Low	8.6x	11.6x	13.5x
Median	9.2x	13.8x	17.5x
Mean	9.6x	14.5x	17.7x
High	11.4x	18.9x	22.3x

Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of EBITDA, EBIT and net earnings paid for companies in similar businesses as the Company.  Houlihan Lokey derived indications of the EV of the Company by applying selected EBITDA, EBIT and net earnings multiples to the adjusted operating results of the Company for the twelve-month period ended June 30, 2005.  For the EBITDA and EBIT multiple approaches, both of which assume that the Company has interest rates on its debt similar to those of the transaction comparables, Houlihan Lokey adjusted the derived EV to allow for “market” interest rates on its debt by adding the present value of the tax-affected difference between the Company’s forecast interest expense and the Company’s theoretical interest expense assuming market rates. This adjustment was deemed necessary by Houlihan Lokey to account for the incremental value provided by the Company’s current favorable financing arrangements with CFC.  This adjustment was not deemed necessary for the net earnings approach, as the value of the Company’s favorable interest rate debt with CFC was already reflected in the Company’s net earnings.  Houlihan Lokey then subtracted from the derived EV range an amount equal to the estimated payments due to certain members of the Company’s management team in a change of control scenario under their existing employment agreements. Based on the above comparable transaction analyses (and subsequent adjustments), the resulting indications of the enterprise value of the operations of the Company ranged from approximately $150.0 million to approximately $155.0 million.

No company, transaction or business used in the market multiple analysis or the comparable transaction analysis as a comparison is identical to the Company or the proposed share exchange.  Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, selected transactions or the business segment, company or transactions to which they are being compared.  The analyses were prepared solely for the purpose of Houlihan Lokey providing its opinion to the special committee as to the fairness, from a financial point of view, of the consideration to be received by the Company’s public shareholders pursuant to the share exchange agreement.

Discounted Cash Flow Methodology.  Houlihan Lokey utilized certain financial projections prepared by the Company’s management with respect to the fiscal years ending December 31, 2005 through 2009. Using the forecasts prepared by management of the Company, Houlihan Lokey determined the Company’s equity value by first deriving free cash flows to equity holders (defined as adjusted operating earnings less taxes and interest expense, plus depreciation and amortization and less capital expenditures and debt amortization) and discounting these cash flows to the present value. Houlihan Lokey applied risk-adjusted equity discount rates ranging from 14.0% to 15.0% to the projected free cash flows. To determine the equity value of the Company at the end of the projection period, Houlihan Lokey applied a multiple range of 15.75x to 16.75x to the Company’s projected net income for the fiscal year ending December 31, 2009 (or the “terminal year”), and then discounted this value to the present at the same discount rate range of 14.0% to 15.0%.  Houlihan Lokey’s selection of the equity discount rate was based upon an assumed capital structure of 75% debt and 25% equity, and the observed equity and debt costs of capital of selected publicly traded comparable companies mentioned above, including Central Vermont Public Service Corporation, Florida Public Utilities Company, Green Mountain Power Corporation, Maine & Maritimes Corporation and Unitil Corporation.  This analysis specifically excluded three of the previously selected comparable companies - Energy East Corporation, NorthWestern Corporation and NSTAR – which were not deemed as reasonable comparables for purposes of determining a cost of capital, based on their significantly larger market capitalizations compared to the Company’s. To arrive at the indicated enterprise values, the Company’s total current debt obligations were added to the derived equity values and adjusted for the estimated change of control payments (as described above). Based on the financial projections and this analysis, the resulting indications of the enterprise value of the operations of the Company, as estimated by Houlihan Lokey, ranged from approximately $149.0 million to $150.0 million.

Summary of Analysis.  Based upon the various analyses and methodologies described above, Houlihan Lokey derived an implied enterprise value range for the Company of approximately $147.5 million to $152.5 million.  To arrive at an indicated equity value, certain adjustments were then made to the indications of enterprise value, including (i) adding estimated excess cash (defined as all cash or equivalents in excess of $5 million); (ii) subtracting total current funded debt obligations; (iii) adding the estimated net present value of the Company’s current NOL tax asset and estimated cash tax refunds to be received; (iv) subtracting customer cash refunds due; (v) adding the value of certain third party notes receivable; (vi) adding the estimated net present value of the Company’s rate case cost recovery, per the order received from the PUCT on August 5, 2005; and (vii) adding or subtracting the estimated net cash proceeds associated with certain pending litigation.  This analysis resulted in an estimated range of equity values for the Company of approximately $22.8 million to $28.5 million, implying a per share value of $13.17 to $16.42 per common share of equity, based on fully diluted shares outstanding.

The following table illustrates the indications of value estimated by Houlihan Lokey based on the Market Multiple Methodology, Comparable Transaction Methodology and Discounted Cash Flow Methodology, and adjusted as described above (values in millions, except per share values):

	Current Share Price	Market Approach		Transaction Approach		DCF Approach
	at 11/2/2005	Low	High	Low	High	Low	High	Transaction

Indicative Equity Value	$23.1	$20.3	$26.0	$25.3	$31.0	$24.3	$26.0	$37.7
Fully Diluted Shares Outstanding	1.7	1.7	1.7	1.7	1.7	1.7	1.7	1.7
Implied Per Share Value	$13.35	$11.72	$14.97	$14.61	$17.86	$14.03	$14.97	$21.75

As part of its valuation analysis, Houlihan Lokey also considered the impact of a hypothetical increase in future earnings resulting from the PUCT granting the Company a future rate increase.  In this scenario, Houlihan Lokey’s valuation for the Company under the market multiple and discounted cash flow methods increased by approximately $20 million.  The implied premium represented by the proposed exchange consideration is equal to approximately 50% to 70% of this hypothetical, implied incremental value. Houlihan Lokey has been informed by the Company that (i) the Company expects the current rate case proceeding to result in a rate decrease of approximately 2% (consistent with the PUCT order issued August 5, 2005) rather than an increase, and (ii) the Company is not filing for a rate increase as part of the acquisition.  It is important to note that any change in rates would be subject to significant regulatory examination and approval, thereby creating substantial uncertainty as to the amount and timing of any request for a rate increase by the Company and the subsequent approval of such an increase, and there is no guarantee that such a rate increase would be granted.

Determination of Fairness.  After determining the equity value of the Company, on a per-share basis, Houlihan Lokey noted that the consideration of $21.75 per share, without interest, as provided for in the proposed share exchange, exceeds the indications of value that are the result of Houlihan Lokey’s reviews and analyses.  Accordingly, subject to the assumptions, limitations and qualifications set forth in its written opinion, Houlihan Lokey determined that the $21.75 in cash per share to be received by our unaffiliated shareholders pursuant to the share exchange agreement was fair, from a financial point of view to such holders.

As a matter of course, the Company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections.  These financial projections were prepared by the management of the Company based on assumptions regarding the Company’s future performance. The financial projections were prepared under market conditions as they existed during October 2005.  The financial projections do not take into account any circumstances or events occurring after the date they were prepared.  In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including without limitation such changes as may occur as a result of the factors identified by the Company in its other filings with the SEC, may cause the financial projections or the underlying assumptions to be materially inaccurate.  As a result, the financial projections are not necessarily indicative of future results. See “Special Factors—Certain Projections” on page 39.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the adjusted financial data, financial forecasts and projections) furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and has not assumed any responsibility with respect to such data, material and other information.  In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the adjusted financial information and the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the current and future financial results and condition of the Company, and Houlihan Lokey has expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based.  Further, Houlihan Lokey relied upon and assumed, without independent verification, that other than the previously mentioned PUCT order entered on August 5, 2005, which Houlihan Lokey considered in its analysis, there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since June 30, 2005, and that there is no, and Houlihan Lokey was assured by management of the Company that it is not aware of any, information or facts that would make the information reviewed by Houlihan Lokey incomplete or misleading.

Furthermore, Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor was Houlihan Lokey provided with any such appraisal or evaluation.  Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, material claims, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject.  The opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.  If any such matters were considered in the opinion, the conclusions reached herein could be materially affected.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to all agreements (including the share exchange agreement) and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the share exchange will be satisfied without waiver thereof, and (d) the share exchange will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto, waivers thereof or any adjustment to the per share price of $21.75 (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise).  Houlihan Lokey has also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the consummation of the share exchange will be obtained and that no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the share exchange.  Additionally, Houlihan Lokey has further assumed that all governmental and regulatory consents and approvals that are required to consummate the share exchange by FERC pursuant to the Federal Power Act, the SEC under the Securities Act and the applicable state public utility commissions will be obtained without undue delay and in such a way as not to affect adversely the economics of the transaction.

The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion. Subsequent events that could materially affect the conclusions set forth in the opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the share exchange; and the failure to consummate the share exchange within a reasonable period of time.

The opinion has been furnished for the use and benefit of the special committee in connection with its consideration of the share exchange and is not intended to, and may not be used, for any other purpose, without Houlihan Lokey’s express, prior written consent. The opinion is not intended to be, and does not constitute, a recommendation to any of the Company’s shareholders as to how such shareholder should vote with respect to the share exchange. The opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and Houlihan Lokey’s engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the share exchange are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of the Company or the Company’s affiliates.

Houlihan Lokey was not requested to opine as to, and the opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the share exchange, (ii) the fairness of any portion or aspect of the share exchange not expressly addressed in the opinion, (iii) the fairness of any portion or aspect of the share exchange to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the opinion, (iv) the relative merits of the share exchange as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the degree to which the amount and nature of the compensation from the share exchange benefits any individual officers, directors, employees or class of such persons, relative to the benefits to the shareholders of the Company, (vi) the tax or legal consequences of the share exchange to the Company, its security holders or any other party, (vii) the solvency or fair value of the Company or any other participant in the share exchange under any applicable laws relating to bankruptcy, insolvency or similar matters, or (viii) whether the consideration in the share exchange represents the highest price per share available to the shareholders if Houlihan Lokey were requested to solicit indications or offers from third parties.  Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

It should be understood that subsequent developments may affect the conclusions expressed in the opinion if the opinion were rendered as of a later date, and Houlihan Lokey disclaims any obligation to advise any person of any change in any manner affecting the opinion that may come to Houlihan Lokey’s attention after the date of the opinion.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the share exchange, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company.  The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

The Company will pay Houlihan Lokey customary fees for its engagement to render its fairness opinion and assist the special committee in the negotiation of the terms of the transaction.  Houlihan Lokey’s fee for such services (including delivery of its fairness opinion) was not contingent upon the consummation of the proposed share exchange or the conclusions reached by Houlihan Lokey in its written opinion.  The Company has agreed to indemnify and hold harmless Houlihan Lokey, its affiliates or any employee, agent, officer, director, attorney, shareholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with their engagement by the Company.

Additional Information. Houlihan Lokey consented to inclusion of its fairness opinion and the summary of its fairness report in this proxy statement.

Houlihan Lokey’s opinion was one of many factors taken into consideration by the board of directors and the special committee in making their determinations to approve the share exchange and should not be considered determinative of the views of the board of directors or management, or the special committee, with respect to the share exchange or the share exchange consideration.

Position of Executive Officers as to Fairness

Each of our executive officers, other than Mr. Pruitt, will continue to as officers, and Messrs. Pruitt and West will continue as directors, of the Company after the share exchange and will receive certain equity securities of the Holding Company. Accordingly, under an interpretation of the rules of the Securities and Exchange Commission, such persons may be deemed to be “affiliates” of the Company  who are required to state their beliefs concerning the fairness of the share exchange to the unaffiliated shareholders of the Company.

Messrs. Pruitt and West

Each of Messrs. Pruitt and West believes that the share exchange agreement and the transactions contemplated thereby are fair to our unaffiliated shareholders.

As members of our board of directors,  Messrs. Pruitt and West reviewed the merits of the transaction carefully and considered all the material positive factors and material negative factors and procedural considerations considered by the special committee and the board of directors in order to form an opinion as to the advisability and fairness of the share exchange. Messrs. Pruitt and West did not participate in the deliberations of the special committee regarding, and did not receive advice from the special committee’s professional advisors as to, the fairness of the share exchange to the unaffiliated shareholders of the Company. Messrs. Pruitt and West have based their beliefs as to the fairness of the share exchange on the same factors described under  “Special Factors - Reasons for the Special Committee’s and Board of Directors’ Recommendation of the Share Exchange.” Messrs. Pruitt and West each adopted the conclusions and analyses of the special committee and the board of directors as to the fairness of the share exchange. Messrs. Pruitt and West did not adopt the conclusions and analyses contained in Houlihan Lokey’s fairness opinion, but did consider the fact that Houlihan Lokey’s fairness opinion was delivered to the special committee. In their determination as to the fairness of the share exchange to the unaffiliated shareholders of the Company, Messrs. Pruitt and West also considered the fact that all of the Company’s non-employee directors voted in favor of the share exchange.

Neither Mr. Pruitt nor Mr. West has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the share exchange to our unaffiliated shareholders. Due to the variety of factors considered, neither Mr. Pruitt nor Mr. West assigned relative weights to the factors considered by them or determined that any factor was of particular importance. Nevertheless, they believe that the factors they considered, after taking into account substantive and procedural considerations, provide a reasonable basis for their belief that the share exchange is fair to the unaffiliated shareholders of the Company.

Other Executive Officers

Each of our other executive officers, Messrs. North, Lyon and Prough and Ms. Page, believes that the share exchange agreement and the transactions contemplated thereby are fair to our unaffiliated shareholders.

Messrs. North, Lyon and Prough and Ms. Page are not members of our board of directors and did not participate in the deliberations of the special committee or board of directors regarding, and did not receive advice from the special committee’s professional advisors as to, the fairness of the share exchange to the unaffiliated shareholders of the Company.  However, each of Messrs. North, Lyon and Prough and Ms. Page has reviewed the statements made in this Proxy Statement. Based on this review and their own knowledge of available information regarding the Company, as well as discussions with Messrs. Pruitt and West and certain members of the special committee regarding the factors considered by, and findings of, the special committee and board of directors described under  “Special Factors - Reasons for the Special Committee’s and Board of Directors’ Recommendation of the Share Exchange,” each believes, after taking into account the same substantive and procedural considerations described under  “Special Factors - Reasons for the Special Committee’s and Board of Directors’ Recommendation of the Share Exchange,” that the share exchange is fair to the unaffiliated shareholders. Each of them also considered the fact that all of the Company’s non-employee directors voted in favor of the share exchange and the fact that Houlihan Lokey’s fairness opinion was delivered to the special committee.

                                                None of Messrs. North, Lyon and Prough and Ms. Page has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the share exchange to our unaffiliated shareholders. Due to the variety of factors considered, none of such individuals assigned relative weights to the factors considered by them or determined that any factor was of particular importance. Nevertheless, each of them believes that the factors he or she considered, after taking into account substantive and procedural considerations, provide a reasonable basis for his or her belief that the share exchange is fair to the unaffiliated shareholders of the Company. This belief should not, however, be construed as a recommendation to any of our shareholders to approve the share exchange agreement.

Position of the Holding Company as to Fairness

Under an interpretation of the Exchange Act rules governing “going private” transactions, the Holding Company may be deemed to an affiliate of the Company that is engaged in a “going private” transaction. The Holding Company is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of the Holding Company as to the fairness of the share exchange is not a recommendation to any shareholder as to how the shareholders should vote on the share exchange.

For the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act, the Holding Company considered the fairness of the share exchange agreement and the share exchange and determined that the share exchange agreement and the share exchange are fair to unaffiliated shareholders.  The Holding Company reached this conclusion after considering a wide range of substantive and procedural facts.  The Holding Company did not participate in the deliberations of our board of directors or the special committee regarding, or receive advice from the special committee’s professional advisors as to, the substantive or procedural fairness of the share exchange, nor did the Holding Company engage its own financial advisor for this purpose.  The Holding Company considered the following material positive factors in particular in arriving at its conclusion:

•                  The price being paid for each share of our common stock in the share exchange represents a substantial premium to historic trading prices, including a premium of approximately 63% over the closing sale price of $13.35 on the American Stock Exchange on November 3, 2005.

•                  The unanimous approval of the share exchange and the share exchange agreement by a special committee of the board of directors comprised entirely of independent directors, after consultation with independent advisors.

•                  The fact that the special committee, in the course of its deliberations, received an opinion from Houlihan Lokey to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the share exchange consideration to be received by our unaffiliated shareholders pursuant to the share exchange agreement was fair, from a financial point of view, to such holders.

•                  The fact that the share exchange can be consummated only after receiving the affirmative vote of the holders of two-thirds of the outstanding shares of the Company’s common stock entitled to vote on the matter.

•                  Its belief that the share exchange will receive the required two-thirds vote only if the holders of more than 45% of all outstanding shares of the Company’s common stock held by persons other than officers, directors or the shareholders’ trust vote to approve the share exchange and the share exchange agreement.

•                  The fact that we are permitted under certain circumstances to furnish information to and conduct negotiations with third parties that make an alternative proposal and to terminate the share exchange agreement in order to complete a superior transaction.

•                  The availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Texas law, which allows such holders to seek appraisal of the fair value of their shares as determined by a Texas court (see “Dissenters’ Rights of Appraisal” and Annex C).

Based on information provided by us, the Holding Company believes that sufficient procedural safeguards were and are present to ensure the fairness of the share exchange to our shareholders (other than the rollover participants). These procedural safeguards include the following:

•                  the fact that the special committee made its evaluation of the share exchange agreement and the share exchange based upon the factors discussed in this proxy statement, independent of members of management, and with knowledge of the interests of the rollover participants and the other executive officers in the share exchange, including the restricted stock grants to be received in the Holding Company and of the terms of the employment of the executive officers with the Company following the closing of the transactions; and

•                  the manner in which the negotiation of the share exchange agreement was conducted, including the fact that the special committee negotiated the price to be paid for the common stock without the participation of the executive officers, and that the other terms were determined with the advice and subject to the oversight of the special committee.

Other than as set forth above, the Holding Company did not base its decision on the factors listed under “Special Factors – Reasons for the Special Committee’s and the Board of Director’s Recommendation of the Share Exchange.”

The foregoing discussion of the information and factors considered and given weight by the Holding Company in connection with the fairness of the share exchange agreement and the share exchange is not intended to be exhaustive. However, the Holding Company did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the share exchange agreement and the share exchange.  The Holding Company believes that these factors provide a reasonable basis for its belief that the share exchange is fair to the shareholders of the Company (other than the rollover participants). This belief should not, however, be construed in any way as a recommendation to any such shareholder as to whether such shareholder should vote in favor of the approval of the share exchange agreement.

While the Holding Company believes that the share exchange is substantively and procedurally fair to our unaffiliated shareholders, the Holding Company attempted to negotiate the terms of a transaction that would be most favorable to it, and not to our shareholders. Accordingly, the Holding Company did not negotiate the share exchange agreement with the goal of obtaining terms that were fair to our shareholders. Instead, the Holding Company negotiated the share exchange agreement with an objective which is potentially in conflict with the goal of obtaining a transaction that is fair to our shareholders.

Purposes, Reasons and Plans for Cap Rock Energy after the Share Exchange

The purpose of the share exchange for us is to enable our shareholders (other than the rollover participants to the extent they contribute their shares to the Holding Company as part of the rollover) to immediately realize the value of their investment in the Company through their receipt of the share exchange price of $21.75 per share in cash without interest, representing a premium to the market price of our common stock prior to announcement of the share exchange agreement. The special committee and the board of directors has determined, based upon the reasons discussed under “Special Factors—Reasons for Special Committee’s and the Board of Directors’ Recommendation of the Share Exchange,” that the share exchange agreement and the share exchange are fair to our unaffiliated shareholders. Our board of directors and executive officers believe that the opportunity to achieve $21.75 per share in the share exchange at this time is a superior alternative to continuing our business as a public company. This determination was made in light of the factors discussed under “Special Factors – Background of the Share Exchange” and “Special Factors - Reasons for the Special Committee’s and Board of Directors’ Recommendation of the Share Exchange,” including among other reasons, the historical inability to raise additional capital, the uncertainty of the Company’s regulatory environment, current debt levels and liquidity issues that may arise as debt matures, potential increased competition and recent trends in the market price of our common stock.

The share exchange also will allow our unaffiliated shareholders to realize liquidity in their investment, which up to now has been thinly traded and volatile. This is particularly true for shareholders holding relatively large numbers of our common stock, for whom transactions in significant numbers of shares are impractical because of the direct impact of each such trade on the trading volume and share price of our common stock.

Our executive officers also believe that by affiliating with the Holding Company, we will be able to increase our financial flexibility and access to capital. Also, the executive officers believe that by becoming a private company, we will be able to eliminate the expense and management time required to comply with the reporting requirements of the Securities Exchange Act and the additional requirements of the Sarbanes-Oxley Act.

For the Holding Company, the purpose of the share exchange is to allow its investors to own the Company. The transaction has been structured as a share exchange for cash in order to provide our shareholders (other than the rollover participants to the extent they contribute their shares to the Holding Company as part of the rollover) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of the Company without requiring the consent of our lender (which would be required if the transaction were structured as a merger) and with transaction costs that are lower than they would be in a two-step transaction.  The Holding Company does not intend to grant unaffiliated security holders access to its corporate files or to obtain counsel or appraisal services at its expense.

It is expected that, upon consummation of the share exchange, our operations will be conducted substantially as they currently are being conducted except that we will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly-traded equity securities, such as filing periodic and other public reports, conducting proxy solicitations and holding meetings of shareholders.  We will, however, continue to be regulated by the PUCT and other regulatory bodies.

The Holding Company has advised us that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the share exchange involving our corporate structure, business or management, such as a share exchange, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the share exchange, the Holding Company’s board of directors and management will continuously evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize our value.  It is also expected that the Holding Company may evaluate acquisitions of other utilities.  The Holding Company expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Share Exchange

If the share exchange agreement is approved by our shareholders and the other conditions to the closing of the share exchange are either satisfied or waived, the Holding Company will purchase all of the outstanding shares of our common stock (other than the shares held by us or exchanged by rollover participants). Such shares (other than shares held by shareholders who are entitled to and who properly exercise appraisal rights in compliance with all the procedures under Texas law) will be converted into the right to receive $21.75 in cash without interest. Following the share exchange, our entire equity will be owned by the Holding Company, which in turn will be owned by LGB and the rollover participants.

The share exchange agreement provides that at the effective time of the share exchange our 2001 Employee Stock Purchase Plan, 2001 Stock Incentive Plan and Stock for Compensation Plans, and all rights to receive additional shares of common stock under such plans or otherwise, will have been terminated.  All restricted stock granted to directors and employees that has not vested as of the effective time will automatically vest at that time.

In connection with the share exchange, the rollover participants will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of our shareholders generally. These benefits include the right and obligation to receive rollover shares prior to the consummation of the share exchange by contributing a portion of their shares of our common stock to the Holding Company.  These equity interests will be illiquid and subject to a shareholder agreement restricting the ability of the rollover participants and the future management participants to sell such equity.  Additionally, all of our executive officers have entered into agreements with the Holding Company which provide, among other things, for grants of restricted stock to such individuals.  These arrangements are described in more detail under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Share Exchange—Rollover Agreement.”

At the effective time of the share exchange, our current shareholders (other than the rollover participants, and the other executive officers who are receiving restricted stock awards) will cease to have ownership interests in the Company or rights as shareholders. Therefore, such current shareholders (other than the rollover participants, and the other executive officers who are receiving restricted stock awards) will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is quoted on the American Stock Exchange under the symbol “RKE.” As a result of the share exchange, we will be a privately-held corporation, and there will be no public market for our common stock. After the share exchange, the common stock will cease to be quoted on the American Stock Exchange. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable to us. After the effective time of the share exchange, we will also no longer be required to file periodic or other reports with the SEC.

As a Texas electric utility, we will continue to be subject to the jurisdiction of the PUCT, which generally has regulatory authority over rates, operations and services of an electric utility, and we will file all reports and information it requires.

At the effective time of the share exchange, our officers will be the current officers, other than Mr. Pruitt who will retire at the shareholders meeting and thereafter serve as an advisor and consultant. At that time our directors, except for Messrs. Pruitt and West, will retire and no longer be directors. Our articles of incorporation, as amended, and bylaws in effect immediately prior to the effective time of the share exchange will remain the articles of incorporation and bylaws.  It is expected, however, that the Holding Company will amend our articles of incorporation and by-laws after the share exchange, as we will be a wholly owned subsidiary of the Holding Company.  Pursuant to existing agreements and board policies, directors who retire from the board will have all shares of restricted stock previously granted to them vest and will continue to participate in the Company’s retiree health insurance program.

A benefit of the share exchange to the Holding Company, to the rollover participants and to the other executive officers, who are receiving restricted stock awards, is that our future earnings and growth will be for their benefit and not for the benefit of our current shareholders. These equity interests will be illiquid and subject to a shareholders agreement restricting the ability of the participants to sell such equity. The detriments to these investors are the lack of liquidity for our capital stock following the share exchange, the risk that we will decrease in value following the share exchange, and our payment of approximately $1.6 million in estimated fees and expenses related to the share exchange and financing transactions. See “Special Factors—Fees and Expenses of the Share Exchange.”

The benefit of the share exchange to our shareholders (other than the rollover participants to the extent they contribute their shares to the Holding Company as part of the rollover transaction) is the right to receive $21.75 in cash per share, without interest, for their shares of common stock. The detriments are that our shareholders (other than the rollover participants and the other executive officers to the extent they receive shares of the Holding Company) will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” on page 36.

Under the terms of the share exchange agreement, the Holding Company has generally agreed to cause the Company to indemnify current officers and directors of the Company for acts occurring at or before the effective time in accordance with the existing indemnification provisions of our articles of incorporation, bylaws and any other indemnification agreement between us and such persons, and provide for liability insurance for a period of six years from and after the effective time of the share exchange, subject to certain conditions.

Effects on the Company if the Share Exchange is Not Completed

In the event that the share exchange agreement is not approved by our shareholders or if the share exchange is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the share exchange. Instead, we will remain an independent public company and our common stock will continue to be quoted and traded on the American Stock Exchange. In addition, if the share exchange is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they are currently. These risks include, among other things, the nature of the electricity distribution and transmission industry on which the Company’s business depends, and general industry, economic and market conditions. There is also the possibility that liquidity issues may arise when a balloon payment of $26.4 million is due to CFC in the fourth quarter of 2007.  There can be no assurance that CFC will refinance the amount or as to the terms, conditions or interest rate of any refinancing.  To the extent CFC does not refinance this loan, we would need to seek additional third party financing, and there can be no assurance such financing would be available.

Accordingly, if the share exchange is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the share exchange agreement is not approved by our shareholders or if the share exchange is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

If the share exchange agreement is terminated under certain circumstances, we will be obligated to pay the Holding Company reimbursement of the Holding Company’s expenses incurred up to $2,000,000 (or without limit if the agreement is terminated as the result of our default) and in certain circumstances we will also be obligated to pay a termination fee of $1,000,000.  We will also be required to bear the expenses we have incurred in connection with the share exchange, subject to the Holding Company’s obligation to reimburse our reasonable expenses if the share exchange agreement is terminated as the result of a Holding Company breach. For a description of the circumstances triggering payment of the termination fee and reimbursement of the Holding Company’s expenses, see “The Share Exchange Agreement (Proposal No. 1)—Termination Fee” and “The Share Exchange Agreement (Proposal No. 1)—Reimbursement of Expenses.”

Source of Funds for the Share Exchange and Related Transactions

The total amount of funds necessary to complete the share exchange and the related transactions is anticipated to be approximately $36.1 million, consisting of (i) approximately $35.0 million to pay our shareholders the amounts due to them under the share exchange agreement, assuming that no shareholder validly exercises and perfects its appraisal rights, and (ii) approximately $1.6 million to pay related fees and expenses in connection with the share exchange.  The funds required to pay our shareholders will be provided by LGB pursuant to an equity commitment letter to the Holding Company delivered on November 4, 2005.  The Company expects to fund the fees and expenses related to the share exchange out of borrowings, additional contributions or its available cash-on-hand, which was $10.4 million on September 30, 2005, or a combination of these and other sources.

The above estimated expenditures may vary depending on the amount paid in exchange for shares held by shareholders, if any, that properly exercise appraisal rights under Texas law.

Revolving Credit Facility

It is a condition of the Holding Company’s obligation to complete the share exchange that NewCorp has obtained a revolving credit facility in the amount of $15,000,000. The Holding Company intends to obtain this revolving credit through a commitment letter dated November 4, 2005 to the Holding Company from Royal Bank of Canada, whom we sometimes call the “commitment party.” Pursuant to this commitment letter, Royal Bank of Canada has, subject to the terms and conditions thereof, committed to provide to NewCorp a five-year $15,000,000 revolving credit facility to be used after the closing for the general corporate purposes of the Holding Company and its subsidiaries. The Holding Company and NewCorp’s subsidiaries will be guarantors under the facility and the obligations of NewCorp and the guarantors will be secured by perfected first priority security interests in substantially all their assets. The documentation governing the facility has not been finalized.  In addition, Royal Bank of Canada has certain rights to change the terms of the revolving credit facility if necessary to ensure a successful syndication of the facility to other lenders.  Accordingly, the actual terms of the facility may differ from those described in this proxy statement.

The availability of the revolving credit facility is subject, among other things, to the satisfaction of certain closing conditions, including conditions relating to: (i) lack of a material adverse effect on the Company and its subsidiaries taken as a whole or on NewCorp, (ii) the absence of information materially inconsistent with previously provided information, (iii) execution of definitive documentation, (iv) delivery of certain financial information of the Company and its subsidiaries and of NewCorp, (v) certain conditions relating to NewCorp’s financial performance, (vi) effectiveness of the repeal of the Public Utility Holding Act, (vii) receipt of governmental and third party consents and approvals without materially adverse terms or conditions, (vii) consummation of the share exchange without material amendments or waivers, (viii) repayment of existing indebtedness and cancellation of outstanding security interests, (ix) material consistency with the sources and uses of the financing set forth in the commitment letter and (x) other customary conditions for secured revolving credit facilities.

If any portion of the facility under the revolving credit commitment letter becomes unavailable, the Holding Company will be required to use its commercially reasonable efforts to obtain alternative financing on terms that are not, in comparison to the terms contemplated by such commitment letter, adverse to the Holding Company or the Company within 30 days after the other conditions to the share exchange (other than receipt of required regulatory approvals) have been satisfied. If the Holding Company or the Company is unable to obtain alternative financing within such 30-day period, the Holding Company will not be obligated to close the share exchange because the Holding Company’s obligation under the share exchange agreement is conditioned upon NewCorp’s having obtained the revolving credit facility in accordance with the terms of the revolving credit commitment letter or otherwise. If any condition of the revolving credit facility is not satisfied, we cannot assure you that the commitment party will waive the condition or that alternative financing will be obtained.

Interests of the Company’s Directors and Executive Officers in the Share Exchange

In considering the recommendations of the special committee and the board of directors, our shareholders should be aware that our executive officers and members of our board of directors have interests in the transaction that are different from, and/or are in addition to, the interests of our shareholders generally. The members of the special committee of the board of directors are independent of and have no economic interest or expectancy of an economic interest in the Holding Company or its affiliates, and will not retain any economic interest in the Holding Company or in us following the share exchange, except for a continuing right to participate in our group health insurance programs in accordance with the existing plans. These members of the special committee evaluated the share exchange agreement and evaluated whether the share exchange is in the best interests of our shareholders. The members of the special committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the share exchange agreement and the share exchange and in recommending that the board of directors recommend to the shareholders that the share exchange agreement be approved.

Rollover Agreement

In connection with entering into the share exchange agreement, the Holding Company and each of Messrs. Pruitt, North and Prough and Ms. Page have entered into the rollover agreement, pursuant to which they will receive certain capital stock of the Holding Company, or “rollover” shares, immediately prior to the consummation of the share exchange by contributing a portion of their shares of our common stock to the Holding Company in return for such rollover shares.  Accordingly, such persons will continue to have an indirect interest in the Company after the share exchange, and thus will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s shareholders generally.  All other shares held by the rollover participants will be exchanged for $21.75 per share in cash on the same basis as shares held by our shareholders generally. The following table shows the shares held by each of the rollover participants and the number of shares to be rolled over or exchanged for cash consideration.

	Number of Shares of Common Stock Owned (1)	Number of Shares Rolled Over	Number of Shares to be Exchanged for Cash Consideration
David W. Pruitt	132,088	86,111	45,977
Ulen A. North, Jr.	37,947	12,469	25,478
Samuel C. Prough	28,000	13,220	14,780
Celia B. Page	22,000	7,589	14,411

(1)  Includes shares that have been voluntarily deferred by such individuals that will be issued upon consummation of the share exchange pursuant to our Stock for Compensation Plan. See “Special Factors – Stock Options, Restricted Stock and Deferred Stock Units.”

Mr. Pruitt’s Retainer Agreement

On November 3, 2005, we entered into a retainer agreement with Mr. Pruitt, and on November 4, 2005 we amended the agreement. Pursuant to his retainer agreement, Mr. Pruitt will continue to serve, under his current compensation arrangements, as chief executive officer until the special meeting. After the meeting, Mr. Pruitt will retire as chief executive officer and will become a non-employee advisor and consultant to the

Company. As an advisor and consultant, Mr. Pruitt will provide such consulting services as are requested by our president or our board of directors, will continue to serve on the board of directors and will receive a monthly retainer of $14,000. He will also be entitled to all benefits generally made available to board members and retirees who have 20 years of service, including continued health insurance benefits.

At the time we entered into the share exchange agreement, the Holding Company and Mr. Pruitt entered into a restricted stock agreement which, subject to completion of the share exchange, modified the retainer agreement and provided for the restricted stock grant described below.  Under the restricted stock agreement, after completion of the share exchange Mr. Pruitt’s monthly retainer will be increased to $19,000 and he will serve as a member of our board of directors without additional compensation.  If, after the closing of the share exchange, Mr. Pruitt’s services are terminated, or if he dies or becomes totally disabled, the Holding Company will cause Mr. Pruitt to be paid, in a lump sum, an amount equal to $35,000 times the number of months remaining until the end of the term. Mr. Pruitt will continue to be entitled to his benefits as a retiree.

On the day after the closing of the share exchange, Mr. Pruitt will be granted 54,438 shares of restricted stock of the Holding Company having a value of $1,184,037, based on the exchange consideration of $21.75 per share. The restricted shares granted to Mr. Pruitt will vest upon LGB achieving certain performance results on its investment in the Holding Company. Any shares that do not vest in accordance with the agreement will be forfeited. The terms of the restricted stock agreement were negotiated between Mr. Pruitt and representatives of the Holding Company based on a variety of factors, the most important of which was the value to Mr. Pruitt of the change in control payment he would be waiving in connection with the transaction.

Mr. West’s Employment Agreement

 On November 3, 2005, we entered into an employment agreement with Mr. West, and on November 4, 2005 we amended the agreement. Pursuant to the amended agreement, Mr. West will continue to serve as our president until the special meeting, after which he will remain as president and also succeed Mr. Pruitt as our chief executive. At the time we entered into the share exchange agreement, the Holding Company and Mr. West entered into an employment agreement which will replace his existing employment agreement with us on the date of the closing of the share exchange. Mr. West’s agreement with the Holding Company provides for his employment as president and chief executive officer of the Holding Company on terms substantially similar to the terms of his existing employment agreement with us and provides for the restricted stock grant described below. Mr. West will continue to receive his current salary of $236,946 per year or such greater amount as may be approved by the board, together with an annual salary adjustment that will be at least equal to any approved across the board salary adjustment for our employees. On the day following the closing of the share exchange, Mr. West will be entitled to a retention bonus from the Holding Company of $938,068 as an incentive for remaining employed through the closing and facilitating the consummation of the transactions contemplated in the share exchange agreement. Mr. West will also be entitled to such bonuses and other compensation as may be approved by the board of directors and to participate in all benefit plans applicable to employees. The agreement has an initial term of five years. Annually, commencing on the third anniversary of the contract, the term will be extended so that the remaining term is not less than three years unless either party has delivered a notice to terminate within the time periods specified in the contract.

On the day after the closing of the share exchange, Mr. West will be granted 18,497 shares of restricted stock of the Holding Company having a value of $402,309 based on the exchange consideration of $21.75 per share. The shares will vest and become transferable only if Mr. West achieves certain employment goals and LGB meets certain performance results on its investment in the Holding Company. Any shares that do not vest in accordance with the agreement will be forfeited. The terms of the restricted stock grant were negotiated between Mr. West and representatives of the Holding Company based on a variety of factors, the most important of which were the value to Mr. West of the change in control payment he would be waiving in connection with the transaction and the amount of Mr. West’s cash retention bonus.

Upon termination of Mr. West’s employment after closing of the share exchange, the Holding Company will, under certain circumstances, be obligated to pay Mr. West, in a lump sum, an amount equal to 2.5 times his then-current annual salary.  In such circumstances, the Holding Company will also pay Mr. West the amount it would have paid for the remainder of the calendar year for his pension, bonus and other compensation plans and health insurance.

Other Executive Arrangements

At the time we entered into the share exchange agreement, the Holding Company entered into restricted stock agreements with Messrs. North, Lyon and Prough and Ms. Page. Under these agreements, on the day after the closing of the share exchange, awards of restricted stock of the Holding Company will be made to such individuals as follows:

	Number of Shares Granted	Value of Restricted Stock Grant at $21.75 per Share
Ulen A. North, Jr.	29,540	$642,489
Ronald B. Lyon	28,768	625,705
Samuel C. Prough	17,416	378,802
Celia B. Page	16,981	369,344

The provisions governing vesting or forfeiture of the shares are the same as the provisions governing the restricted shares awarded to Mr. West. The Holding Company also agreed to pay Mr. Lyon a retention bonus on the day after the closing of the share exchange of $690,070 as an incentive for remaining through the closing and facilitating the consummation of the transactions contemplated in the share exchange agreement. The terms of these restricted stock agreements were negotiated between representatives of the Holding Company and Messrs. West and Pruitt, on behalf of Messrs. North, Lyon and Prough and Ms. Page, based on a variety of factors, the most important of which were the value to each individual of the change in control payment he or she would be waiving in connection with the transaction, and, in Mr. Lyon’s case, the amount of his retention bonus.  For purposes of the negotiations, shares of restricted stock in the Holding Company were valued at $21.75 per share.

Change in Control Payments

Upon entering into the agreements described above, each of our six executive officers surrendered any right under his or her existing employment agreement to receive any payment as the result of a change in control of the Company or any other award of equity in the Company.  This right was surrendered solely in connection with the share exchange and not for any alternative acquisition proposal.  The following table denotes the amount of change of control payment waived by each of the Company’s executive officers and which would be payable for any alternative acquisition proposal:

Amount of Change of Control Payment Waived
David W. Pruitt	$2,917,283
William L. West	2,568,767
Ronald W. Lyon	1,998,000
Ulen A. North, Jr.	1,726,092
Samuel C. Prough	1,199,470
Celia B. Page	1,159,592
Total	$11,569,204

Stock Options, Restricted Stock and Deferred Stock

The share exchange agreement provides that as of the effective time of the share exchange, the Company’s 2001 Employee Stock Purchase Plan, 2001 Stock Incentive Plan and Stock for Compensation Plans will be canceled and that we will ensure that after the effective time no participant in any of our plans will have any right to acquire any of our capital stock.  There are no outstanding options to purchase common stock. All restricted stock granted to directors and employees that has not vested as of the effective time will automatically vest at that time.

All restricted shares awarded to our officers are currently fully vested.  Each of Messrs. Buchanan, Jones, Ritchey and Schaffner currently holds 28,974 restricted shares, which will vest as the result of their retirement prior to closing the share exchange. The shares would otherwise not vest until April 23, 2007.

Under our Stock for Compensation Plan, officers and directors are permitted to elect annually to receive a portion of their bonus in the form of our common stock and may also elect to defer receipt of a portion of their compensation (whether payable in stock or cash) in accordance with a schedule designated by the individual making the deferral election. Under the terms of the Stock for Compensation Plan deferrals may be accelerated under certain circumstances, including in the case of deferred stock, a transaction such as the share exchange. Accordingly, all stock deferrals under the Plan will be accelerated upon the completion of the share exchange, and the deferred shares will be issued to the appropriate individuals at that time and thereupon acquired by the Holding Company pursuant to the share exchange agreement (or, in the case of rollover participants, pursuant to the rollover agreement). The following table shows for each of our directors and executive officers who have deferred shares the number of shares that will be issuable at the completion of the share exchange and the dates on which such person had previously elected to receive such shares.

	Number of Deferred Shares	Scheduled Distribution Dates
David W. Pruitt	26,088	January 1, 2011
Ulen A. North, Jr.	11,468	January 1, 2007 – January 1, 2010
Sammie D. Buchanan	224	(1)
Michael D. Schaffner	123	January 1, 2012

(1)  Mr. Buchanan elected to defer receipt of these shares until his separation from service.

Indemnification and Insurance

The share exchange agreement requires that the Holding Company cause us to:

•                  perform, in accordance with their terms, all indemnification rights now existing in favor of the current or former directors, officers, employees or agents of us and our subsidiaries and the trustees of the shareholders’ trust as provided in their respective articles of incorporation or bylaws or in any agreements with respect to matters occurring at or prior to the effective time; and

•                  maintain in effect, for a period of six years after the effective time of the share exchange, our current directors’ and officers’ liability insurance policies with respect to matters occurring at or prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium, which maximum amount is $661,260.

Principal Shareholder Agreement

In connection with the share exchange agreement, the Holding Company required that Messrs. Pruitt, West, Lyon, North and Prough and Ms. Page enter into the principal shareholder agreement, whereby such shareholders agreed that at any meeting of the shareholders or at any adjournment thereof or any other circumstances where the shareholders’ vote, consent or approval is sought, the shareholders that are party to the principal shareholder agreement must vote their respective shares in favor of approving the share exchange agreement.  The shareholders also agreed to vote their respective shares against:

•                  any exchange agreement or exchange (other than the share exchange agreement and the share exchange), merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

•                  any company takeover proposal as defined in the share exchange agreement; and

•                  any amendment of our articles of incorporation or bylaws or other proposal or transaction involving us or any of our subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the share exchange agreement or any other related transaction agreement, the share exchange or any other related transaction or change in any manner the voting rights of any class of our capital stock.

Shareholders who are party to the principal shareholder agreement granted to the Holding Company, among other things, an irrevocable proxy to vote their shares of common stock at any special meeting called to vote on the approval of the share exchange agreement and any other matters directly related thereto.  Such shareholders have also agreed to certain restrictions.  These restrictions include agreements not to:

•                  sell, transfer, pledge, assign or otherwise dispose of (including by gift) any shares of our common stock to any person other than pursuant to the share exchange;

•                  enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any shares of our common stock;

•                  (i) directly or indirectly solicit, initiate or encourage the submission of, any company takeover proposal, (ii) enter into any agreement with respect to any company takeover proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any alternative takeover proposal; and

•                  commit or agree to any of the matters specified in the first two preceding bullet points.

If the share exchange agreement is terminated in circumstances under which the Holding Company is or may become entitled to a termination fee, each shareholder who is party to the principal shareholder agreement will pay to the Holding Company 50% of any profit the shareholder makes from the consummation of an alternative acquisition proposal which is consummated or for which a definitive agreement is entered into within 270 days of such termination.

Cap Rock Energy Corporation Amended Shareholders’ Trust dated December 31, 2004

The shareholders’ trust was created for the purpose of holding shares of our common stock on behalf of persons entitled to receive such shares upon our formation and whose addresses are not known.  Pursuant to a voting trust agreement, the trustees of the shareholders’ trust are required to vote in the manner recommended by the board of directors.  The board of directors has recommended that the trustees of the shareholders’ trust vote in favor of the approval of the share exchange agreement.  As of the record date, the shareholders’ trust holds an aggregate of 323,903 shares, or approximately 19.3% of the total voting power after giving effect to the voting restriction on 5% shareholders.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the share exchange to holders (as defined below) of our common stock whose shares of our common stock are converted into the right to receive cash in the share exchange (whether upon the receipt of the share exchange consideration or pursuant to the proper exercise of appraisal rights). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•                  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “Non-U.S. Holder” is any holder who is not a U.S. Holder.

The U.S. federal income taxes of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the share exchange). This discussion does not address the tax consequences of payments made to the holders of options or warrants relating to our common stock. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders of our common stock are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the share exchange.

U.S. Taxation of U.S. Holders

General. The receipt of cash in the share exchange by U.S. Holders of our common stock will be a taxable transaction. In general, a U.S. Holder of our common stock will recognize gain or loss equal to the difference between:

•                  the amount of cash received in exchange for such common stock, and

•                  the U.S. Holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, the U.S. Holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our common stock. If the holding period in our common stock surrendered in the share exchange is greater than one year as of the date of the share exchange, the gain or loss will be long-term capital gain or loss. For individuals and some other types of noncorporate U.S. Holders, long-term capital gain will be taxable at a maximum federal capital gains rate of 15%.  For U.S. Holders that are corporations, the maximum federal income tax rate applicable to such U.S. Holder’s long-term capital gain is 35%.  Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. Holders.

In general, holders who exercise appraisal rights also will recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

Information Reporting and Backup Withholding. Under the Code, a U.S. Holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the share exchange unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the share exchange, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

U.S. Taxation of Non-U.S. Holders

U.S. Trade or Business Income. For purposes of this discussion, gain on the disposition of our common stock pursuant to the share exchange will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.  Generally, U.S. trade or business income is not subject to U.S. federal withholding tax; instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as a U.S. Holder.

Disposition of our Common Stock.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the gain realized on the disposition of our common stock pursuant to the share exchange unless:

•                                          the gain is U.S. trade or business income, as defined above;

•                                          the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•                                          we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Based on our current asset composition, we believe we are a USRPHC. Notwithstanding our status as a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs will not apply to gains derived from the disposition of our common stock by a Non-U.S. Holder as long as such holder does not own, actually or constructively, at all times during the applicable holding period discussed above, more than 5% of our common stock. The rules concerning USRPHCs are complex and Non-U.S. Holders should consult their tax advisors concerning the application of the rules to them.

Information Reporting and Backup Withholding.  The payment of proceeds pursuant to the share exchange to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person. The payment of proceeds pursuant to the share exchange to or through a non-U.S. office of a non-U.S broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In case of the payment of proceeds pursuant to the share exchange to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the share exchange. Because individual circumstances may differ, shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the share exchange, including the applicability and effect of United States federal, state, local and foreign tax laws.

Regulatory Approvals

Prior to our closing the share exchange, the share exchange agreement requires that we receive:

•                       a final order from FERC (i) under Section 203 of the Federal Power Act approving the disposition by the Company of facilities subject to FERC’s jurisdiction and (ii) under Section 204 of the Federal Power Act approving the $15,000,000 secured revolving credit facility, which is itself a condition to the share exchange;

•                       a determination that is the subject of a final order from the PUCT under Section 14.101 of the Texas Utilities Code that the share exchange is consistent with the public interest; and

•                       various utility franchise approvals, if needed.

The Company filed an Application of Cap Rock Energy Corporation and Cap Rock Holding Corporation Reporting Acquisition of Stock; Docket No. 32185., with the PUCT on December 22, 2005.  The PUCT has issued an order requiring the parties to file a  joint procedural schedule setting forth time frames for discovery and a hearing no later than January 23, 2006.  The City of Greenville has intervened in the case.  The current proposed deadline for parties to intervene is February 6, 2006.

The Company plans to file an Application for Authorization Under Section 203 of the Federal Power Act for Disposition of Jurisdiction Facilities with FERC shortly in connection with this transaction.

Except as noted above with respect to the required orders and approvals from FERC and the PUCT, we are unaware of any material federal or state regulatory requirements or approvals required for the execution or approval of the share exchange agreement or completion of the share exchange, nor do we believe that any utility franchise approvals are required.

Fees and Expenses of the Share Exchange

We estimate that if the share exchange is completed, the fees and expenses incurred by us in connection with the share exchange will be approximately as follows:

Description	Amount

Financial advisor fee	$550,000
Legal fees and expenses	700,000
Special committee compensation	105,000
SEC filing fees	4,047
Printing and mailing costs	50,000
Miscellaneous	150,000
Total	$1,559,047

In addition, if the share exchange agreement is terminated under certain circumstances, we will be obligated to pay the Holding Company a termination fee of $1,000,000, and will be obligated under certain circumstances to pay the expenses of the Holding Company which, except in the case of termination as the result of our breach, are limited to $2,000,000 (in addition to any termination fee otherwise payable).  For a description of the circumstances triggering payment of the termination fee and reimbursement of the Holding Company’s expenses, see “The Share Exchange Agreement—Termination Fee” and “The Share Exchange Agreement—Reimbursement of Expenses.”

Certain Projections

At the request of Houlihan Lokey, we prepared projections of our anticipated future operating performance for the fiscal years ended December 31, 2006 through 2009. We did not provide any projections to LGB during the course of its evaluation of the Company or negotiation of the share exchange agreement.  The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. We have included below a subset of these projections to give you access to certain information that we deem material for purposes of considering and evaluating the share exchange that, except as provided above, is not publicly available and that we provided to Houlihan Lokey in connection with the merger. The projections are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, industry performance, general economic, market, rate structure, interest rate and financial conditions, operating and other revenues and expenses, capital expenditures and working capital and other matters. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ.  The projections take into account that the effect of the transactions contemplated by the share exchange agreement will be to make the Company a private company, but do not take into account non-recurring expenses related to the share exchange, which may also cause actual results to differ materially.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any shareholder regarding the information contained in the projections and, except as required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

Financial Projections Summary
(in thousands)

	2006	2007	2008	2009
Revenue	$75,468	$76,600	$77,749	$78,915
EBITDA	14,506	14,724	14,945	15,169
EBIT	6,345	6,440	6,536	6,632

Cautionary Statement Concerning Forward-Looking Information

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the share exchange and other information relating to the share exchange. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “Special Factors—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.,” “Special Factors—Certain Projections,” “Information Regarding the Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•                  the satisfaction of the conditions to consummate the share exchange, including the receipt of the required shareholder approval, regulatory approvals and third party consents;

•                  the occurrence of any event, change or other circumstance that could give rise to the termination of the share exchange agreement;

•                  the outcome of legal proceedings instituted against us and others that may be instituted following announcement of the share exchange agreement;

•                  the failure of the share exchange to close for any other reason;

•                  the amount of the costs, fees, expenses and charges related to the share exchange;

•                  weather conditions affecting electricity sales and revenues;

•                  changes, including changes as a result of our current rate proceeding, in rate structure and ability to earn a fair return on the rate base and recover the costs of operations;

•                  federal and state regulatory actions, and associated legal and administrative proceedings, especially as they relate to the oversight authority of the PUCT and FERC, which could affect revenues, expenses and earnings and could cause a loss of customers through increased competition in the electric utility industry;

•                  demands for electric power and the associated costs, including changes in the costs of power plant fuels such as natural gas and coal, which could cause purchased power cost to increase, which could in turn affect customers’ usage and our revenues;

•                  changes in our cash position and availability of capital resources;

•                  the impact of changes in interest rates;

•                  changes in federal and state tax laws; and

•                  unexpected changes in operating expenses and capital expenditures.

Dissenters’ Rights Of Appraisal

Article 5.11 of the Texas Business Corporation Act (the “TBCA”) provides for appraisal rights in the case of a plan of merger or exchange or a sale of all or substantially all of the corporation’s assets where shareholder approval is required. Accordingly, holders of our common stock will be entitled to appraisal rights in the share exchange.

Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the TBCA. The summary does not purport to be complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, copies of which are attached hereto as Appendix C. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF A SHAREHOLDER’S RIGHT TO DISSENT.

Each shareholder has a right to dissent which can be exercised only by complying with the following procedures:  (i) with respect to the proposal to approve the share exchange agreement that is being submitted to a vote of the shareholders at the special meeting, the shareholder must file with us, prior to the special meeting, a written objection to the share exchange agreement, setting out that the shareholder’s right to dissent will be exercised if the share exchange is effected and giving the shareholder’s address to which notice thereof shall be delivered or mailed in the event that the share exchange is effected; and (ii) if the share exchange is effected and the shareholder shall not have voted in favor of the share exchange agreement, we will, within ten days after the share exchange is effective, deliver or mail to the shareholder written notice that the share exchange has been effected, and the shareholder must, within ten days from the delivery or mailing of the notice, make written demand on us for payment of the fair value of the shareholder’s shares of common stock.

A shareholder who votes in favor of the share exchange agreement will be deemed to have waived the right to dissent.  However, as described above, a vote against the share exchange agreement alone will not satisfy the requirements of the TBCA relative to the right to dissent.

The fair value of the common stock will be the value thereof as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the share exchange. The demand must state the number of shares of common stock owned by the shareholder and the fair value of such shares as estimated by the shareholder. Any shareholder failing to make demand within the 10-day period shall be bound by the share exchange agreement and the share exchange. Within 20 days after demanding payment for his or her shares, each holder of certificates formerly representing shares of common stock so demanding payment must submit such certificates to us for notation thereon that such demand has been made. The failure of a holder of such certificates to do so will, at our option, terminate such shareholder’s rights to dissent, unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

Any shareholder who has demanded payment for shares in accordance with the TBCA will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for such holder’s shares of common stock in accordance with the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the share exchange would be or was fraudulent. The respective shares of common stock for which payment has been properly demanded will not thereafter be considered outstanding for the purposes of any subsequent vote of the shareholders.

Within 20 days after receipt by us of a demand for payment made by a dissenting shareholder, we will deliver or mail to the dissenting shareholder a written notice that will either: (i) state that we accept the amount claimed in the demand and agree to pay that amount within 90 days after the date on which the share exchange was effected, upon the surrender of the share certificates duly endorsed, or (ii) contain our estimate of the fair value of the shares of common stock, together with an offer to pay the amount of that estimate within 90 days after the date on which the share exchange was effected, upon receipt of notice within 60 days after that date from the shareholder that the shareholder agrees to accept that amount, upon the surrender of the certificates duly endorsed.

If, within 60 days after the date on which the share exchange is effected, the value of the shares of common stock is agreed upon between the shareholder and us, payment for the shares will be made within 90 days after the date on which the share exchange is effected and, in the case of shares represented by certificates, upon surrender of the share certificates duly endorsed.

If, within the period of 60 days after the date on which the share exchange is effected, we and the dissenting shareholder do not so agree, then we or the shareholder may, within 60 days after the expiration of such 60 day period, file a petition in any court of competent jurisdiction in Midland County, Texas asking for a finding and determination of the fair value of the shareholder’s shares of common stock. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to us and to the shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us.  We and all shareholders so notified will be bound by the final judgment of such court.

After the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of Article 5.12 of the TBCA and have become entitled to the valuation of and payment for their shares and will appoint one or more qualified appraisers to determine that value. In addition to having the power to examine our books and records, the appraisers will afford a reasonable opportunity to the interested parties to submit to the appraisers pertinent evidence as to the value of the shares of common stock.

The appraisers will determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the court clerk. Notice of the filing of the report will be given by the clerk to the parties in interest. The report will be subject to exceptions to be heard before the court both upon the law and the facts. The court will by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment of that value by us together with interest thereon, beginning 91 days after the date on which the share exchange was effected to the date of such judgment, to the shareholders entitled to payment. The judgment will be payable to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to us of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or in the Company. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

Any common stock held by a shareholder who ultimately receives payment for such common stock pursuant to Article 5.11 through 5.13 of the TBCA will only be entitled to such rights as are granted by the TBCA.

Any shareholder who has demanded payment for shares of common stock in accordance with the TBCA may withdraw such demand at any time before payment for such holder’s shares or before any petition has been filed pursuant to the TBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless we consent thereto, after any such petition has been filed. However, if: (i) such demand is withdrawn as described above, (ii) pursuant to the TBCA, we terminate the shareholder’s rights to dissent under the TBCA, (iii) no petition asking for a finding and determination of fair value of such shares of common stock by a court is filed within the time provided in the TBCA or (iv) after the hearing of a petition filed pursuant to the TBCA, the court determines that the shareholder is not entitled to the relief provided by the TBCA, then, in any such case, such shareholder and all persons claiming under such shareholder will be conclusively presumed to have approved and ratified the share exchange and shall be bound thereby and the right of such shareholder to be paid the fair value of such holder’s shares shall cease.

If after the effective time a dissenter loses the right to receive payment pursuant to Articles 5.11 through 5.13 of the TBCA, then upon the occurrence of such event, such holder will receive the same consideration for its shares, $21.75 per share, without interest, as the non-dissenting shareholders, and such event will be deemed effective as of the effective time, without prejudice to any corporate proceedings which may have been taken during the interim period between the effective time and the occurrence of such event, and such shareholder will be entitled to receive any dividends or other distributions made to the non-dissenting shareholders during such interim period.

Exercise of the right to dissent under the TBCA, if such right is available, may result in a judicial determination that the “fair value” of a dissenting shareholder’s shares of common stock is higher or lower than the value of the consideration to be received pursuant to the share exchange agreement.

In general, a dissenting shareholder receiving cash for Cap Rock Energy shares pursuant to the exercise of appraisal rights will recognize gain or loss for federal income tax purposes upon receipt of the payment of the cash. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Friday, March 10, 2006, starting at 10 a.m., local time, at Cap Rock Energy Corporation—Stanton Division Office, 1400 West Business I-20, Stanton, Texas 79782.  The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the share exchange agreement and to act on other matters and transact other business, as may properly come before the meeting. A copy of the share exchange agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about                            , 2006.

Record Date, Quorum and Voting Power

The holders of record of Cap Rock Energy common stock at the close of business on January 25, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 1,696,842 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Normally, each outstanding share of common stock entitles the holder to one vote on all matters covered in this proxy statement.  Because the Company’s articles of incorporation restrict the voting for holders who own more than 5% of the outstanding common stock, shares held by a single owner and its affiliates in excess of 5% of our outstanding shares will have one vote for each 100 shares.  Mr. Pruitt, who owns approximately 6.2% of our outstanding common stock, is the only shareholder known to be affected by this limitation.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting until it is adjourned.

Required Vote

For us to complete the share exchange, shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date and entitled to vote on the matter must vote “FOR” the approval of the share exchange agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of our common stock to be included in the vote, if you are a shareholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to approve the share exchange, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the share exchange agreement. Broker non-votes and abstentions will also have the same effect as a vote against the adjournment or postponement of the meeting.

Voting by Directors and Executive Officers; Cap Rock Energy Corporation Amended Shareholders’ Trust

As of January 25, 2006, the record date of the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, 337,102 shares of our common stock, representing approximately 19.9% of the outstanding shares of our common stock, or 18.9% of the voting power after giving effect to the voting restriction on 5% holders. Messrs. Pruitt, North, Prough, Lyon and West and Ms. Page, have agreed, pursuant to the principal shareholder agreement, to vote all of their shares of our common stock “FOR” the approval of the share exchange agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. These persons, pursuant to the principal shareholder agreement, have also granted the Holding Company, among other things, an irrevocable proxy to vote their shares of common stock at any special meeting called to vote on the approval of the share exchange agreement and any other matters directly related thereto. As of the record date, these persons hold 212,689 shares of our common stock, representing 12.5% of the outstanding shares of our common stock, or 11.4% of the voting power after giving effect to the voting restriction on 5% holders.

The directors of the Company not subject to the principal shareholder agreement have informed us that they plan to vote all their shares of our common stock “FOR” the approval of the share exchange agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.  As of the record date, these persons held 124,413 shares of our common stock, representing 7.3% of the outstanding shares of our common stock, or 7.4% of the voting power after giving effect to the voting restriction on 5% holders.

The voting agreement between the Company and the trustees of Cap Rock Energy Corporation Amended Shareholders’ Trust requires that the trustees vote in the manner recommended by the board of directors.  The board of directors has recommended that the trustees of the shareholders’ trust vote in favor of the share exchange agreement.  As of the record date, the shareholders’ trust holds an aggregate of 323,903 shares, representing 19.1%, of the outstanding shares of our common stock, or 19.3% of the voting power after giving effect to the voting restriction on 5% holders.

Pursuant to these agreements and including the directors of the Company not subject to the principal shareholder agreement, holders of 661,005 shares representing 39.0% of the outstanding shares of common stock, or 38.2% of the total voting power after giving effect to the voting restriction on 5% holders, will or intend to vote in favor of the share exchange.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the share exchange agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

We do not expect that any matter other than the proposal to approve the share exchange agreement will be brought before the special meeting. If, however, another matter is properly presented at the special meeting or any such adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of our board of directors.

Expenses of Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  We have retained the Altman Group to assist with the solicitation of proxies.  The total fees and expenses of the Altman Group are estimated to be $15,000 and will be paid by us.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then holders of a majority of the shares of our common stock entitled to vote on the matter present in person or represented by proxy at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE SHARE EXCHANGE AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the share exchange agreement and related matters below and elsewhere in this proxy statement is qualified in its entirety by reference to the share exchange agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the share exchange agreement in its entirety.

Effective Time

The share exchange will become effective when the Secretary of State of Texas issues a certificate of exchange after we file articles of exchange with the Secretary of State (or at such later time as is agreed upon by the Holding Company and the Company and specified in the articles of exchange) on the closing date of the share exchange, which we refer to as the “effective time.” The closing will occur on the second business day following the later of February 8, 2006 or the satisfaction or waiver of all of the conditions set forth in the share exchange agreement, or at such other date as the parties may agree.

Structure

At the effective time of the share exchange, all of our outstanding shares, except for treasury shares and shares of common stock owned by the Holding Company, will be transferred to the Holding Company in exchange for the right to receive the exchange price of $21.75 per share, other than dissenting shareholders. See “Special Factors—Dissenters’ Rights of Appraisal” beginning on page 41.  As a result of the share exchange, the Holding Company will own the Company, and the Company will continue its corporate existence as a privately-owned company.

Treatment of Stock Options, Restricted Stock and Deferred Share Units

There are no outstanding options to purchase shares of common stock. Immediately prior to the effective time, the Company’s 2001 Employee Stock Purchase Plan, 2001 Stock Incentive Plan and Stock for Compensation Plans will be terminated. All restricted stock granted to directors and employees that has not vested as of the effective time will automatically vest, and deferred shares remaining to be issued under the Stock for Compensation Plan will be issued at that time.

Exchange and Payment Procedures

Prior to the effective time, the Holding Company will deposit an amount of cash sufficient to pay the aggregate share exchange consideration with a bank or trust company, which we refer to as the “paying agent.” As soon as reasonably practicable after the effective time, the paying agent will mail a letter of transmittal and instructions to each shareholder of record. The letter of transmittal and instructions will describe to shareholders how to surrender their certificates for shares of our common stock in exchange for the share exchange consideration of $21.75 per share of common stock, without interest.

Shareholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A shareholder will not be entitled to receive the share exchange consideration until it surrenders its common stock certificate or certificates to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents the paying agent may require. The share exchange consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the Holding Company that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

At the effective time, there will be no further registration of transfers of the right to receive the share exchange consideration represented by certificates for the shares of Company common stock. If, after the effective time, certificates are presented to the Company or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the share exchange consideration.

None of the Holding Company, the Company or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed nine months after the effective time will be returned to the Holding Company. Thereafter, any holder of unsurrendered certificates may look only to the Holding Company for the payment of the funds, subject to any applicable laws. Any cash, dividends or distributions payable in respect of any certificates that are not surrendered within five years of the effective time (or such earlier period as prescribed by abandoned property laws) will become property of the Holding Company, to the extent permitted by applicable law.

If a shareholder has lost a certificate, or if the certificate has been stolen or destroyed, then such holder will be required to make an affidavit of that fact before it will be entitled to receive the share exchange consideration. In addition, if required by the Holding Company, such holder will have to post a bond in a reasonable amount determined by the Holding Company indemnifying the Holding Company against any claims made against it with respect to the lost, stolen or destroyed certificate.

The Holding Company will be entitled to deduct and withhold any applicable taxes from the share exchange consideration and pay such withholding amount over to the appropriate taxing authority.

Articles of Incorporation and Bylaws

The Company’s articles of incorporation, as amended, and bylaws as in effect immediately prior to the effective time of the share exchange, will remain our articles of incorporation and bylaws after the share exchange. It is expected, however, that the Holding Company will amend our articles of incorporation and by-laws after the share exchange, as we will become a wholly owned subsidiary of the Holding Company.

Directors and Officers

After the effective time, our current officers will remain as officers of the Company, other than Mr. Pruitt, who will retire at the special meeting and thereafter serve as an advisor and consultant. The current directors, except for Messrs. Pruitt and West, will retire as directors of the Company.

Representations and Warranties

The share exchange agreement contains customary representations and warranties made by the Holding Company that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. The representations and warranties relate to, among other things:

•                  its proper organization, good standing and corporate power to operate its properties and conduct its businesses;

•                  its corporate power and authority to enter into the share exchange agreement and to consummate the transactions contemplated by the share exchange agreement;

•                  the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the share exchange agreement and consummating the share exchange;

•                  required consents and approvals of governmental entities as a result of the share exchange;

•                  the accuracy and completeness of information it has supplied for inclusion in this proxy statement and other documents required to be filed by us with the SEC in connection with the proxy statement;

•                  the absence of undisclosed broker’s fees;

•                  the LGB commitment letter received by the Holding Company, in which LGB commits, subject to the satisfaction of the conditions of the share exchange, to provide adequate funds to the Holding Company to complete the share exchange and pay the share exchange consideration; and

•                  the revolving credit commitment letter received by the Holding Company from the Royal Bank of Canada to provide a $15,000,000 revolving credit facility to NewCorp on the closing date.

We also make customary representations and warranties in the share exchange agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. Our representations and warranties relate to, among other things:

•                  our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•                  our subsidiaries;

•                  our capitalization, including in particular the number of shares of our common stock, stock options, and deferred stock rights outstanding;

•                  our corporate power and authority to enter into the share exchange agreement and to consummate the transactions contemplated by the share exchange agreement;

•                  the approval and recommendation by our board of directors of the share exchange agreement and the share exchange;

•                  the voting power of the shares held by the shareholders’ trust;

•                  the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the share exchange agreement and consummating the share exchange;

•                  required consents and approvals of governmental entities in order to consummate the share exchange;

•                  our SEC filings since January 1, 2004 and the financial statements contained therein;

•                  the accuracy and completeness of information supplied by us in this proxy statement and other documents required to be filed by us with the SEC in connection with the share exchange;

•                  the absence of certain changes and events since December 31, 2004, including no material adverse effect on the Company or its subsidiaries;

•                  the filing of tax returns and the payment of taxes;

•                  employment and labor matters affecting us, including matters relating to our employee benefit plans, ERISA compliance and no excess parachute payments to primary executives of the Company;

•                  the absence of litigation or orders against us that would result in or be reasonably likely to result in the payment of money in excess of $500,000;

•                  our compliance with applicable laws;

•                  our and our subsidiaries’ possession of all licenses and permits necessary to conduct our respective businesses;

•                  the disclosure of material contracts and obligations and of any defaults thereunder;

•                  real property owned and leased by us and our subsidiaries and title to assets;

•                  our intellectual property;

•                  environmental matters;

•                  our not engaging in any natural gas, electricity or other futures or options trading or price swaps, hedges, futures or similar instruments;

•                  our compliance with FERC and PUCT rules and regulations and the absence of certain proceedings or investigations by such agencies;

•                  organized labor issues;

•                  our books and records;

•                  transactions with related parties;

•                  the absence of undisclosed broker’s fees; and

•                  receipt by our board of directors and the special committee of the Houlihan Lokey opinion.

The representations and warranties of each of the parties to the share exchange agreement will expire upon completion of the share exchange or termination of the share exchange agreement.

Covenants of the Parties

The share exchange agreement contains the following mutual covenants:

•                  that the Company and the Holding Company will not, and will not permit any of their respective subsidiaries to, take any action that would, or would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in the share exchange agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except for the Company’s rights in connection with alternative takeover proposals as permitted by the share exchange agreement, any closing condition to the share exchange as set forth in the share exchange agreement, not being satisfied;

•                  that each of the Holding Company and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the share exchange and the other transactions to which it or any of its subsidiaries is a party;

•                  that each of the Company and the Holding Company will promptly notify the other of (a) any representation or warranty made by it contained in the share exchange agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the share exchange agreement; and

•                  that the Holding Company, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or other public statements with respect to the share exchange and the other related transactions, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

The share exchange agreement also contains covenants of the Holding Company, relating to, among other things:

•                  the current employees of the Company (other than officers, who will remain officers in accordance with their employment contracts) will remain employed by the Company after the closing subject to the discretion of our chief executive officer;

•                  our current employee benefits packages, in the aggregate, including health insurance, will not be changed solely as a result of the share exchange but will remain in effect subject to the discretion and recommendation of our chief executive officer;

•                  the Holding Company will cause the Company to maintain in full force and effect, in accordance with their terms, all indemnification rights now existing in favor of the current or former directors, officers, employees or agents of the Company and its subsidiaries and the trustees of the shareholders’ trust as provided in their respective articles of incorporation or bylaws or in any agreements; and

•                  the Holding Company will cause the Company to provide directors’ and officers’ liability insurance for a period of six years after the effective time, provided that the Holding Company will not be required to spend more than 200% of the current annual premium paid by the Company for its existing coverage.

The share exchange agreement also contains covenants of the Company, relating to, among other things:

•                  the Company and each of its subsidiaries will conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its existing relationships with material customers, regulatory authorities, suppliers, licensors, licensees, distributors and others having business dealings with them, to the end that its goodwill and ongoing business will be unimpaired at the effective time;

•                  the Company will promptly advise the Holding Company of any fact or circumstance reasonably likely to have a material adverse effect on the Company;

•                  the Company will, and will cause the Company’s subsidiaries to, discuss with the Holding Company any changes and proposed changes in its or its subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date of the share exchange agreement and consult with the Holding Company prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with respect thereto;

•                  the Company will not, and will cause the Company’s subsidiaries not to, make any filing to change its rates on file with FERC or any applicable state utility commission, except as may be required by applicable law;

•                  from the date of the share exchange agreement until the effective time or the termination of the share exchange agreement in accordance with its terms, the Company will afford to the Holding Company and to the Holding Company’s officers, employees, accountants, counsel, financial advisors and other representatives, during normal business hours during the period prior to the effective time, reasonable access to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will furnish promptly to the Holding Company:

•                  a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws;

•                  a copy of each report or other document filed with or otherwise provided to or received from PUCT or its staff or any other state or local governmental entity;

•                  a copy of each report or other document filed with or otherwise provided to or received from FERC or its staff; and

•                  all other information concerning its business, properties and personnel as the Holding Company may reasonably request;

•                  the Company will:

•                  terminate the Company’s 2001 Employee Stock Purchase Plan effective as of immediately prior to the effective time;

•                  terminate the Company’s 2001 Stock Incentive Plan and Stock for Compensation Plans as of the effective time;

•                  amend each benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate as of the effective time any provision for such issuance, transfer or grant; and

•                  ensure that following the effective time no participant in any stock plan or benefit plan of the Company shall have any right thereunder to acquire any capital stock of the Company or any interest in respect of any capital stock of the Company;

•                  the Company shall cooperate with the Holding Company in preparing, executing and filing any tax returns with respect to any transfer taxes incurred in connection with the share exchange and related transactions;

•                  the Company will give the Holding Company the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any transaction in connection with the share exchange agreement;

•                  the Company will amend the amended and restated articles of incorporation of NewCorp as provided in the share exchange agreement;

•                  the Company will deliver to the Holding Company, within specified time periods, various financial statements;

•                  notify the Holding Company of any material development, retain defense counsel reasonably acceptable to the Holding Company and consult with the Holding Company before taking any material action, with respect to the lawsuit recently filed against the Company and NewCorp in Upton County, Texas; and

•                  cause NewCorp to be released from certain obligations and receive certain consents, without paying any consideration or incurring any other obligation in connection therewith, without the Holding Company’s consent.

We have also agreed that from the date of the share exchange agreement until the effective time, and subject to certain exceptions or except with the prior written consent of the Holding Company, neither we, nor any of our subsidiaries, will:

•                  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent;

•                  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•                  purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•                  issue, deliver, sell or grant:

•                  any shares of its capital stock;

•                  debt instruments with voting rights or other voting securities;

•                  any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, debt instruments with voting rights, voting securities or convertible or exchangeable securities;

•                  any “tax benefit rights” under any stock plan of the Company or otherwise; or

•                  any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or except as contemplated by the share exchange agreement, amend the terms or conditions of any outstanding option, warrant or other right;

•                  amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

•                  acquire or agree to acquire:

•                  by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or

•                  any assets that are material, individually or in the aggregate, to the Company and the Company’s subsidiaries, taken as a whole;

•                  grant to any person related to the Company or any Company subsidiary any increase in compensation or benefits, or pay any bonus to any such individual;

•                  grant to any person related to the Company or any Company subsidiary any increase in retention, severance or termination pay;

•                  enter into any employment, consulting, indemnification, bonus, severance or termination agreement with any person related to the Company;

•                  establish, adopt, enter into or amend in any material respect any collective bargaining agreement, benefit plan or benefit agreement;

•                  take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement, benefit plan or benefit agreement;

•                  take any action to fund or in any way secure the payment of compensation or benefits under any benefit plan or benefit agreement;

•                  take any action to implement the Company’s participation in customer choice under the Texas Utilities Code except to the extent required by the PUCT;

•                  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in or interpretation of generally accepted accounting principles;

•                  sell, lease (as lessor), license or otherwise dispose of or subject to any lien any material properties or assets;

•                  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

•                  make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

•                  make or change any material tax election or settle or compromise any material tax liability or refund;

•                  make any statement or representation (oral or written) to any taxing authority that relates to the Company’s or any of the Company’s subsidiaries’ status as an exempt organization as described in Section 501 of the Code;

•                  adopt or elect to adopt the Business Organizations Code of Texas;

•                  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed with the SEC or incurred in the ordinary course of business consistent with past practice;

•                  cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

•                  waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company subsidiary is a party;

•                  join a regional transmission organization, unless required by applicable law;

•                  enter into any agreement, contract or other arrangement between the Company or Company subsidiary, on the one hand, and any director, advisor, advisory director, member of any advisory council, officer, employee, consultant or independent contractor of the Company or of any of the Company’s subsidiaries, on the other hand, the amount of which exceeds $100,000; or

•                  authorize any of, or commit or agree to take any of, the foregoing actions.

Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries, nor any of our officers, directors, agents or representatives, will, directly or indirectly:

•                  initiate, solicit, or knowingly encourage the submission of an alternative acquisition proposal;

•                  enter into any agreement with respect to an alternative acquisition proposal; or

•                  directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an alternative acquisition proposal.

The Company and its representatives may, however, prior to the approval of the share exchange by the shareholders:

•                  furnish information with respect to the Company to the person making an alternative acquisition proposal and its representatives pursuant to a confidentiality agreement; and

•                  participate in discussions or negotiations with such person and its representatives regarding an alternative acquisition proposal (including solicitation of a revised acquisition proposal);

but only to the extent the failure to do so would create a reasonable possibility of constituting a breach of the fiduciary obligations of the board of directors, as determined in good faith by a majority of the special committee after consultation with outside counsel, in response to a bona fide, written unsolicited acquisition proposal that a majority of the special committee determines, in good faith, after consultation with outside counsel and its independent financial advisor, is made by a person who is reasonably capable of making a superior acquisition proposal and has a reasonable possibility of resulting in a superior acquisition proposal that did not result from a breach or a deemed breach of the Company’s non-solicitation covenants.

Unless the Company has terminated the share exchange agreement in accordance with its terms, neither our board of directors nor any committee thereof may:

•                  withdraw or modify in a manner adverse to the Holding Company, or propose publicly to withdraw or modify, in a manner adverse to the Holding Company, the approval or recommendation of the share exchange agreement or the share exchange;

•                  approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to an alternative acquisition proposal; or

•                  approve or recommend, or propose publicly to approve or recommend, an alternative acquisition proposal.

Notwithstanding the foregoing, the board of directors may, prior to shareholder approval of the share exchange, withdraw or modify its recommendation of the share exchange agreement and the share exchange without terminating the share exchange agreement (other than its recommendation to the trustees of the shareholders’ trust) if a majority of the special committee determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations.

For purposes of the share exchange agreement and this proxy statement, “an alternative acquisition proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated under the share exchange agreement.

For purposes of the share exchange agreement and this proxy statement, “superior acquisition proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a share exchange, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, (i) on terms which a majority of the special committee determines in good faith to be more favorable to the holders of the Company’s common stock than the share exchange (after consultation with the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and the share exchange agreement (including any proposal by the Holding Company to amend the terms of the share exchange agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Conditions to Closing

The obligations of the parties to complete the share exchange are subject to the following conditions:

•                  the receipt of shareholder approval;

•                  no temporary judgment or order issued by any court of competent jurisdiction or other law preventing the consummation of the share exchange shall be in effect; and

•                  a final order from each of FERC and PUCT and receipt of various other utility franchise approvals as described in “Special Factors — Regulatory Approvals” on page 39.

A “final order” means an action by the relevant governmental entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

The obligations of the Holding Company to complete the share exchange are subject to the following additional conditions:

•                  the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of the Company’s representations and warranties as of and on the closing date (except for those which expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) of the share exchange, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a Company material adverse effect;

•                  the Company has performed in all material respects all obligations required to be performed by it under the share exchange agreement at or prior to the closing date of the share exchange;

•                  there must not be pending any suit, action, arbitration or proceeding by any governmental entity or any other person that has a reasonable likelihood of success:

•                  challenging the acquisition by the Holding Company of any common stock of the Company, seeking to restrain or prohibit the consummation of the share exchange or any other related transaction or seeking to obtain from the Company or the Holding Company any damages that are material in relation to the Company and its subsidiaries taken as a whole;

•                  seeking to prohibit or limit the ownership or operation by the Company, the Holding Company or any of their respective subsidiaries of any material portion of the business or assets of the Company, the Holding Company or any of their respective subsidiaries, or to compel the Company, the Holding Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, the Holding Company or any of their respective subsidiaries, as a result of the share exchange or any other related transaction;

•                  seeking to prohibit the Holding Company or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries; or

•                  which otherwise has had or is, individually or in the aggregate, reasonably likely to result in a Company material adverse effect (as defined below);

•                  since November 4, 2005, there has not been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect;

•                  the receipt by NewCorp of a revolving credit facility from the Royal Bank of Canada, or otherwise, in the amount of $15,000,000, which requires the conditions to availability of that facility to have been satisfied or waived;

•                  since November 4, 2005, there has not occurred, nor is it reasonably likely that there will occur, any material reduction in the total revenue requirement or associated gross profit for the Company approved by the order of the PUCT dated August 5, 2005; and

•                  each director, other than Messrs. Pruitt and West, has resigned from the board of directors of the Company,

effective as of the effective time of the share exchange.

Our obligations to complete the share exchange are subject to the conditions that the Holding Company shall have performed in all material respects all obligations required to be performed by it under the share exchange agreement.

For the purposes of the share exchange agreement, “material adverse effect” with respect to any party to the share exchange agreement, means a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of any party to the share exchange agreement and its subsidiaries taken as a whole.

For the purpose of the share exchange agreement, “Company material adverse effect” with respect to the Company, means any of the following:

•                  a material adverse effect on the Company;

•                  a material adverse effect on the ability of the Company to perform its obligations under the share exchange agreement; or

•                  a material adverse effect on the ability of the Holding Company, the Company or the Company’s subsidiaries to consummate the share exchange and related transactions.

Notwithstanding the foregoing, no event, change, circumstance, effect or state of facts resulting from any of the following will be deemed to be a Company material adverse effect for purposes of the closing condition that relates exclusively to the absence of a Company material adverse effect:

•                  in and of itself, any change in the market price or trading volume of the Company’s common stock;

•                  in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the effective time;

•                  any changes or effects resulting from the actions of the Holding Company or any of its affiliates (excluding actions expressly contemplated by the share exchange agreement and other transaction documents);

•                  any acts of war or terrorism;

•                  changes in generally accepted accounting principles;

•                  any changes or effects to the extent attributable to the execution of the share exchange agreement or the consummation of the transactions thereunder or to the public announcement thereof, including disruption or loss of customer, business partner, supplier or employee relationships; or

•                  events, changes, effects and developments relating to local, regional, national or international industry conditions in general or affecting the electric utility industry in general and not specifically relating to the Company or any Company subsidiary;

The last two bulleted points are not excluded from having a material adverse effect to the extent they relate to or arise out of regulation of the Company or have or are reasonably likely to have a material adverse effect on the ability of the Company to perform its obligations under the share exchange agreement or on the ability of the Company, the Holding Company or the Company’s subsidiaries to consummate the share exchange and related transactions.

Termination of the Share Exchange Agreement

The Company and the Holding Company may agree in writing to terminate the share exchange agreement at any time without completing the share exchange, even after our shareholders have approved the share exchange agreement. The share exchange agreement may also be terminated in certain other circumstances, including:

•                  by either the Holding Company or the Company if:

•                  the share exchange has not occurred on or before June 30, 2006, or November 30, 2006 if the only unsatisfied condition as of June 30, 2006 is the receipt of required regulatory approvals;

•                  any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the share exchange, which action has become final and nonappealable;

•                  the Company shareholders do not vote to approve the share exchange agreement at the meeting of the shareholders; or

•                  PUCT issues an order determining that the share exchange is not in the public interest;

•                  by the Holding Company if:

•                  the Company breaches or fails to perform in any material respect any of its covenants contained in the share exchange agreement, or if any of the Company’s representations and warranties is or becomes untrue, such that the applicable closing conditions to the share exchange would not be satisfied, and the breach, failure to perform or untruth has not been cured within the required cure period;

•                  the board of directors or the special committee withdraws or modifies, in a manner adverse to the Holding Company, or proposes publicly to withdraw or modify, in a manner adverse to the Holding Company, its approval or recommendation of the share exchange agreement or the share exchange, or fails to recommend to the Company’s shareholders that they approve the share exchange agreement or the share exchange;

•                  the board of directors or the special committee approves or recommends, or proposes to approve or recommend, an alternative acquisition proposal; or

•                  the board of directors or the special committee fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they approve the share exchange agreement within 20 business days of the Holding Company’s written request to do so (which request may be made at any time following public disclosure of an alternative acquisition proposal), which public reaffirmation must also include the unconditional rejection of such alternative acquisition proposal; or

•                  by the Company if:

•                  the Holding Company breaches or fails to perform in any material respect any of its covenants contained in the share exchange agreement, or if any of the Company’s representations and warranties is or becomes untrue, such that the applicable closing conditions to the share exchange would not be satisfied, and the breach, failure to perform or untruth has not been cured within the required cure period; or

•                  prior to the approval of the shareholders of the share exchange agreement, all of the following are satisfied:

•                  the board of directors or the special committee receives an alternative acquisition proposal of superior terms, and in light of such alternative acquisition proposal, a majority of the special committee determines in good faith after consultation with its outside counsel that it is necessary for the board of directors to withdraw or modify, in a manner adverse to the Holding Company, its approval of the share exchange agreement in order to comply with its fiduciary duty under applicable law;

•                  the Company notifies the Holding Company in writing of its determinations, and for at least 5 business days from the Holding Company’s receipt of such written notice, and taking into account any revised proposal made by the Holding Company, the alternative acquisition proposal remains superior in its terms and a majority of the special committee again determines, in the manner described in the preceding bullet point, that it is necessary for the board of directors to withdraw or modify, in a manner adverse to the Holding Company, its approval of the share exchange agreement in order to comply with its fiduciary duty under applicable law;

•                  the Company is in compliance with its non-solicitation covenants under the share exchange agreement and has paid all applicable fees due and payable to the Holding Company under the share exchange agreement and in connection with the foregoing; and

•                  the Holding Company at such time is not entitled to terminate the share exchange agreement due to the Company’s breach or failure to perform in any material respect any of its representations, warranties or covenants contained in the share exchange agreement.

Termination Fee

The $1,000,000 termination fee is payable by the Company to the Holding Company if the share exchange agreement is terminated:

•                  by the Holding Company or the Company upon the failure to obtain the approval by the shareholders of the share exchange agreement or by the Holding Company as the result of our breach of representation, warranty or covenant by us; and both of the following are true:

•                  prior to such termination an alternative acquisition proposal has been publicly announced or otherwise become publicly known or a person has publicly announced an intention (whether or not conditional) to make an alternative acquisition proposal; and

•                  the Company consummates or enters into an agreement to consummate an alternative acquisition proposal within 270 days of the termination of this Agreement;

•                  by the Holding Company:

•                  upon the board of directors or the special committee (i) withdrawing or modifying, or proposing publicly to withdraw or modify, in a manner adverse to the Holding Company, its approval or recommendation of the share exchange agreement or the share exchange, (ii) failing to recommend to the Company’s shareholders that they approve the share exchange agreement or the share exchange, or (iii) approving or recommending, or proposing to approve or recommend, an alternative acquisition proposal; or

•                  if the board of directors or the special committee fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they approve the share exchange agreement within 20 business days of the Holding Company’s written request to do so (which request may be made at any time following public disclosure of an alternative acquisition proposal), which public reaffirmation must also include the unconditional rejection of such alternative acquisition proposal;

and, in either case, the Company consummates or enters into an agreement to consummate an alternative acquisition proposal within 270 days of the termination of the share exchange agreement pursuant to the foregoing;

•                  by the Company prior to the approval of the shareholders of the share exchange agreement and otherwise in accordance with the share exchange agreement, following a determination by the special committee in response to a superior acquisition proposal that it is necessary for the board of directors to withdraw or modify its approval of the share exchange agreement in order to comply with its fiduciary duties after providing an opportunity for the Holding Company to revise its offer.

Reimbursement of Expenses

We must pay the Holding Company for its transaction expenses, which are limited to a maximum of $2,000,000 except in the case of a breach by the Company, if the share exchange agreement is terminated under any of the following circumstances:

•                  the share exchange agreement is terminated by either the Holding Company or the Company following failure to obtain shareholder approval of the share exchange agreement, if prior to such termination one or more of the following three conditions is satisfied;

•                  the board of directors or the special committee (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to the Holding Company, its approval or recommendation of the share exchange agreement or the share exchange, (ii) fails to recommend to the Company’s shareholder that they approve the share exchange agreement or the share exchange or (iii) approves or recommends, or proposes to approve or recommend, any alternative acquisition proposal;

•                  the board of directors or the special committee fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they approve the share exchange agreement within 20 business days of the Holding Company’s written request to do (which request may be made at any time following public disclosure of an alternative acquisition proposal), which public reaffirmation must also include the unconditional rejection of such alternative acquisition proposal; or

•                  an alternative acquisition proposal has been publicly announced or otherwise become publicly known or a third party has publicly announced an intent (whether or not conditional) to make an alternative acquisition proposal;

•                  the share exchange agreement is terminated by the Holding Company and either of the following two conditions is satisfied:

•                  the board of directors or the special committee (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to the Holding Company, its approval or recommendation of the share exchange agreement or the share exchange, (ii) fails to recommend to the Company’s shareholder that they approve the share exchange agreement or the share exchange or (iii) approves or recommends, or proposes to approve or recommend, any alternative acquisition proposal; or

•                  the board of directors or the special committee fails to reaffirm publicly or unconditionally its recommendation to the Company’s shareholders that they approve the share exchange agreement within 20 business days of the Holding Company’s written request to do (which request may be made at any time following public disclosure of an alternative acquisition proposal), which public reaffirmation must also include the unconditional rejection of such alternative acquisition proposal; or

•                  the share exchange agreement is terminated by the Company prior to the approval of the shareholders of the share exchange agreement and the share exchange and otherwise in accordance with the share exchange agreement, following a determination by the special committee in response to a superior alternative acquisition proposal that it is necessary for the board of directors to withdraw or modify in a manner adverse to the Holding Company its approval of the share exchange agreement in order to comply with its fiduciary duties after providing an opportunity for the Holding Company to revise its offer.

We must pay the Holding Company its reasonable out-of-pocket transaction expenses (with no dollar limit on such amounts) if the share exchange agreement is terminated as a result of our breach or failure to perform in any material respect any of our covenants contained in the share exchange agreement, or if any of our representations and warranties is or becomes untrue.

The Holding Company must, as our sole remedy, pay to us our reasonable out-of-pocket transaction expenses if the share exchange agreement is terminated as a result of the Holding Company’s breach or failure to perform in any material respect any of its covenants contained in the share exchange agreement, or if any of its representations and warranties is or becomes untrue.

Amendment and Waiver

The share exchange agreement may be amended by the parties in writing at any time before or after receipt of the shareholders’ approval of the share exchange; provided, however, that (a) after receipt of the shareholder’s approval, there may be no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders, (b) no amendment shall be made to the share exchange agreement after the effective time, and (c) except as provided above, no amendment of the share exchange agreement by the Company shall require the approval of the shareholders of the Company.  At any time prior to the effective time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the share exchange agreement or in any document delivered pursuant thereto and (c) subject to the foregoing, waive compliance with any of the agreements or conditions contained in the share exchange agreement.  Subject to the restrictions on amendment of the share exchange agreement set forth above, no extension or waiver by the Company will require the approval of the shareholders of the Company.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

We are asking our shareholders to vote on a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the share exchange agreement.

INFORMATION REGARDING THE COMPANY

General

We are a Texas corporation with our principal executive offices at 500 West Wall Street, Suite 400, Midland, Texas 79701. Our telephone number is (432) 683-5422. Our predecessor company was Cap Rock Electric Cooperative, Inc., which we refer to as the “Cooperative.”  We are engaged in the distribution and transmission of electricity in various noncontiguous areas in the State of Texas. We purchase power from wholesale suppliers and distribute that power to our retail customers over transmission and distribution lines.

 The Cooperative was incorporated as an electric cooperative in the State of Texas in 1939.  In 1998, members of the Cooperative adopted a plan for changing the corporate structure from a member owned cooperative to a shareholder owned corporation, and the Company was formed.  The conversion of the Cooperative to a corporation and the issuance of stock was completed by early 2002.   Transfer of the Cooperative’s Certificate of Convenience and Necessity, which allows a company to provide electric utility services within a certified territory in Texas, to the Company was approved by the PUCT effective September 1, 2003.

During the 2003 Texas legislative session, Senate Bill 1280 (“SB 1280”) was adopted which effectively brought the Company under the jurisdiction of the PUCT.  See “State and Federal Regulation – State Regulation.”

Electric Market

The electric industry is currently undergoing many changes, both in Texas and nationwide.  Total revenues from sales of electricity to ultimate consumers in the United States total over $250 billion per year. While the majority of the areas in which the Company has operated since its inception are dually certified, it has not been subject to significant competition to date. It may be subject to increased competition in the future.  See “State and Federal Regulations – State Regulation.”

Revenues and Customers

The Company’s operating revenues come from electric or electric related sales. Annual sales for 2004 to the Company’s commercial/industrial, residential and irrigation customers accounted for approximately 54%, 38% and 8%, respectively, of total electric sales.  This trend has remained fairly constant.

Distribution Operating Statistics

	2004	2003	2002

Revenue: (Thousands of dollars)
Residential	$29,636	$30,754	$27,509
Large commercial	20,242	19,345	16,161
Small commercial	22,247	20,979	18,848
Irrigation	6,078	5,683	6,123
Other	546	2,317	2,263
Farmersville contract	2,400	2,324	2,431
Total Electric Sales	$81,149	$81,402	$73,335

Meters (active and inactive):
Residential	27,900	28,753	27,072
Large commercial	1,560	1,553	1,500
Small commercial	11,356	11,398	10,939
Irrigation	3,138	3,131	3,122
Farmersville contract	1,556	1,535	1,734
Total Meters	45,510	46,370	44,367

Deliveries (mWh):
Residential	252,935	276,133	261,664
Large commercial	219,629	216,675	203,030
Small commercial	195,889	192,499	182,497
Irrigation	44,741	44,612	54,483
Other	54	63	52
Farmersville contract	27,674	28,560	27,287
Total Deliveries	740,922	758,542	729,013

Commercial and industrial revenues, derived primarily from electric powered oilfield equipment, are generally not subject to seasonal fluctuation, or normal oil price fluctuations. This is because many producers have pre-committed their output.  Electric power requirements can, however, be affected by a dramatic change in the price of oil, which affects the overall market for oil.  Oil and gas prices have risen over the past few years.  Oilfield activity, and thus electric demand and consumption, may increase because of new drilling programs and the resulting new production.

Residential sales vary with temperature fluctuations, primarily during the summer months, as the Company’s residential customers use more electric power for cooling during the hot summer months. Historically, approximately 30% of the Company’s annual residential sales occur during the period July 1 to September 30.

Irrigation revenues, derived primarily from cotton farmers with electric powered irrigation equipment, are subject to temperature and rainfall fluctuations during the cotton planting and growing seasons. Although irrigation sales are only 8% of all electric sales for 2004, approximately 80% of those irrigation sales occurred during the period April 1 to September 30.

Nonutility Investments and Property

As of December 31, 2004, the Company’s only nonelectric business investment is an office building and the related land that serves as its general corporate headquarters in Midland, Texas.

The Company previously had a 42% interest in MAP Resources, Inc. which it accounted for under the equity method of accounting.  Effective October 8, 2003, the Company reached an agreement with MAP Resources, Inc. to sell its entire interest in exchange for a note receivable of $1,250,000, which was repaid in July 2004.

The Company had a 15% interest in United Fuel and Energy Company which is engaged in the petroleum distribution business.   The Company also had a note receivable from United Fuel and Energy Company which was extinguished by United Fuel and Energy Company taking the Company’s position as borrower on a cross-collateralized note payable.  The Company was a secondary guarantor on United Fuel and Energy Company’s note of $3,500,000, which United Fuel and Energy Company repaid in November  2004, and the Company was released from the guaranty.

In March 2004, the Company signed an agreement with a shareholder of United Fuel and Energy Company to sell the Company’s shares of stock in United Fuel and Energy Company for $1,300,000 in exchange for a note receivable from that shareholder.  See Notes 8 and 14 to the annual consolidated financial statements of the Company for December 31, 2004, 2003, 2002, attached hereto as Annex D, which we refer to as the “annual consolidated financial statements.”

In February 2004, NewCorp sold its limited partner interests in real estate partnerships for $286,000 in exchange for a note receivable, which resulted in no gain or loss.  In prior years, NewCorp had guaranteed debt of some of the partnerships with the maximum exposure of such guarantees aggregating $5,178,000 at December 31, 2003. At September 30, 2005 the maximum exposure was $4,162,000. At the time of the sale, the purchaser agreed to obtain releases of NewCorp from such guarantees or, in the case of certain of such guarantees representing approximately 95% of NewCorp’s total exposure, to provide NewCorp with an indemnity from the general partner of the partnerships if a release could not be obtained. The Company is working with the parties to obtain the releases.

Employees

As of September 30, 2005, the Company had 123 full-time and six part-time employees, none of which was a member of any labor union.

State and Federal Regulation

State Regulation

As a Texas electric utility, the Company is subject to the jurisdiction of the PUCT, which generally has regulatory authority over the rates, operations and services of an electric utility.  At the time of the Company’s conversion from an electric cooperative to an investor owned electric utility, the Texas Public Utility Regulatory Act (“PURA”) provided that a successor to an electric cooperative, such as the Company, would be treated as a cooperative for regulatory purposes. This would have allowed the board of directors of the Company to continue to set the rates that it charges its customers and to decide when and if to enter into retail competition. However, during the 2003 Texas legislative session, SB 1280 was adopted and it amended the PURA so that the Company would be treated as an investor owned utility subject to regulation by the PUCT.  The Company’s rates are now subject to regulation and approval by the PUCT, rather than the Company’s board of directors, and the PUCT will determine how and when the Company will enter into retail competition.

For further discussion regarding rate determinations and other regulatory matters affecting the Company, see “Information Regarding the Company – Management’s discussion and Analysis of Financial Condition and Result of Operations—Liquidity and Capital Resources—Regulatory Matters.”

Federal Regulation

NewCorp, a subsidiary of the Company, owns the transmission system that serves the west Texas divisions and is subject to the jurisdiction of FERC.  In general, FERC has authority over wholesale sales of electricity, the interstate transmission of electric power, maintenance of accounting records in accordance with the uniform system of accounts and the issuance of certain securities.  See also Note 23 to the annual consolidated financial statements.

Competition and Restructuring in the Utility Industry

For many years the Company and its predecessor have faced competition in providing electric distribution services.  A large percentage of its service territory is dually certified with other utilities.  Therefore even though the Company is not currently subject to competition pursuant to the legislation that was passed in Texas in 1999, it competes with other utilities in much of its service territory.  Many of the Company’s competitors, like TXU Energy and its affiliate, TXU-Electric Delivery, are much larger than the Company and have financial resources that are much greater than the Company’s.  TXU-Electric Delivery, which is the largest electric utility in the State of Texas in terms of revenues and size of operating areas, is certified to operate in many of the areas in west Texas where the Company currently operates, and the Company competes with it on the basis of price and service.  The Company’s retail rates are comparable to those of TXU-Electric Delivery and other retail electric providers.

Legislation passed in Texas in 1999, which became effective January 2002, significantly modifies the industry and potentially introduces more competition into the Texas retail electric market.  In the future, the Company’s customers may be able to purchase electricity from other providers, not just those certified to serve in the service territory.  However, the Company will continue to provide distribution services and receive payment for the services under a regulated tariff.

The National Energy Policy Act empowers FERC to require utilities to provide transmission facilities for the delivery of wholesale power from other power producers to qualified resellers, such as municipalities, cooperatives and other utilities.  The Company’s transmission facilities in its west Texas divisions, which are in the Southwest Power Pool, are subject to regulation by FERC, and the Company’s transmission facilities in its central Texas division, which are part of the Electric Reliability Council of Texas, Inc., are subject to regulation by PUCT.  See Note 20 to the annual consolidated financial statements.

Power Requirements

The Company purchases power for resale to its retail customers from wholesale suppliers and distributes that power to its customers through approximately 305 miles of transmission lines and approximately 11,000 miles of distribution lines.  The Company’s transmission systems interconnect with the systems of power suppliers and other utilities, to permit bulk power transactions with other electricity suppliers. The Company’s subsidiary NewCorp owns and operates the transmission system that supplies wholesale power to the Company’s west Texas divisions, which is a part of the Southwest Power Pool.  Southwest Power Pool coordinates transmission services among its members.  In 2004, the Company purchased all electric power pursuant to wholesale electric power contracts with Southwestern Public Service Company, Lower Colorado River Authority and Garland Power and Light, which accounted for approximately 74%, 13% and 13%, respectively, of the electric power purchases of the Company. Generally, the wholesale electric power supply contracts are based on fixed charges for kWh usage, transportation and auxiliary services and a variable charge for fuel based on kWh usage. The Company’s purchased power costs fluctuate primarily with the price of natural gas. The contracts with Southwestern Public Service Company and Lower Colorado River Authority expire in 2013 and 2016, respectively.  In June 2005 the Company entered into a new contract with Garland Power and Light, which replaced the previous contract, that expires in May 2007. The new contract provides for the Company to purchase the same amounts of  power as the previous contract.

The price to be paid by the Company, which is passed on to customers, is significantly higher in light of increases in the market price of natural gas.We cannot predict what effect, if any, renegotiation of future expiring contracts may have on the Company’s financial condition and results of operations. However, there is adequate supply of power and generation within the region should the Company need alternative power supplies.  All costs associated with purchased power are passed through to the retail customer.

Environmental Matters

The Company is subject to federal and state regulations with respect to certain environmental matters.  The Company is unaware of any present or potential environmental problems and believes it is in compliance with all environmental regulations.  The laws applicable to environmental concerns can change rapidly and are difficult to predict. Substantial expenditures may be required to comply with these ever changing regulations. The Company analyzes the potential costs arising from environmental matters on an ongoing basis.

Construction and Capital Requirements

The Company has no major construction projects planned at the present time. Utility construction expenditures for 2005 will consist primarily of costs to maintain the Company’s distribution and transmission systems. Total gross property additions, including construction work in progress, for the years ended December 31, 2004, 2003 and 2002, were $3,228,000, $5,209,000 and $1,517,000, respectively.  Management’s planned capital expenditures for the next 12 months are $7,916,000.

Company Website

The Company’s website address is www.caprockenergy.com.  The Company’s reports on Form 10-K and quarterly reports on Form 10-Q are available free of charge at this website.  These reports are made available on the website as soon as practicable after they are electronically filed with the Securities and Exchange Commission.  The information contained on the website is not part of this document.

Properties

Utility Plant

The Company owns and operates a transmission system and distribution systems.  The transmission system carries high voltage electricity over longer distances.   Substations step the voltage down and distribution lines carry that power to the ultimate customers.  The Company’s transmission system that serves the west Texas divisions consists of 16 substations and 305 miles of single pole transmission line constructed over a period of several years between 1975 and 1995.  The system provides a looped transmission line at 138 kV that provides for two electric supply delivery points for power providers to tie into and deliver power.  The 16 substations supply sixty-six distribution line circuits, which serve over 9,800 miles of primary and secondary distribution line in 17 countywide areas and supplies approximately 120 MW of peak electrical power.  When the transmission system was being constructed, a large portion of the distribution system was rebuilt to accommodate the new substations, as well as new feeder circuits being constructed with larger conductors and a higher distribution voltage.  Many of the distribution circuits can also be fed from alternative substations in order to minimize outage time.  The Company has two other noncontiguous distribution systems with nine substations.  The Company also owns real estate related to its electric distribution and transmission business, including easements, right-of-ways and land where substations, as well as distribution and transmission poles and lines, are located.  Real estate and division office locations in Stanton, Colorado City, Brady and Celeste, Texas, are also owned.  The distribution system is pledged as security under the Company’s mortgage notes.

Nonutility Property

The Company owns a 45,000 square foot office building and the related land that is used as its general corporate headquarters in Midland, Texas. The Company occupies approximately 35% of the building and the remainder is leased to commercial tenants.

Legal Proceedings

The Company is involved in legal and administrative proceedings and claims of various types, which arise in the ordinary course of business.  In the opinion of management, based upon information furnished by counsel and others, the ultimate resolution of these claims, except for the proceedings described in Note 23 to the annual consolidated financial statements and Note 7 to the quarterly consolidated financial statements for the three and nine months ended September 30, 2005 and 2004 (which we refer to as the quarterly consolidated financial statements), will not have a material impact on the Company’s financial position, operating results or liquidity.

See Note 23 to the annual consolidated financial statements and Note 7 to the quarterly consolidated financial statements for discussions of legal proceedings which may be material to the Company’s operations and financial condition.  With regard to the litigation involving the Company and Lamar Electric Cooperative Association described in Note 7 to the quarterly consolidated financial statements on page D-46, in December 2005, a partial summary judgment was granted at which it was ruled that the claims of the Company against Rayburn Country Electric Cooperative, Inc. should be heard in a current lawsuit in Midland County and that the Combination Agreement between Lamar Electric Cooperative Association and the Company’s predecessor could not be consummated due to the impossibility of performance.  The other claims remain.  The Company plans to appeal this decision.

Market Prices Of The Company’s Stock

Our common stock is traded on the American Stock Exchange under the symbol “RKE.” The following table sets forth the intraday high and low sales prices per share of our common stock on the American Stock Exchange for the periods indicated.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2006:
1st Quarter (through January , 2006)	$—	$—
Fiscal Year Ended December 31, 2005:
1st Quarter	$28.12	$23.80
2nd Quarter	$24.38	$17.90
3rd Quarter	$19.30	$15.02
4th Quarter	$21.07	$13.00
Fiscal Year Ended December 31, 2004:
1st Quarter	$34.50	$30.52
2nd Quarter	$32.30	$27.10
3rd Quarter	$30.70	$23.40
4th Quarter	$30.40	$24.60
Fiscal Year Ended December 31, 2003:
1st Quarter	$32.99	$27.85
2nd Quarter	$35.50	$17.51
3rd Quarter	$21.45	$10.35
4th Quarter	$11.85	$10.25

The closing sale price of our common stock on the American Stock Exchange on November 4, 2005, the last trading day before the Company announced the execution of the share exchange agreement, was $13.40 per share. On                               ,         , the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the American Stock Exchange was $           per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the share exchange agreement from paying cash dividends.

Selected Financial Information

The selected financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the annual consolidated financial statements and notes thereto, and the quarterly consolidated financial statements and notes thereto, included in Annex D hereto and incorporated by reference herein.

	Nine Months Ended September 30,		Years Ended December 31,			Nine Months Ended December 31,		Year Ended March 31,
	2005	2004	2004	2003	2002	2001	2000	2001
	(Unaudited)	(Unaudited) (Restated)	(Restated)				(Unaudited)
Consolidated Statements of Operations Data: (Thousands of Dollars)
Operating Revenues	$66,207	$65,471	$82,624	$82,844	$74,637	$53,122	$52,100	$72,465
Operating Expenses	(62,068)	(53,650)	(72,405)	(61,875)	(58,307)	(43,142)	(50,101)	(68,144)
Operating Income	4,139	11,821	10,219	20,969	16,330	9,980	1,999	4,321
Other Income (expense)	(3,696)	(5,357)	(6,926)	(7,634)	(7,140)	(5,550)	(5,915)	(8,502)
Income (loss) before Income taxes	443	6,464	3,293	13,335	9,190	4,430	(3,916)	(4,181)
Income tax (expense) benefit (2)	(345)	(1,653)	232	(2,137)	(414)	—	—	—
Net income (loss)	$98	$4,811	$3,525	$11,198	$8,776	$4,430	$(3,916)	$(4,181)

Net Income Per Common Share:

Basic	$0.06	$3.10	$2.28	$7.69	$6.74
Diluted	$0.06	$2.99	$2.21	$7.41	$6.74

Weighted Average Number of Common Shares Outstanding:
Basic	1,635,894	1,553,072	1,546,271	1,455,443	1,302,355
Diluted	1,683,030	1,609,387	1,596,796	1,510,741	1,302,355

Pro Forma Basic and Diluted Earnings Per Share (Unaudited):

Net Income (loss)						$3.40		$(3.21)
Pro Forma shares outstanding						1,302,355		$1,302,355

	September 30,		December 31,			December 31,		March 31.
	2005	2004	2004	2003	2002	2001 (1)	2000	2001
	(Unaudited)	(Unaudited) (Restated)	(Restated)				(Unaudited)
Consolidated Balance Sheet Data: (Thousands of dollars)

Utility plant, net	$148,007	$150,028	$149,361	$152,162	$156,517	$164,547	$170,111	$168,920
Total assets	191,707	213,793	199,687	202,989	211,294	214,459	218,382	221,195
Long-term debt, net	131,600	137,095	134,032	143,372	148,052	181,732	184,688	188,627
Stockholders’ equity	35,498	32,708	33,444	26,973	14,738
Equity and margins						7,672	6,012	5,675

(1)                                  The Company changed its year-end from March 31 to December 31, effective December 31, 2001.

(2)                                  Upon conversion to a shareholder owned corporation, the activities and transactions of the parent became taxable.

The selected financial data has been restated to reflect the effects of a technical tax issue related to the tax exempt status of one of the Company’s subsidiaries.  See “Information Regarding the Company—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the annual and quarterly consolidated financial statements included as Annex D.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Caution Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this report, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, growth, sales projected costs and plans and objectives of management for future operations, are forward-looking statements.   Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.  Actual results may vary materially from those discussed in the forward-looking statements as a result of these and other factors.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made even if new information becomes available or other events occur in the future.  See “Special Factors —Cautionary Statement Concerning Forward-Looking Information” on page 40.

Critical Accounting Policies and Estimates

The Company’s significant accounting policies are described in Note 1 to the annual consolidated financial statements included as Annex D to this proxy statement.  Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates.  By their nature, these judgments and estimates are subject to an inherent degree of uncertainty.  These judgments and estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers, and information available from other outside sources as appropriate.  Different estimates reasonably could have been used in the current period, or changes in the accounting estimates are reasonably likely to occur from period to period, that could have a material impact on the presentation of the Company’s financial condition, changes in financial condition or results of operations.  Management believes that the following financial estimates are both important to the portrayal of the Company’s financial condition and results of operations and require subjective or complex judgments.  Further, it is believed that the items discussed below are properly recorded in the financial statements for all periods presented.  Management has discussed the development, selection and disclosure of the most critical financial estimates with the board of directors’ audit committee.

Rate Regulation.  The Company’s most critical accounting policy involves rate regulation.  The Company is subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation.”  In certain circumstances, SFAS No. 71 requires that certain costs and/or obligations be deferred on the balance sheet until matching revenues are recognized, subject to regulatory approval.  It is the Company’s policy to assess the recoverability of costs recognized as regulatory assets in accordance with SFAS No. 71, based on each regulatory action and the criteria set forth in SFAS No. 71.  Any disallowance of these deferred costs would be charged immediately against income upon that disallowance.

Power Cost Recovery Factor.  The power cost recovery factor is the difference between the cost of power purchased and the cost of power recovered from customers, divided by the number of kilowatt hours billed during the period.  This factor is estimated each month to recover actual power costs and is added as a surcharge to the base rate.  The factor is based on estimates of power cost increases or decreases due to changes in fuel cost, usage and other cost fluctuations.  The estimate is adjusted in the subsequent month as compared to actual activity.  The Company currently defers the difference between actual purchased cost and billed cost as a regulatory asset or liability.  The regulatory asset or liability, as well as the deferral, are adjusted accordingly by either receipt from, or refund to, the customer of the net deferred amount.

Derivative Instruments and Hedging Activities.  The Company may enter into derivative transactions to manage the cost of natural gas as the fuel component of power cost.  As described in Note 1 to the annual consolidated financial statements, the pricing under the Company’s various power contracts varies with fuel cost, which is generally determined by the cost of natural gas.  Derivative transactions minimize the fluctuations in the Company’s customers’ power bills.  These instruments are measured at fair market value and recorded as an asset or liability with a corresponding regulatory asset or liability.  Changes in the fair value are recognized in current

earnings unless specific hedge accounting criteria are met.    As of September 30, 2005 and December 31, 2004 and 2003, no derivative  positions were held.

Revenue Recognition Policy.  For all periods through December 31, 2002, the Company and its predecessor, the Cooperative, utilized the cycle billing method to recognize revenue, pursuant to the rate-making policy as set by the Board of Directors.  The cycle billing method recognizes revenue on an “as billed basis” when the customer is billed and not on an accrual basis, which recognizes revenue as the power is distributed to the customer.  By utilizing the “as billed” method, unbilled revenue was not recognized.

Effective January 1, 2003, the Company’s Board of Directors changed the rate-making policy to recognize unbilled revenue.  The Company was then required to change accounting principles related to its revenue recognition method.  Under the new rate-making structure, the Company recognizes revenue when power is distributed to the customer, rather than when the customer is billed.

Stock Based Compensation.  Effective January 1, 2003, the Company adopted the fair value method of accounting for its employee stock incentive plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.”

Tax Liabilities and Valuation of Deferred Tax Assets.  The Company is required to assess the ultimate realization of deferred tax assets generated from net operating losses and capital losses incurred on the sale of assets.  This assessment takes into consideration tax planning strategies within our control, including assumptions regarding the availability and character of future taxable income.

As of September 30, 2005 and December 31, 2004 and 2003, there were approximately $14,800,000, $12,218,000 and $20,800,000, respectively, of net operating loss carryforwards that expire in 2011 through 2025, and may be used to offset future taxable income.

Impairment of Long-lived Assets.  Management reviews the carrying value of long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”  Unforeseen events and changes in conditions could indicate that these carrying values may not be recoverable and may therefore result in impairment charges.  An impairment loss is recognized only if the carrying amount of the long-lived asset is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds its future undiscounted cash flows, and if required, fair value of long-lived asset is written down to its fair value.  The determination of future cash flows, and if required, fair value of long-lived asset is by its nature a highly subjective judgment.  Fair value is determined by calculating the discounted future cash flows using a discount rate, third party contracted bids or appraisals performed by a qualified party.  Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the long-term estimated cash flows, including long-term forecasts of the amounts and timing of overall market growth.  Changes in these estimates could have a material effect on the assessment of our long-lived assets.

Postretirement Healthcare Benefits.  The Company provides certain postretirement healthcare benefits to employees and retirees.  Determining the costs associated with such benefits is dependent on various actuarial assumptions including demographics (age, sex), mortality rates, discount rates used in determining the projected benefit obligations and current and projected health care cost trend rates.  Independent actuaries perform the required calculations, in accordance with accounting principles generally accepted in the United States.  Actual results that differ from the actuarial assumptions are generally accumulated and amortized over future periods.

Restatement

On August 24, 2005, the audit committee of the Company concluded that the Company would amend the Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the period ended March 31, 2005, because of a technical tax issue related to the tax exempt status of one of the Company’s subsidiaries.  The Company has restated its consolidated financial statements for the year ended

December 31, 2004, and the quarter ended March 31, 2005, to treat the subsidiary as a taxable entity for financial reporting purposes.  The Company has generated net operating losses in earlier periods that would be used to offset the taxable nature of the subsidiary.  Therefore the use of net operating losses earlier than expected may result in taxes payable that are greater than originally disclosed.  Because of the complex nature of the issue the Company is in the process of requesting guidance from the Internal Revenue Service regarding the taxable nature of the entity.  See Notes 2 and 24 to the annual consolidated financial statements for a discussion of the adjustments.

Overview

The Company is an electric distribution company operating in various non-contiguous areas in the State of Texas.  The Company purchases power from wholesale suppliers and distributes that power to its retail customers over transmission and distribution lines.  Effective September 1, 2003, the Company became subject to the oversight authority of the PUCT, and the rates and fees charged to customers by the Company are now subject to PUCT approval.  NewCorp, a transmission subsidiary of the Company, is subject to the oversight authority of FERC.

The Company purchases power from wholesale suppliers and distributes that power to its retail customers over transmission lines covering over 305 miles and then over 11,000 miles of distribution lines. The Company’s primary focus is on the distribution of electricity to its customers, and therefore has not and does not plan to engage in the generation of electricity.  In 2003, the Company purchased all electric power pursuant to wholesale electric power contracts with three suppliers.  Generally, the wholesale electric power supply contracts are based on fixed charges for kWh usage, transportation and auxiliary services and a variable charge for fuel based on kWh usage. The Company’s purchased power costs fluctuate primarily with the price of fuel used to generate that electricity, which is primarily natural gas and coal. However, all costs associated with purchased power are passed through to the retail customer.

Results of Operations – Comparison of the Three and Nine Months Ended September 30, 2005 to the Three and Nine-Months Ended September 30, 2004

The following are deliveries of power for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended
	September 30,
	2005	2004
	(mWh)

Residential	201,486	194,097
Large commercial	171,127	162,473
Small commercial	152,463	143,947
Irrigation	36,973	43,955
Other	39	38
Farmersville contract	23,355	21,465
	585,443	565,975

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Thousands of dollars)		(Thousands of dollars)
Operating Revenues:
Electric	$26,879	$22,005	$65,541	$64,485
Other	257	346	666	986
Total operating revenues	$27,136	$22,351	$66,207	$65,471

The consumption and demand for electricity within the Company’s service areas is greatly impacted by weather conditions and temperatures.  The hot temperatures during the summer months, or the third quarter, normally require residential customers to use more electricity in cooling their homes.  Rural customers who irrigate crops use more electricity in the summer months for the irrigation process, and if the spring season does not bring sufficient amounts of rain, these customers may irrigate earlier in the summer season and for longer periods.  Portions of the Company’s service areas have been experiencing a severe long-term drought, but these conditions are less severe than in the past.

Electric revenues increased $4,874,000 and $1,056,000 respectively, for the three and nine month periods for 2005 as compared to 2004.   This change is the result of the following major factors:

•                  An increase of $3,849,000 and $65,000, respectively, in power cost recovery for the three and nine month comparative periods;

•                  An increase in net sales of $1,033,000 and $1,072,000, respectively, for the three and nine month comparative periods.

The decrease in other operating revenues of $89,000 and $320,000 for the comparative three and nine month periods is mainly due to a decline in late fees billed to customers.  The Company modified its billing practices in order to be in compliance with PUCT rules.  See “Regulatory Matters” under Liquidity and Capital Resources below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Thousands of dollars)		(Thousands of dollars)
Operating Expenses:
Purchased power	$15,475	$13,472	$34,325	$31,958
Operations and maintenance	3,995	2,592	9,604	7,372
General and administrative	1,163	2,151	5,953	5,131
Stock compensation	169	297	4,443	1,974
Depreciation and amortization	1,979	2,051	5,907	5,354
Property taxes	462	112	1,406	1,671
Impairment of regulatory asset	111	—	111	—
Other	109	62	319	190
Total operating expenses	$23,463	$20,737	$62,068	$53,650

Purchased power expense normally moves in relation to electric demand and consumption.  Contract terms with wholesale power suppliers provide for pricing based upon the price of fuel, demand and usage.  All costs of power are passed through to the Company’s retail customers.  Purchased power increased $2,003,000 and $2,367,000 for the three and nine month comparative periods, which is primarily the result of an increase in power costs.

Factors affecting operations and maintenance expenses include certain weather conditions such as high winds, ice storms and lightning, which cause damage to electric lines and interrupt service.  Operations and maintenance expense increased $1,403,000 and $2,232,000 for the comparative three and nine month periods because of the following factors:

•                  Increased expenditures for salaries and related expenses of $395,000 and $888,000, respectively, for the three and nine month comparative periods:

•                  Increased expenditures of $688,000 and $15,000 for the three and nine month comparative periods related to maintenance of substations and overhead distribution lines;

•                  Increased expenditures for building maintenance for the three and nine month periods of $75,000 and $299,000, respectively;

•                  Increased costs for outsourced and professional services of $146,000 and $242,000 for the three and nine month periods, respectively;

•                  Increased expenditures of $72,000 and $398,000 for the three and nine month periods, respectively, related to vehicles.

General and administrative expenses decreased $988,000 for the comparative three month periods of 2005 and 2004, but increased $822,000 for the comparative nine month periods because of the following:

•                  Increased costs in the nine month periods of $447,000 related to IT support and outsourced IT functions;

•                  Increased expenditures for salaries and related expenses of $361,000 for the nine month periods;

•                  Increased costs of $69,000 and $273,000 respectively, for the three and nine month periods, associated with public relations;

•                  Increased expenditures of $404,000 and $833,000 for the comparative three and nine month periods related to legal, consulting and other professional services;

•                  Increased expenditures for 2005 are offset by increased overhead allocations from general and administrative to operations, maintenance and capitalized items of $1,679,000 and $1,434,000 for the three and nine month comparative periods, respectively.

At September 30, 2005, unearned compensation is $784,000 and expected noncash compensation expense by year for all awards is as follows:  2005 - $4,285,000; 2006 - $324,000; 2007 - $316,000; and 2008 - $108,000.

Depreciation and amortization decreased $72,000 for the comparative three month periods, but increased $553,000 for the nine month periods.  This is primarily because of the amortization in the 2005 period of the costs associated with implementation of the new fully integrated software application.  This amortization began in the third quarter of 2004.

Initially the Company had anticipated that property tax expense for 2004 would increase materially because of  appraisal methodologies used in the ad valorem valuation of investor owned utilities in Texas as compared to the Company’s former cooperative status.  Therefore, substantial increases were reflected in the 2004 periods.  When the actual property tax renditions were received at year-end, the respective taxing authorities had not materially modified their approach to valuation of the Company’s properties.  Therefore, the Company modified its estimate for 2005.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Thousands of dollars)		(Thousands of dollars)
Other Income (Expenses)
Allocation of income from associated organizations	$573	$539	$573	$539
Interest expense, net of capitalized interest	(1,522)	(2,107)	(4,689)	(6,307)
Interest and other income	134	144	420	411
Total other income (expense)	$(815)	$(1,424)	$(3,696)	$(5,357)

Interest expense for the comparative three and nine month periods decreased $585,000 and $1,618,000, respectively, which is the net effect of three components:

•                  Increase in interest expense related to mortgage debt of $85,000 and $336,000 for the comparative three and nine month periods, because of an increase in interest rates;

•                  Extinguishment of the Beal Bank note in November 2004, caused a decrease in the 2005 comparative periods of $381,000 and $1,151,000, respectively;

•                  Amortization in the 2004 period of the fees and costs incurred with respect to the Beal Bank loan caused a decrease in the 2005 comparative periods of $277,000 and $771,000, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
	(Thousands of dollars)		(Thousands of dollars)
Income Tax Expense:
Income tax expense	$997	$168	$345	$1,653

Income tax expense increased $829,000 but decreased $1,308,000, respectively, for the three and nine month comparative periods, based on the Company’s results of operations.

As discussed above, for financial reporting purposes, a subsidiary is considered taxable.  State tax expense is calculated on a stand-alone corporate basis.  Therefore, the effective tax rate is high because the subsidiary is in a net income position.

Results of Operations – Comparison of the Years Ended December 31, 2004, 2003 and 2002

	Year Ended December 31,
	2004	2003	2002
	(Thousands of dollars)
Operating Revenues:
Electric revenues	$81,149	$81,402	$73,335
Other	1,475	1,442	1,302
Total operating revenues	$82,624	$82,844	$74,637

The consumption and demand for electricity within the Company’s service areas is greatly impacted by weather conditions and temperatures.  The hot temperatures during the summer months, or the third quarter, normally require residential customers to use more electricity in cooling their homes.  Rural customers who irrigate crops use more electricity in the summer months for the irrigation process, and if the spring season does not bring sufficient amounts of rain, these customers may irrigate earlier in the summer season and for longer periods.  Portions of the Company’s service areas have been experiencing a severe long-term drought, but these conditions are less severe than in the past.

Although electric revenues decreased only $253,000 between 2003 and 2004, the aggregate components were:

•                  An increase in power cost recovery of $2,702,000;

•                  Increase in net sales of $801,000;

•                  A decrease in 2004 of $3,755,000 as a result of the 2003 change in accounting principle.

The increase in power cost recovery is comprised of the increase of the pass through of fuel costs to customers of $4,150,000, and a decrease in the amount of revenue recognition related to a regulatory surcharge authorized by the Board of Directors of $1,448,000.  It was intended to recover some of the expense incurred in connection with the PUCT proceedings related to the transfer of the certificate of convenience and necessity from the Cooperative to the  Company.  A total of $2,354,000 was billed to customers from June 2003 through February 2004; $92,000 was recognized as revenue in 2004, $1,539,000 was recognized as revenue in 2003, and the remainder of $723,000 is shown as a regulatory liability on the balance sheet at December 31, 2004.

Electric revenues increased $8,067,000 for 2003 as compared to 2002.  This rise is due to multiple factors:

•                  An increase of $4,600,000 for recovery of power costs;

•                  An increase in revenue accruals of $3,400,000 due to the effect of the change in accounting principle in 2003.

The Company had been realizing deferred revenue of $4,364,000 equally over a 24 month period from January 2002 to December 2003. This revenue was recognized equally in both the 2003 and 2002 periods, and was billed through the power cost recovery factor, and is not being reflected in any future periods. This item related to purchased power that was expensed in prior years.

	Year Ended December 31,
	2004	2003	2002
	(Thousands of dollars)
Operating Expenses:
Purchased power	$36,958	$36,578	$36,433
Disallowed power costs	3,074	—	—
Operations and maintenance	10,331	10,135	7,327
General and administrative	7,518	4,639	7,144
Stock compensation	4,925	2,133	—
Depreciation and amortization	7,416	6,719	5,834
Property taxes	1,925	1,345	1,367
Other	258	326	202
Total operating expenses	$72,405	$61,875	$58,307

Purchased power expense normally moves in relation to electric demand and consumption. Contract terms with wholesale power suppliers provide for pricing based upon the price of fuel, demand and usage. All costs of power are passed through to the Company’s retail customers.

Purchased power increased $380,000 from 2003 to 2004.  The net changes related to:

•                  Increase in power costs of $4,754,000; offset by

•                  Decrease of $4,412,000 in 2004 because of the conclusion in 2003 of the rate making treatment of the capital lease payments associated with the transmission system.

Purchased power only increased by $145,000 from 2002 to 2003.  The net change is attributable to:

•                  An increase in power costs of $2,966,000 which includes $1,318,000 of power cost lag because of the change to the accrual method of accounting;

•                  A conclusion in September 2003 to the rate making treatment of the capital lease payments which were associated with the transmission system.  This caused a decrease of $2,773,000.

The cost of natural gas has risen from 2002 to 2004, which increased the cost of purchased power and is passed directly through to customers.

Rate-making treatment required the Company to classify the amortization of property and equipment under the capital lease, as well as the associated interest expense, as purchased power.  Because the lease was extinguished in September 2003, the treatment is no longer applicable, and the remaining net book value of the transmission system is being depreciated over its remaining life, and that expense is reflected in Depreciation and Amortization expense.

Disallowed power costs of $3,074,000 in the 2004 period is the increase in fuel cost related to the regulatory liability due to overcollection of power cost recovery.

Factors affecting operations and maintenance expense include certain weather conditions such as high winds, ice storms and lightning that cause damage to electric lines and interrupt service.  Operations and maintenance increased $196,000 and $2,808,000, respectively, between 2004 and 2003, and 2003 and 2002.  The majority of the change is related to an increased need in maintenance for the distribution and transmission systems that resulted in current expense, as opposed to engaging in construction activities that would have resulted in capitalized costs.

General and administrative expenses increased by $2,879,000 from 2003 to 2004, because of the following:

•                  Increased costs in 2004 of $1,610,000 related to IT support and outsourced IT functions;

•                  Increased expenditures of $218,000 associated with public relations;

•                  Decreased overhead allocation from 2003 to 2004 to utility plant and operations and maintenance of $890,000 resulted in higher costs remaining in general and administrative.

General and administrative expenses decreased by $2,505,000 between 2002 and 2003, because of decreases in legal and professional fees, the majority of which were associated with the PUCT proceedings concerning the application to transfer the Cooperative’s certified territory to the Company, as well as decreases in public reporting costs.

If the Company remains a public company, regular general and administrative expenses are expected to increase in the future because compliance with PUCT rules and regulations, as well as the Sarbanes Oxley Act of 2002, would require more resources and personnel.

In December 2002, the shareholders approved the Stock Incentive Plan which authorized a total of 800,000 shares under that plan.  In April 2003, each employee was granted a noncash stock award, with vesting over 5 years.  Officers, directors and certain retired directors were also granted noncash stock awards in July 2003, with vesting periods ranging from 2 to 5 years.  Both awards are being amortized to expense over periods of 2 to 5 years, with the expense reflecting the fair value of the award.

In December 2004, an additional award of stock was granted to employees, officers and directors.  Employee awards vest over two years, and officers’ and directors’ awards vested immediately.  The fair value of this award is being amortized to expense over the applicable vesting period.  Expected noncash compensation expense by year for all awards is as follows: 2005 - $1,225,000, 2006 - $324,000, 2007 - $316,000 and 2008 - $108,000.

Depreciation and amortization increased $697,000 from 2003 to 2004 because of the following factors:

•                  Conclusion in 2003 of the rate making treatment of the amortization of property and equipment associated with the transmission system capital lease caused an increase of $412,000 because the treatment is no longer applicable;

•                  Amortization in 2004 of $367,000 relative to the capitalized costs of the IT system.

Depreciation and amortization increased $885,000 from the year ended 2002 as compared to 2003 for various reasons:

•                  Increased depreciation expense of $359,000 associated with changes in estimated useful lives of certain general plant assets;

•                  Conclusion of the rate making treatment of the amortization of property and equipment associated with the transmission system capital lease caused an increase of $220,000.

In connection with the original ten year capital lease associated with the transmission system, generally accepted accounting principles required the Company to amortize the asset over a period consistent with the lease payments.  This period was much shorter than the estimated life of the asset, and the amortization was charged to purchased power.  Because the capital lease was extinguished in September 2003, and the rate-making treatment is no longer applicable, the method of depreciation and life of the transmission system assets has changed to a straight-line method with a 20 year remaining life, and the expense is reflected in Depreciation and Amortization expense.  The Company estimates the amount of such depreciation on the transmission system to be $864,000 per year.

In its efforts to be able to adapt to a changing regulatory environment, enhance efficiency and automate certain processes, management recognized the need for a more sophisticated and responsive IT system and associated applications.  The Company engaged an outside third party to assess the Company’s current and future IT needs, assist in the selection process of software and related applications, implement the chosen products and processes and provide ongoing support.  The third party IT firm is also assisting the Company in providing IT internal control documentation and procedures related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Certain IT costs associated with the change in the operating environment, the software applications and implementation process have been capitalized.  These costs aggregated $4,486,000 and $3,881,000 at December 31, 2004 and 2003, and the Company began a 5 year amortization period beginning March 2004, which was the end of the planned implementation.  In addition, the ongoing costs for maintenance and IT support are based on the number of meters per respective month and, based on the number of meters as of December 31, 2004, will approximate $1,697,000 per year through the term of the contract, which is December 2007.

Historically, property tax expense had remained relatively constant.  In 2004, such expenses increased $580,000 because of current appraisal methodologies used in the ad valorem taxation of investor owned utilities in Texas, as well as the Company’s revenue-generating ability, as compared to its former status as a cooperative.

	Year Ended December 31,
	2004	2003	2002
	(Thousands of dollars)
Other Income (Expense):
Allocation of income from associated organizations	$540	$530	$478
Interest expense, net of capitalized interest	(7,983)	(8,047)	(7,403)
Interest and other income	646	795	1,027
Impairment of Lamar combination costs	—	—	(1,357)
Loss on sale of MAP stock	—	(1,056)	—
Equity earnings in MAP	—	144	115
Shareholders’ Trust	(129)	—	—
Total other income (expense)	$(6,926)	$(7,634)	$(7,140)

Interest expense decreased $64,000 between 2003 and 2004 because of the following:

•                  Amortization of all remaining fees and costs incurred with respect to the Beal Bank loan caused an increase of $787,000;

•                  The initial Beal Bank advance was drawn on in September 2003 and repaid in November 2004, with a resulting net increase of $795,000;

•                  The cross-collateralized note payable to a bank was extinguished in September 2003 causing a decrease of $566,000 between the periods;

•                  Interest expense on mortgage debt reflects a decrease of $126,000 because of the declining balance on the debt.

•                  In 2004, there was no amortization of the fees and costs associated with the original transmission system capital lease because the lease was extinguished in September 2003. This caused a decrease of $984,000.

Interest expense increased $644,000 between 2002 and 2003 because of the following:

•                  Increase of $478,000 because of the draw on the initial advance from Beal Bank in September 2003 at a rate of 10.75% per annum;

•                  Initial amortization of $333,000 of the legal fees and costs in 2004 incurred with respect to consummation of the Beal Bank loan;

•                  Amortization of the fees and costs associated with the original transmission system capital lease were accelerated by $544,000, in order that these costs would be fully amortized by the end of the lease term;

•                  Decrease in interest on mortgage debt of $535,000 because the Company was able to lock in lower interest rates, coupled with a declining principal balance;

•                  Decrease of $186,000 in interest associated with the cross-collateralized note payable to a bank because of its declining balance and it was extinguished in September 2003.

As described more fully in Note 23 to the annual consolidated financial statements, in 1999 the Company entered into an agreement to combine with Lamar Electric Cooperative (“Lamar”).  Lamar terminated the agreement in late 2002.  Although the Company is seeking to recover the costs and expenses incurred in connection with the combination, generally accepted accounting principles required the impairment of those capitalized costs, which aggregated $1,357,000.

Because the investment in MAP was sold in 2003, the 2004 period will not reflect any transactions related to MAP.

	Year Ended December 31,
	2004	2003	2002
	(Restated)
	(Thousands of dollars)
Income Tax Expense:
Income tax expense (benefit)	$(232)	$2,137	$414

Income tax expense decreased $2,369,000 between 2003 and 2004, and increased $1,723,000 between 2003 and 2002.  As of December 31, 2004, the Company has net operating loss carryforwards of approximately $12,218,000 which are scheduled to expire in 2011 through 2024.  As of December 31, 2004, the net deferred tax asset had been eliminated, as well as the valuation allowance, and a net deferred tax liability was recorded for $1,275,000, and a current income tax payable of $633,000.  The decrease in the valuation allowance from 2003 to 2004 of $5,240,000 is due partially because of a change in temporary differences and the resulting net deferred taxes and the changes in net operating losses between the two years.

The Company identified a technical tax issue related to the income tax treatment, for financial reporting purposes, regarding the exempt status of one of the Company’s subsidiaries.  In connection with the Company’s conversion from an electric cooperative to an investor owned utility, the Company had independent professional consultants evaluate the corporate structure of the Company and its subsidiaries.  Based on that review, the Company believed the subsidiary would continue to qualify as a tax exempt cooperative.  Therefore, the Company treated the subsidiary as exempt for both financial and tax reporting purposes.  Recently, the tax structure of the subsidiary was reviewed and issues arose concerning its exempt status.  Because of the complex nature of the issue, the Company is seeking guidance from the Internal Revenue Service regarding the taxable nature of the subsidiary.  As a result of the Company’s identification of the issue, on August 24, 2005, Management and the Audit Committee concluded that the Company would amend and restate its Annual Report on Form 10-K for the year ended December 31, 2004, to treat the subsidiary as a taxable entity for financial reporting purposes.  The Company had generated net operating losses in earlier periods that would be used to offset the taxable nature of the subsidiary.  The use of the net operating losses, earlier than expected, may result in taxes payable that are greater than originally disclosed.

Liquidity and Capital Resources

As of September 30, 2005, the Company had:

•                  Working capital of $10,657,000; which includes $10,417,000 of cash and cash equivalents; and

•                  Long-term indebtedness of $131,600,000, net of current portion.

The Company requires capital to fund utility plant additions, working capital and other utility expenditures which are intended to be recovered in subsequent and future periods through rates.  Capital necessary to meet these cash requirements is now derived primarily from operations.  As of September 30, 2005, the Company had accumulated a cash balance it believes is sufficient to meet its current and short-term anticipated obligations.

Liquidity issues may arise when a balloon payment of $26,367,000 is due in the fourth quarter of 2007.  There can be no assurance that CFC will refinance the amount or as to the terms, conditions or interest rate of any refinancing.  To the extent CFC does not refinance this loan, we would need to seek additional third party financing, and there can be no assurance such financing would be available.

Cash and cash equivalents decreased $10,551,000 since December 31, 2004, primarily because of scheduled mortgage debt payments, the partial refunding to customers of overcollections of power costs and an underrecovery of purchased power costs that has not yet been billed to customers.

Mortgage Debt.  Through 2001, one of the Company’s primary sources of capital and liquidity had been borrowings from CFC, the Company’s primary lender. These borrowings are collateralized by substantially all of the Company’s utility distribution assets. The existing long-term debt consists of a series of loans from CFC that impose various covenants.  The Company is in compliance with all CFC loan covenants.

Substantially all of the CFC mortgage notes are subject to interest rate repricing at the end of various periods, at the Company’s option.  Mortgage notes with CFC as of September 30, 2005, and the applicable interest rates are as follows:

Interest Rate		Repricing January	Amount (in thousands)
Fixed	4.85%	2006	$6,256,000
Fixed	4.70%	2006	32,149,000
Fixed	5.15%	2007	63,124,000
Fixed	4.50%	2007	5,866,000
Fixed	4.30%	—	27,479,000
Fixed	7.0%	—	1,000
Total mortgage debt			$134,875,000

The weighted average interest rate at September 30, 2005, is 4.83%.

Contractual Obligations and Other Commitments.  The following table summarizes the Company’s obligations and commitments as of December 31, 2004 to make future payments under certain contractual obligations:

	2005	2006	2007	2008	2009	Thereafter	Total
	(Thousands of dollars)
Debt obligations	$7,931	$4,210	$30,589	$3,935	$3,804	$93,285	$143,754
Capital lease obligations	124	72	31	17	17	25	283
Operating lease obligations	485	396	322	137	137	91	1,568
Purchase obligations (1)	6,969	2,099	2,099	402	402	2,802	14,773
Other long term liabilities (2)(3)(4)	1,543	1,531	921	859	797	33,926	39,577

(1)                                  All of the Company’s power contracts are firm, full requirements contracts. These types of contracts require the Company to purchase all of its power needs from the seller, but do not mandate a minimum purchase quantity.  Amounts included for each year are minimum required transmission charges, which are payable even if no quantities are purchased.  Also included are commitments for IT services and certain professional services.

(2)                                  Includes actuarially calculated amounts for post retirement healthcare costs of $849,000, $838,000, $855,000, $827,000 and $776,000 for the years ended 2005, 2006, 2007, 2008 and 2009, respectively, as well as $33,926,000 for the years 2010 through 2050.

(3)                                  The Company has a contract with the City of Farmersville, Texas, to act as an agent to provide power, assume related billing and collections functions and is obligated to the City to make payments on a revenue sharing type basis.  The 2005, and estimated 2006, annual payments aggregate $621,000.

(4)                                  Payments to or benefits to be provided to advisory directors are included.

Regulatory Matters.  Because of a change in PURA, as of September 1, 2003, the Company’s rates became subject to regulation and approval by the PUCT.  In accordance with this change in the PURA, the Company filed its electric service tariff with the PUCT in September 2003.  Several intervenors have alleged that the tariff filed by the Company contained certain inaccurate or illegal provisions and contained provisions not adopted by the Company’s Board of Directors.  The staff of the PUCT has taken the position that the tariff filed by the Company was the effective tariff, but the staff did propose modifications to certain tariff provisions.  A hearing on the merits to determine the effective tariff as of September 1, 2003, was held on October 4-5, 2005.  Post-hearing briefs by the parties were filed on October 28, 2005, and reply briefs were filed on November 16, 2005.

On December 22, 2005 a Proposal for Decision (“PFD”) was received in this case.  The PFD recommended that the PUCT Commissioners find that the tariffs filed by the Company on September 2, 2003, were the Company’s legally adopted tariffs.  The PFD recommends that the PUCT Commissioners deny the relief requested by the intervenors and the intervenors’ claims.

In October 2003, the PUCT initiated an inquiry to determine the reasonableness of the Company’s rates and ordered the Company to submit a rate filing package.  The Company submitted that rate filing package in late February 2004.  A hearing on the Company’s filing, which included a request for a rate increase, was held in October 2004.  On March 17, 2005, the Administrative Law Judges issued a proposal for decision recommending a 7.49% rate decrease for the Company.  This amounts to an annual revenue decrease of approximately five million dollars.  Several intervenors had sought rate decreases which were much larger than the recommendation of the Administrative Law Judges.  On August 5, 2005, the PUCT issued its order adopting in part and modifying in part the proposal for decision, and ordering a base rate decrease of just over two percent.  After certain parties filed motions for rehearing, the PUCT modified its decision and issued an Order on Rehearing on November 9, 2005, which order left in place a rate decrease of just over two percent (with slight modifications).  Parties have filed motions for rehearing of this order and may file petitions for judicial review of the order after it has become final.

The Company has taken the position that the order issued August 5, 2005 became final before the PUCT acted on the motions for rehearing.  Thus, the Company filed a petition for judicial review of that order on September 21, 2005.  The PUCT rejected the Company’s position in its Order on Rehearing.  Several other parties also filed petitions for judicial review of the August 5 order but otherwise dispute the Company’s position that the August 5 order became final before the Commission acted on the motions for rehearing.

In November 2005, the Company filed a revised compliance tariff which it feels properly sets forth order of the PUCT.  One party has requested a hearing, but a schedule has not been established.

The Company received two Notices of Violation (“NOVs”) from the PUCT in September 2004.    Prior to September 1, 2003, the Company’s rates were regulated by its Board of Directors, which is the same way all electric cooperatives in the state are regulated.  During the 2003 legislative session, state law was changed so that the Company would be regulated by the PUCT instead of its Board of Directors.  The changes, which took effect September 1, 2003, applied only to the Company and did not affect the way any other utility in the state is regulated.

The NOVs cite the Company for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUCT proceeding.  The Company contends that both of these charges were made in accordance with the Company’s tariff which had been adopted by its Board of Directors in accordance with Texas law at the time.  The PUCT Staff claims that the Company misapplied its tariff and that, following September 1, 2003, the Company could not charge a rate, even if authorized by its tariff, that violated PUC rules.

The NOVs recommended that the Company pay customer refunds and administrative penalties in excess of $1.3 million.  Under the staff’s recommendation, the total amount of penalties and refunds would continue to escalate until the final payments are made; therefore, the total amount of potential liability would not be known until payments are made.  As of the July hearing, however, the staff of the PUCT alleged that the amounts totaled $1,567,687.

On November 10, 2005, the administrative law judge issued a proposal for decision recommending that the Company be found to have violated state law and Commission rules, and recommending that the Company be ordered to pay total refunds and penalties in the amount requested by Staff.  The proposal for decision recommended that the refunds be made over a thirteen-month period instead of the staff’s requested one-time credit.  The Company filed exceptions to the proposal for decision on December 6, 2005, which were scheduled to be heard at an open meeting of the PUCT held on January 12, 2006.  The PUCT Commissioners did not hear the matter at that time, and the matter will be heard at a future open meeting.

The PUCT has not yet established the procedures and timelines for the Company to comply with the provisions of the PURA regarding offering customer choice for customer power requirements.  Other than transition costs, which cannot be estimated, the Company anticipates that such procedures and timelines that will be appropriate and will not adversely affect the Company.

Deferred Taxes.   The Company’s identification of a technical tax issue related to the income tax treatment, for financial reporting purposes, regarding the tax exempt status of one of the Company’s subsidiaries has resulted in additional income tax expense.  This will not require an immediate cash outlay because it affects deferred taxes payable.  The Company has generated net operating losses in earlier periods that will be used to offset the presumed taxable nature of the subsidiary.  The use of the net operating losses earlier than expected may also result in increased taxes payable and a comparable decrease in earnings in future periods to the extent of the unavailable net operating losses.

Note Receivable.  In early May 2005, the Company received the initial $500,000 payment on the note receivable agreement with the shareholder of United Fuel.  The remaining principal balance of $800,000 plus accrued interest will be due in three equal annual installments beginning May 2006.

Shareholders’ Trust.  When the Company and the Cap Rock Energy Shareholders’ Trust entered into a Voting Agreement in December 2004, the Company recorded a long term liability based on fair value of $129,000, which was for consideration whereby the shares held by the Trust will be voted by the Trustees but as directed by the Company, for as long as the shares are held by the Trust.  This liability will be paid out as the owners of the shares are located and the shares are issued to the owner or their heirs.  Therefore, this liability will be paid over future years, and is not expected to require a material amount of cash in any one year.

Recovery of Power Costs.  At September 30, 2005, the Company had a regulatory asset, purchased power subject to recovery, of $4,417,000.  The Company intends to collect this amount from customers over the six month period beginning November 2005.

Qualitative and Quantitative Disclosures About Market Risk

Market risk represents the risk of changes in the value of a financial instrument caused by fluctuations in interest rates, foreign currency exchange rates, prices of commodities and equity price risks.

Commodity Price Risk

All purchases of electricity are pursuant to long-term wholesale electric power contracts based on a fixed price for kWh usage, transportation and auxiliary services, with a variable charge for fuel cost, which is generally natural gas. This variable cost is affected by unpredictable factors, including weather and worldwide events, which in turn impact supply and demand.  In recent years, the cost of natural gas, which is used as fuel to generate power, has increased substantially.  The Company’s exposure to purchased power price risk is substantially mitigated because all actual costs of power are able to be recovered from billings to customers.

Credit Risk

The Company’s concentrations of credit risk consist primarily of cash, trade accounts receivable, sales concentrations with certain customers and notes receivable from third parties.

Credit risk with financial institutions is considered minimal because of the number and various physical locations of different financial institutions utilized.  In the past, the Company has utilized repurchase agreements, and may consider using that vehicle again in the future to maximize return and minimize credit risk.

The Company assesses the need for a deposit by retail customers.  The deposit amount is normally set as 1/6 of an annual customer billing, with such amounts being refunded or credited to the customer after one year if the customer has paid timely at least 10 of the previous 12 billings.  No customer accounted for 10% or more of the operating revenues of the Company.

In 2004, the Company sold its investment in United Fuel and Energy Corporation in exchange for a note receivable of $1,300,000, which is collateralized by the original stock.  The initial payment of $500,000 was received in early May 2005, with the remaining principal balance of $800,000 plus accrued interest due in three equal annual installments beginning May 2006.

Interest Rate Risk

The Company is subject to market risk associated with interest rates on the CFC long-term indebtedness.  The Company’s mortgage debt with CFC allows for a change from variable rate to fixed rate with no additional fees.

Mortgage notes of $6,256,000 as of September 30, 2005 with current interest rates of 4.85% are due to be repriced in January 2006, $63,124,000 with current interest rates of 5.15% are due to be repriced in January 2007, mortgage notes of $5,866,000 with current interest rates of 4.50% are due to be repriced in January 2007, mortgage notes of $32,149,000 with current interest rates of 4.70% are due to be repriced in January 2006 and $27,479,000 of mortgage notes were repriced in January 2004 with an interest rate of 4.3% for the term of the note.  A 1% change in interest rates would cause a change of $1,349,000 in annual interest expense.  The Company attempts to take advantage of low interest rate environments, as well as repricing interest rates over staggered periods.

Directors and Executive Officers of the Company

The principal occupations, positions, offices or employment during the past five years of the officers and directors of the Company are set forth below.

David W. Pruitt has served as president and chief executive officer of the Company since its inception and as co-chairman of the board since February 2001.  He served in those same positions for the Cooperative from 1987 until its dissolution in 2004. Mr. Pruitt will retire as an officer and employee at the special meeting, after which he will continue to serve as a director and a non-employee advisor and consultant.

William L. West became president of the Company in December 2004 and was appointed to serve on the board of directors at the same time. Upon Mr. Pruitt’s retirement, Mr. West will also become chief executive officer of the Company.  Mr. West served as a consultant to the Company from July through December 2003 and joined the Company full time in January 2004 as chief strategic officer, and was appointed vice-president in July 2004.   Prior to this he was a senior manager with KPMG, LLC serving in client service and strategic corporate tax consulting capacities from 1997 through July 2003.  Mr. West is a certified public accountant.

Ulen A. North, Jr. has served as executive vice president of the Company since its inception.  He served in that same position for the Cooperative from December 1996 until its dissolution in 2004.

Sammy C. Prough has served as vice president and chief operating officer of the Company since its inception.  He served in the same position for the Cooperative from June 1999 until its dissolution in 2004.

Ronald W. Lyon has served as vice president and general counsel of the Company since October 2001, and secretary since August 2002. Prior to that, he was engaged in the private practice of law and served as full-time general counsel to the Cooperative from 1993 until its dissolution in 2004.

Celia B. Page joined the Company as controller in July 2001, and was elected to serve as assistant secretary/treasurer in August 2002 and vice president in December 2002.  She previously served as senior vice president and controller of Costilla Energy, Inc. from April 1996 until July 2001.  Ms. Page is a certified public accountant.

The following are the directors of the Company.

Michael D. Schaffner has served as a director of the Company since October 1999, and served as a non-employee secretary and treasurer from August 2001 to August 2002. He also served as a director of the Cooperative from October 1999 until the inception of the Company, and prior to that he served as a director of McCulloch Electric Cooperative, Inc., a cooperative that combined with the Cooperative. Mr. Schaffner is engaged in public accounting in Brady, Texas, and is the owner of his own public accounting firm.

William L. West (see above)

Russell E. Jones has served as a director of the Company since its inception, and currently serves as co-chairman of the board of the Company. Mr. Jones served as a director of the Cooperative from September 1979 until the inception of the Company. Mr. Jones is a farmer and rancher and owns and operates his own agricultural businesses.

David W. Pruitt (see above)

Sammie D. Buchanan has been a director of the Company since its inception and served as a director of the Cooperative from September 1975 until the inception of the Company. Mr. Buchanan is a farmer and rancher and owns and operates his own agricultural businesses.

Floyd L. Ritchey has been a director of the Company since February 1999 and served as a director of the Cooperative from February 1999 until the inception of the Company. Prior to that, he served as a director of Lone Wolf Electric Cooperative, Inc., a cooperative that combined with the Cooperative. Mr. Ritchey is a farmer and rancher and owns and operates his own agricultural businesses.

During the last five years, none of the Company, its affiliates or any of their respective officers, directors or general partners, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each officer and director of the Company is a U.S. citizen

Special Committee of the Board of Directors of Cap Rock Energy Corporation

In connection with and in anticipation of considering the share exchange and any other similar transaction proposals that may come before the board of directors, the board of directors formed an independent special committee, consisting of Russell E. Jones, who served as chairman of the committee, Michael D. Schaffner, Sammie D. Buchanan and Floyd L. Ritchey, each of whom is a member of the board of directors who is not an officer or employee of the Company and who does not have any material direct or indirect business relationship with the Company, to evaluate the share exchange and other similar transaction proposals to determine whether the share exchange and such other proposals are fair to the shareholders and in the best interests of the shareholders and the Company.  For a description of unvested restricted stock previously awarded to the members of the special committee that will vest upon consummation of the share exchange, see “Interests of the Company’s Directors and Executive Officers in the Share Exchange—Other Executive Arrangements.” The principal occupations, positions, offices or employment during the past five years for such persons are set forth above. See “Information Regarding the Company—Executive Officers and Directors.”

INFORMATION REGARDING THE HOLDING COMPANY

The Holding Company was formed on November 2, 2005 and has not engaged in any business except in anticipation of the share exchange.  The business address of the Holding Company is 630 Fifth Avenue, New York, New York 10111 and its telephone number is (212) 651-1100.  Information with respect to the Holding Company’s directors, executive officers and controlling persons is set forth below.

Alan E. Goldberg serves as Co-President of the Holding Company and is a member of its board of directors.  Mr. Goldberg’s principal occupation is serving as Co-Managing Partner of Goldberg Lindsay & Co. LLC, the investment manager of LGB, located at 630 Fifth Avenue, New York, New York 10111.  Prior to the formation of LGB in 2001, Mr. Goldberg was Chairman and Chief Executive Officer of Morgan Stanley Private Equity, located at 1221 Avenue of the Americas, New York, NY 10020-1008.

Robert D. Lindsay serves as Co-President of the Holding Company and is a member of its board of directors.  Mr. Lindsay’s principal occupation is serving as Co-Managing Partner of Goldberg Lindsay & Co. LLC.  Prior to the formation of LGB in 2001, Mr. Lindsay was Managing General Partner of Bessemer Holdings & Co., a private equity investment firm located at 630 Fifth Avenue, New York, New York 10111.

Robert J.S. Roriston serves as Vice President and Treasurer of the Holding Company.  Mr. Roriston’s principal occupation is serving as a Partner of Goldberg Lindsay & Co. LLC.  Prior to the formation of LGB in 2001, Mr. Roriston was employed by Bessemer Holdings & Co.

J. Russell Triedman serves as Vice President and Secretary of the Holding Company and is a member of its board of directors.  Mr. Triedman’s principal occupation is serving as a Partner of Goldberg Lindsay & Co. LLC.  Prior to the formation of LGB in 2001, Mr. Triedman was employed by Bessemer Holdings & Co.

The Holding Company is currently wholly owned by LGB Cap Rock LLC, a Delaware limited liability company, located at 630 Fifth Avenue, New York, New York 10111.  Pursuant to the terms of LGB Cap Rock LLC’s limited liability company agreement, LGB Cap Rock LLC is controlled entirely by Messrs. Goldberg, Lindsay, Roriston and Triedman.

Each natural person listed above is a citizen of the United States, except for Mr. Roriston, who is a citizen of the United Kingdom. During the last five years, none of the persons listed above, including the Holding Company and LGB Cap Rock LLC, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the ownership of our common stock as of                     ,          by (1) each director, (2) each executive officer, (3) all executive officers and directors as a group and (4) each person known to us to beneficially own more than 5% of our outstanding common stock. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.  The business address of each of the shareholders, other than the shareholders’ trust and the Holding Company, is c/o Cap Rock Energy Corporation, 500 West Wall Street, Suite 400, Midland, Texas 79701. The address of the shareholders’ trust is 115 S. Travis, Sherman, Texas 75090. The address of the Holding Company is 630 Fifth Avenue, New York, NY 10111.

	Number of Shares (1)		Percent of Class
Directors and Executive Officers
Sammie D. Buchanan	30,847	(2)(3)	1.8%
Russell E. Jones	30,224	(2)(3)	1.8%
Floyd L. Ritchey	31,571	(2)(3)	1.9%
Michael D. Schaffner	31,771	(2)(3)	1.9%
David W. Pruitt	106,000	(4)	6.2	%(5)
William L. West	12,200		0.7%
Ulen A. North, Jr.	26,479	(4)	1.6%
Ronald W. Lyon	21,010		1.2%
Sammy C. Prough	26,000		1.5%
Celia B. Page	21,000		1.2%
All Directors and Executive Officers as a group (10 individuals)	337,102		19.9%

Other Persons
Shareholders’ Trust	323,903		19.1%
Cap Rock Holding Corporation (6)	212,689		12.5%

(1)                                  No director or executive officer owns any of our equity securities other than our common stock.

(2)                                  Includes restricted shares awarded under the Stock Incentive Plan which have not yet vested. These shares are outstanding and able to be voted, but are unable to be transferred or sold before they are vested.  Shares are 28,974 for each of Messrs. Buchanan, Jones, Ritchey and Schaffner.

(3)                                  Excludes deferred share units that have been deferred under both the Stock for Compensation Plan and the Stock Incentive Plan.  As such, these shares are not issued and therefore not able to be voted, transferred or sold.  They will be issued at the time the share exchange becomes effective in accordance with the terms of such Plans. The deferred shares are 224 and 123 for Messrs. Buchanan and Schaffner, respectively.

(4)                                  Excludes deferred share units that have been deferred under the Stock for Compensation Plan.  As such, these shares are not issued and therefore not able to be voted, transferred or sold. They will be issued at the time the share exchange becomes effective in accordance with the terms of such Plan. The deferred share units are 26,088 and 11,468 for Messrs. Pruitt and North, respectively.

(5)                                  Our articles of incorporation provide for a reduction in the voting rights of holders who own more than 5% of the outstanding common stock to 1/100th of a vote per share for those shares held in excess of 5%.

(6)                                  Pursuant to the principal shareholder agreement, the Holding Company may be deemed to have the power to vote, or to direct the vote of, the shares held by Messrs. Pruitt, West, North, Lyon and Prough and Ms. Page. See “Special Factors – Principal Shareholders Agreement.”

Transactions In Shares Of Company Common Stock

Purchases by the Company

The table below sets forth the date of purchase, the number of shares of our common stock purchased by us, and the price paid by us during the past two years.  All such purchases were privately negotiated.

Date	Number of Shares Purchased	Price Per Share
March 23, 2004	130	$37.00
March 24, 2004	130	37.00
April 30, 2004	130	37.00
June 4, 2004	155	34.50
June 4, 2004	195	34.50
July 13, 2004	155	32.00
July 14, 2004	155	32.00
August 31, 2004	195	37.25
February 22, 2005	281	29.99
April, 26, 2005	281	29.99
May 26, 2005	130	35.09
May 26, 2005	130	37.05
May 26, 2005	130	37.62
June 23, 2005	126	23.35
July 21, 2005	526	22.85
September 1, 2005	372	23.05

Purchases by our Executive Officers

None of Messrs. Pruitt, North, Lyon or Prough or Ms. Page has purchased any shares of our common stock during the past two years. Mr. West has not purchased any shares of our common stock during the shorter period he has been an affiliate of the Company.

Purchases by the Holding Company

The Holding Company has not purchased any shares of our common stock during the past two years, nor does it currently hold any shares of our common stock.

SHAREHOLDER PROPOSALS

If the share exchange is completed, we will no longer be a publicly-held company and there will be no public participation in any future meetings of our shareholders. However, if the share exchange is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders meetings.

If the share exchange is  not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2006 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must of proposed business be received at our principal executive offices not less than 120 days nor more than 180 days prior to the date of the our proxy statement released to shareholders in connection with the previous year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, in which case the deadline is a reasonable time before we begin to print and mail our proxy materials.

OTHER MATTERS

Other Business at Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Cap Rock Energy Corporation, Attention: Investor Relations, 500 West Wall Street, Suite 400, Midland, Texas 79701, or by telephone at (432) 684-0302.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Investor Relations, at the address or telephone number provided below.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF CAP ROCK ENERGY’S ANNUAL REPORT ON FORM 10-K FOR 2004,  AS AMENDED, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO CAP ROCK ENERGY CORPORATION, ATTENTION: INVESTOR RELATIONS, 500 WEST WALL STREET, SUITE 400, MIDLAND, TEXAS 79701.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Cap Rock Energy Corporation, Attention: Investor Relations, 500 West Wall Street, Suite 400, Midland, Texas 79701 or at (432) 684-0302. If you would like to request documents, please do so by [DATE], in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated, [DATE], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF SHARE EXCHANGE

Dated as of November 4,  2005,

Between

CAP ROCK HOLDING CORPORATION

And

CAP ROCK ENERGY CORPORATION

A-i

A-ii

A-iii

APPENDICES

APPENDIX A - Index of Defined Terms
APPENDIX B - Amended and Restated Articles of Incorporation of Transmission Sub

EXHIBITS

EXHIBIT A - Principal Shareholder Agreement
EXHIBIT B – Rollover Agreement

A-iv

AGREEMENT AND PLAN OF SHARE EXCHANGE dated as of November 4, 2005, between Cap Rock Holding Corporation, a Delaware corporation (“Parent”), and Cap Rock Energy Corporation, a Texas corporation (the “Company”).

WHEREAS the Board of Directors of the Company (the “Company Board”) has adopted resolutions that approve the plan of share exchange set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be transferred to Parent in exchange for the right to receive $21.75 in cash per share (the “Exchange Price”), on the terms and subject to the conditions set forth in this Agreement (the “Exchange”);

WHEREAS the Company Board has adopted resolutions that recommend that this Agreement, the Exchange and the other transactions contemplated by this Agreement be approved by the shareholders of the Company;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the “Principal Shareholders”) are entering into an agreement substantially in the form of Exhibit A hereto (the “Principal Shareholder Agreement”) pursuant to which the Principal Shareholders will agree to take specified actions in furtherance of the Exchange;

WHEREAS simultaneously with the execution and delivery of this Agreement, Parent, an affiliate of Parent and certain shareholders of the Company are entering into an agreement substantially in the form of Exhibit B hereto (the “Rollover Agreement” and, together with this Agreement and the Principal Shareholder Agreement, the “Transaction Agreements”) pursuant to which the parties thereto will take specified actions described therein;

WHEREAS Parent plans after acquisition of the Company to promote and encourage a focus on providing safe and reliable service with a customer-first attitude; and

WHEREAS Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and also to prescribe various conditions to, the Exchange.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Exchange

SECTION 1.01. The Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act of the State of Texas (the “BCA”), at the Effective Time (as defined in Section 1.04), (i) Parent and the Company shall effect the Exchange and (ii) the Company shall become a wholly owned subsidiary of Parent.

SECTION 1.02. Company Actions. The Company hereby approves of and consents to the Exchange and the other transactions contemplated by the Transaction Agreements (collectively, the “Transactions”, which term shall include the Financing (as defined in Section 7.02(e))).

SECTION 1.03. Closing. The closing (the “Closing”) of the Exchange shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the later of: (i) the satisfaction (or, to the extent permitted by Law (as defined in Section 3.06), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof); or (ii) February 8, 2006, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.04. Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Texas, articles of exchange (the “Articles of Exchange”) executed in accordance with Article 5.04 of the BCA and shall prepare and make all other filings or recordings required under the BCA, including any filing appropriate under Article 10.03A(3) of the BCA. The Exchange shall become effective at such time as such Secretary of State issues a certificate of exchange, as set forth in Article 5.04 of the BCA, or at such other time as Parent and the Company shall agree and as shall be applicable in accordance with Article 10.03 of the BCA (the time the Exchange becomes effective being the “Effective Time”).

SECTION 1.05. Effects. The Exchange shall have the effects set forth in Article 5.06B of the BCA.

ARTICLE II

Effect on the Capital Stock of the Company; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

(a)  Cancelation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(b)  Exchange of Company Common Stock. (1)  Subject to Sections 2.01(a) and 2.01(d), at the Effective Time each issued and outstanding share of Company Common Stock (other than any such shares owned by Parent) shall be transferred by operation of Law to Parent in exchange for the right to the Exchange Price.

(2)  The cash payable upon the transfer of shares of Company Common Stock pursuant to this Section 2.01(b) is referred to collectively as the “Exchange Consideration”. As of the Effective Time, each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive Exchange Consideration upon surrender of such certificate in accordance with Section 2.02, without interest. Each owner of a beneficial interest in any such share of Company Common Stock shall cease to have any rights against the Company with respect to such share of Common Stock.

(c)  Parent Shares. Immediately following the Effective Time, the Company shall issue to Parent a certificate evidencing all issued and outstanding shares of Company Common Stock (other than any such shares owned at the Effective Time by Parent).

(d)  Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Dissent Shares pursuant to, and who complies in all respects with, Article 5.12 of the BCA (“Article 5.12”) shall not be transferred to Parent for the Exchange Consideration as provided in Section 2.01(b), but rather the holders of Dissent Shares shall be entitled to payment of the fair value of such Dissent Shares in accordance with Article 5.12 in exchange for the transfer of their Dissent Shares; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Article 5.12, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such holder shall be entitled to receive the Exchange Consideration as provided in Section 2.01(b) in exchange for such shares. All Dissent Shares shall be transferred by operation of Law to Parent at the Effective Time. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all responses, negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any response to or payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a)  Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Exchange Consideration upon surrender of certificates representing Company Common Stock. Parent shall provide to the Paying Agent immediately prior to the Effective Time all cash necessary to pay the Exchange Consideration pursuant to Section 2.01(b) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were transferred to Parent for the Exchange Consideration pursuant to Section 2.01(b) (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery of the Exchange Consideration shall be effected only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Exchange Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash for which the shares of Company Common Stock theretofore represented by such Certificate were transferred pursuant to Section 2.01(b), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, for which the shares of Company Common Stock theretofore represented by such Certificate have been transferred pursuant to Section 2.01(b). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person in whose name the Certificate is registered on the Company’s books, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration deliverable in respect thereof pursuant to this Agreement.

(c)  No Further Ownership Rights in Company Common Stock. The Exchange Consideration paid in accordance with the terms of this Article II upon the transfer of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights of the former legal and beneficial holders thereof pertaining to such shares of Company Common Stock, subject, however, to the Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no registration of transfers on the stock transfer books of the Company of the right to the Exchange Consideration represented by the Certificates. If, after the Effective Time, any Certificates are presented to the Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)  Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Exchange Consideration.

(e)  No Liability. None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Exchange Consideration in respect of such Certificate would otherwise become abandoned property or escheat to or become the property of any Governmental Entity (as defined in Section 3.06)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund in U.S. government securities maturing in not more than 30 days or other instruments of comparable liquidity and credit-worthiness, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent, and any losses shall be at the sole risk of Parent.

(g)  Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax Law.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to the date of this Agreement (the “Company Disclosure Letter”), and subject to Section 9.07, the Company represents and warrants to Parent that:

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its direct and indirect subsidiaries (the “Company Subsidiaries) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or a material adverse effect on the ability of Parent, the Company or the Company Subsidiaries to consummate the Exchange and the other Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent copies, certified by the Company’s secretary to be true and complete, of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The “Member Asset Enhancement Plan” adopted by the directors of the Cooperative (as defined in Section 3.05) is not in effect as a policy or plan of the Company or any Company Subsidiary and is not binding on or with respect to the Company, any Company Subsidiary or the Transactions.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a)  The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and all such shares of capital stock and any other ownership interests in each Company Subsidiary are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, assignments, rights of setoff, encumbrances and security interests or options, rights of first refusal or other restrictions or matters affecting the disposition thereof, of any kind or nature whatsoever (collectively, “Liens”).

(b)  Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest.

SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (together with the Company Common Stock, the “Company Capital Stock”). At the close of business on November 4, 2005, (i) 1,415,727 shares of Company Common Stock were issued and outstanding (excluding any shares of Company Common Stock described in clauses (iii), (iv) and (v) below), (ii) 85,621 shares of Company Common Stock were held by the Company in its treasury, (iii) 139,291 shares of Company Common Stock were the subject of vested commitments for issuance under the Company Stock Plans (as defined in Section 6.04) but remain unissued pending the lapse of transfer restrictions, (iv) 146,981 shares of Company Common Stock were the subject of unvested commitments for issuance under Company Stock Plans (including the related so-called “tax gross-up shares”), (v) 41,903 shares of Company Common Stock were the subject of commitments for issuance under the Company’s deferred stock for compensation program, and (vi) there were not any outstanding rights to purchase shares of Company Common Stock under the ESPP (as defined in Section 6.04). Each arrangement by which Company Common Stock may have been issued subject to restrictions in the nature of transfer or vesting has been specified in the Company Disclosure Letter. As of the date of this Agreement, there are no outstanding “tax benefit rights” under any Company Stock Plan or other Company Benefit Plan (as defined in Section 3.11) or Company Benefit Agreement (as defined in Section 3.11) or any commitment to grant any such right. Except as set forth above, at the close of business on November 4, 2005, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.06) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). As of the date of this Agreement, no option to purchase Company Common Stock has been granted under any Company Stock Plan or otherwise, no stock appreciation right linked to the price of Company Common Stock has been granted under any Company Stock Plan or otherwise and there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind (including any of the foregoing under any Company Stock Plan) to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. There are not any outstanding contractual obligations (including any of the foregoing under any Company Stock Plan) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company and each of the Company Subsidiaries has all requisite corporate power and authority to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the consummation by the Company and each of the Company Subsidiaries of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Exchange, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Company Board, at a meeting duly called and held, acting on the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), duly and unanimously adopted resolutions: (i) approving this Agreement, the Exchange and the other Transactions, (ii) determining that the terms of the Exchange and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) recommending that the Company’s shareholders approve this Agreement, the Exchange and the other Transactions, and (iv) determining that none of the Transactions is subject to Article Fifteen of the Company Charter.

(c)  The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Exchange is the approval of this Agreement by the holders of two-thirds of the outstanding Company Common Stock (the “Company Shareholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Exchange.

SECTION 3.05. Shareholders’ Trust. As of November 4, 2005, the Cap Rock Energy Corporation Shareholders’ Trust (as amended, the “Trust”) held 323,929 shares of Company Common Stock for issuance in accordance with the provisions of the Trust to former members of the Company’s predecessor entity Cap Rock Electric Cooperative, Inc. (the “Cooperative”), whose current addresses are unknown and who would have received shares of Company Common Stock in connection with the conversion of the Cooperative into the Company. As of the date of this Agreement, the Trust is entitled to vote the Company Common Stock it holds and will be entitled to vote approximately 19.0% of the outstanding Company Common Stock for purposes of the Company Shareholder Approval. Each of the Trust, its trustees and the Company has, to the extent required by Law (as defined in Section 3.06(a)) and the agreements relating to the Trust to which each of such persons is a party, taken appropriate steps to attempt to locate former members of the Cooperative who had equity balances at the time of such conversion and to transfer shares of the Company’s stock to such former members and other persons.

SECTION 3.06. No Conflicts; Consents. (a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise, tariff, trust arrangement (including the Trust) or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.06(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s shareholders (the “Proxy Statement”), (B) a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) under the Exchange Act of 1934, as amended (the “Exchange Act”), and (C) such reports under Section 13 of the Exchange Act as may be required in connection with the Transaction Agreements, the Exchange and the other Transactions, (ii) the filing of the Articles of Exchange with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.11, (v) the approval of the Federal Energy Regulatory Commission

(the “FERC”) under Section 203 of the Federal Power Act (the “Power Act”) for the sale or disposition of jurisdictional facilities of the Company or a Company Subsidiary, as appropriate, (vi) the approval of the FERC under Section 204 of the Power Act for the Financing, (vii) a determination by the Public Utility Commission of Texas (the “PUCT”) under Section 14.101 of the Texas Utilities Code that the acquisition of the Company’s stock by Parent, taking into account the other Transactions, is consistent with the public interest (the “PUCT Approval”), (viii) all required approvals, by each municipality in which the Company or any Company Subsidiary maintains transmission or distribution lines, with respect to any required utility franchise (the “Utility Franchise Approvals”) and (ix) such other items required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions.

SECTION 3.07. SEC Documents; Undisclosed Liabilities. (a)  The Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Documents”).

(b)  As of its respective date, and except to the extent revised or superseded by a later filed Company SEC Document, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited consolidated statements of the Company on Form 10-Q included in the Company SEC documents have been prepared in accordance with the requirements of Regulation S-X of the SEC and, on that basis, fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

(c)  Except as set forth in the Filed Company SEC Documents (as defined in Section 3.09), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto.

(d)  With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto:

(1) the chief executive officer and the chief financial officer or chief accounting officer of the Company (the “Certifying Officers”) reviewed such report or amendment prior to its filing with the SEC;

(2) based on the knowledge of the Certifying Officers, and except to the extent revised or superseded by a later filed Company SEC Document, such report or amendment does not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(3) based on the knowledge of the Certifying Officers, and except to the extent revised or superseded by a later filed Company SEC Document, the financial statements, and other financial information included in such report or amendment, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in such report or amendment; or

(4) the Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) for the Company and have: (i) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (ii) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment; and (iii) presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures.

(e)  None of the Company Subsidiaries is, or has at any time since January 1, 2004 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.08. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference therein.

SECTION 3.09. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, other than (A) events, changes, effects and developments relating to the economy in general and not specifically relating to the Company or any Company Subsidiary, (B) in and of itself, any change in the market price or trading volume of the Company Common Stock or (C) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for the period ending (or for which earnings are released) during the period prior to the Effective Time;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any director, advisor, advisory director, member of any advisory council, officer, employee, consultant or independent contractor (each, a “Related Person”) of the Company or any Company Subsidiary of any increase in compensation including incentive or deferred compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such Related Person of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, retention, severance or termination agreement with any such Related Person;

(v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(vi) any material elections with respect to Taxes (as defined in Section 3.10) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

SECTION 3.10. Taxes. (a)  All Federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, or any of the Company Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of the Company Subsidiaries is or has ever been a member (each a “Company Consolidated Group”), have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired. Each such Tax Return was true, complete and correct in all material respects. All Taxes with respect to taxable periods covered by such Tax Returns and all other Taxes for which the Company or any of the Company Subsidiaries is or might otherwise be liable have been paid in full.

(b)  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(c)  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(d)  No material Tax Return of the Company, any of the Company Subsidiaries or any Company Consolidated Group is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of the Company Subsidiaries. Each material deficiency resulting from any audit or examination relating to Taxes has been timely paid. No material issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that is reasonably likely to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company, each Company Subsidiary and each Company Consolidated Group, for all years through 2001.

(e)  Neither the Company nor any Company Subsidiary is party to or bound by any written or oral tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(f)  Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(g)  The Company and each of the Company Subsidiaries have complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper taxing authority all amounts required to be so withheld and paid over under applicable laws.

(h)  The Company Disclosure Letter lists (a) each jurisdiction in which the Company or any of the Company Subsidiaries joins or has joined for any taxable period ending within the last six years, in the filing of any consolidated, combined or unitary Tax Return, and (b) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such return.

(i)  Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)  Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” as identified in Treasury Regulation Section 1.6011-4.

(k)  All of the Company’s nonqualified deferred compensation plans are presently in compliance with Section 409A of the Code, and no amendment, termination, or other action is required in order to maintain any of such plans in, or bring any of such plans into, compliance with Section 409A of the Code as of or after December 31, 2005.

(l)  Neither the Company nor any Company Subsidiary has made any statement or representation (oral or written) to any taxing authority that relates to the Company’s or any Company Subsidiary’s status as an exempt organization, as described in Section 501 of the Code, since receipt by the Company of the IRS Letter 948, EO Favorable Determination Letter, dated July 19, 1999.

(m)  For purposes of this Agreement:

“Tax” or “Taxes” shall mean all (x) Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, uses, ad valorem, receipts, gross receipts, value added, profits, license, withholding, payroll, employment, excise, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties, and additions imposed with respect to such amounts (y) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.11. Benefit Plans and Agreements. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, retention, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding or any outstanding option or right issued pursuant thereto (whether or not legally binding) providing benefits to any current or former Related Person of the Company, any Company Subsidiary or any ERISA Affiliate (as defined in Section 3.12) (collectively, “Company Benefit Plans”). The Company Disclosure Letter contains a list, as of the date of this Agreement, of the employment, consulting, indemnification, retention, severance, change-in-control, equity-related or termination agreements, commitments or arrangements between the Company or any Company Subsidiary and any current or former Related Person of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”). Neither the Company nor any Company Subsidiary has any general severance commitment, plan or policy.

SECTION 3.12. ERISA Compliance; Excess Parachute Payments. (a)  The Company Disclosure Letter contains a list and brief description of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained or contributed to, or required to be maintained or contributed to, by the Company, any Company Subsidiary or any other person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former Related Persons of the Company, any Company Subsidiary or any ERISA Affiliate. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and applicable law. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan and Company Benefit Agreement have been made on a timely basis in accordance with applicable Law and the terms of the applicable Company Benefit Plan and Company Benefit Agreement. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) the most recent actuarial report with respect to each Company Benefit Plan for which an actuarial report was required or prepared.

(b)  All Company Pension Plans intended to be tax qualified, and any trusts forming a part thereof, have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans and trusts are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification, materially increase its costs or require security under Section 307 of ERISA. The Company has delivered to Parent a true, complete and correct copy of each such determination letter and each pending application for a determination letter.

(c)  No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a ”Company Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. None of the Company Pension Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and there has not been any application for a waiver of minimum funding standards with respect to any Company Pension Plan. None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any

Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

(d)  With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is self-insured, unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) no such Company Benefit Plan provides benefits after termination of employment, except as required by 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time.

(e)  Other than payments that may be made to the persons listed in the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Exchange or any other Transaction by any current or former Related Person of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no disqualified individual is entitled to receive any additional payment from the Company, any Company Subsidiary or any other person in the event that the excise Tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Company Executive and the estimated number of shares of the Company’s Common Stock which would become vested in such Primary Company Executive (including in each case tax gross-up payments with respect thereto) as a result of the Exchange and the other Transactions under all employment, severance and termination agreements, other compensation arrangements, Company Benefit Plans and Company Benefit Agreements currently in effect and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

(f)  The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and the other Transactions and compliance with the terms hereof will not, (i) entitle any Related Person of the Company or any Company Subsidiary to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit

Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(g)  No amount payable pursuant to the terms of the Company Benefit Plans or the Company Benefit Agreements (including by reason of the Exchange and the other Transactions) will be nondeductible under Section 162(m) of the Code.

(h)  None of the Company or any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.

SECTION 3.13. Litigation. As of the date of this Agreement there is no suit, action, arbitration or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any fact or circumstance that could reasonably lead to or provide a basis for any such suit, action, arbitration or proceeding) that, individually or in the aggregate, has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $500,000.

SECTION 3.14. Compliance with Applicable Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, including those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.10, benefit plans, which are the subject of Section 3.11, environmental matters, which are the subject of Section 3.20, FERC matters, which are the subject of Section 3.21, and Texas State regulatory matters, which are the subject of Section 3.22.

SECTION 3.15. Permits. (a)  The Company and the Company Subsidiaries own or have sufficient rights or consents to use under existing franchises, certificates, determinations, permits, easements, leases, and license agreements (the “Company Permits”) all properties, rights and assets necessary for the conduct of their business and operations as currently conducted. The Company and the Company Subsidiaries are in compliance with the terms of all Company Permits, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. This Section 3.15(a) does not relate to matters with respect to environmental matters, which are the subject of Section 3.20, FERC matters, which are the subject of Section 3.21, and Texas State regulatory matters, which are the subject of Section 3.22.

(b)  No other private corporation can commence electric public utility transmission or distribution operations in any part of the respective territories now served by the Company or any Company Subsidiary, without obtaining appropriate rights under a certificate of convenience and necessity from the PUCT.

SECTION 3.16. Contracts; Debt Instruments. There are no contracts or agreements that are, or are reasonably likely to be, material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole that were required to be disclosed in the Filed Company SEC Documents that were not so disclosed. Neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, easement, right of way, permit, concession, franchise, certificate, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had and are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(a)  Set forth in the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments in effect on the date of this Agreement pursuant to which any indebtedness in principal amount in excess of $250,000 of the Company or any of the Company Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder as of the date of this Agreement and the payment schedules therefor. For purposes of this Section 3.16(b), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person and (K) all obligations of such person with respect to performance bonds issued by third parties covering performance by such person.

SECTION 3.17. Title to Properties. (a)  Each of the Company and Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. All such assets and properties, other than assets and properties in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens.

(b)  Each of the Company and each Company Subsidiary has complied with the terms of all leases to which it is a party or under which it is in occupancy, and all such leases are in full force and effect, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all such leases.

(c)  The rights of the Company and each Company Subsidiary to construct, maintain and use its lines, poles, wires and other equipment and facilities on, under, and over property, whether or not pursuant to any easement or right of way, are at least equal to industry standard for such rights in Texas and no defect in the entitlement of the Company or any Company Subsidiary to construct, maintain or use such property is reasonably likely to prohibit or interfere with the use thereof in accordance with past practice or the requirements of applicable Law, except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

SECTION 3.18. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth as of the date of this Agreement a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.19. Hedging. None of the Company or the Company Subsidiaries engages or has engaged in any natural gas, electricity or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments.

SECTION 3.20. Environmental Matters. Except for those matters that have not had and are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(a)  The Company and each Company Subsidiary is in compliance with all Environmental Laws (as defined below), and neither the Company nor any of the Company Subsidiaries has received any written notice (i) alleging a violation of, or liability under, any Environmental Law, or (ii) regarding any requirement proposed for adoption or implementation by any Governmental Entity under any Environmental Law which requirement is applicable to the operations of the Company or any of the Company Subsidiaries;

(b)  (i) The Company and each Company Subsidiary has obtained and is in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their respective operations as currently conducted (“Environmental Permits”), (ii) all such Environmental Permits are valid and in good standing, and (iii) neither the Company nor any of the Company Subsidiaries has received any notice of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c)  There are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d)  There have been no Releases (as defined below) of any Hazardous Material (as defined below) that are reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries; and

(e)  Neither the Company nor any of the Company Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that are reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

(f)  In this Agreement:

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, pollution control equipment, limitations on or cessations of operations, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) violations, or other requirements, of any Environmental Law.

“Environmental Laws” means all applicable Law issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, atmospheric emissions, natural resources or protection of health, safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and any other chemical, material, substance or waste regulated under any Environmental Law.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.21. FERC Compliance. (a)  The Company and each Company Subsidiary holds all determinations, certifications, tariffs, authorizations, consents, orders and approvals (collectively, “FERC Approvals”) from the FERC necessary or appropriate for the ownership of its properties and the conduct of its business as presently conducted. All such FERC Approvals are in full force and effect, and the Company and Company Subsidiaries are in compliance with the terms thereof except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any FERC Approval or for the determination of compliance or noncompliance therewith. All information filed or provided by the Company or any Company Subsidiary in any prior or pending investigation, inquiry or proceeding before the FERC was true, correct and complete in all material respects. Neither the Company nor any Company Subsidiary has violated or failed to comply with the Power Act or the rules or regulations thereunder, and neither the Company nor any Company Subsidiary has received any written communication alleging that the Company or a Company Subsidiary is not in compliance with the Power Act or the rules or regulations thereunder except for instances that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is involved, as a party or otherwise, in any pending FERC proceeding, inquiry, appeal or investigation.

(b)  The Company Disclosure Letter lists all FERC-jurisdictional tariffs or agreements of the Company and each Company Subsidiary as of the date of this Agreement, and complete and correct copies of all such tariffs and agreements have been provided to Parent. All charges that have been made by the Company or any Company Subsidiary for FERC-jurisdictional services and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements.

SECTION 3.22. PUCT Compliance. (a)  The Company and each Company Subsidiary holds all franchises, licenses, certificates, determinations, permits, tariffs and other authorizations, consents, orders and approvals (collectively, “State Regulatory Permits”) from the PUCT and each other state or local Governmental Entity necessary or appropriate for the ownership of its properties and the conduct of its business as presently conducted. All such State Regulatory Permits are in full force and effect, and the Company and Company Subsidiaries are in compliance with the terms thereof except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. There are no inquiries, investigations, proceedings or appeals pending for the amendment, termination or revocation of any State Regulatory Permit or for the determination of compliance or noncompliance therewith. Neither the Company nor any Company Subsidiary is involved, as a party or otherwise, in any pending PUCT proceeding, inquiry, appeal or investigation. All information filed or provided by the Company or any Company Subsidiary in any prior or pending investigation, inquiry or proceeding before the PUCT or any other state Governmental Entity exercising regulatory jurisdiction was true, correct and complete in all material respects. Neither the Company nor any Company Subsidiary has violated or failed to comply with the Texas Utilities Code or rules thereunder, or any other Law or order applicable to it as a public utility, electric utility or retail electric provider except for instances of noncompliance that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; neither the Company nor any Company Subsidiary has received any written communication since November 1, 2003 from a state or local Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any such applicable Law or order.

(b)  The Company Disclosure Letter lists as of the date of this Agreement all of the tariffs filed with respect to, or applicable to, the business of the Company and each Company Subsidiary and all agreements to provide service on non-tariff terms, and complete and correct copies of all such tariffs and agreements have been provided to Parent. All charges that have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges.

SECTION 3.23. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. Neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

SECTION 3.24. Books and Records. The books and records of the Company and each Company Subsidiary reflect, in reasonable detail, accurately and fairly, the assets, liabilities, commitments, transactions and activities of such entity, and to the extent permitted by Law all of such books and records have been made available to Parent or its representatives for inspection. Neither the Company nor any Company Subsidiary has engaged in any material transaction, maintained any bank account or made (or suffered) material use of any corporate funds or other property except as recorded in the books and records.

SECTION 3.25. Transactions with Related Persons. The Company Disclosure Schedule lists as of the date of this Agreement each agreement, contract or other arrangement, other than Company Benefit Plans and Company Benefit Agreements, between the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, the amount of which exceeds $100,000. Each such agreement or arrangement was negotiated on an arms-length basis and is no less favorable to the Company or such Company Subsidiary than the Company or such Company Subsidiary could have obtained from an unaffiliated third party.

SECTION 3.26. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin (“Houlihan”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The estimated fees and expenses of Houlihan incurred and to be incurred by the Company and the Company Subsidiaries in connection with the Exchange and the other Transactions are set forth in the Company Disclosure Letter. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Houlihan relating to the Exchange and the other Transactions.

SECTION 3.27. Opinion of Financial Advisor. The Company Board and the Special Committee have received the opinion of Houlihan, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Exchange by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent.

ARTICLE IV

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

SECTION 4.01. Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and are not reasonably be likely to have a Parent Material Adverse Effect (as defined in Section 4.03).

SECTION 4.02. Authority; Execution and Delivery; Enforceability.  Parent has all requisite corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions to which it is a party. The execution and delivery by Parent of the Transaction Agreements and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Parent. Parent has approved this Agreement. Parent has duly executed and delivered the Transaction Agreements, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03. No Conflicts; Consents. (a)  The execution and delivery by Parent of the Transaction Agreements, do not, and the consummation of the Exchange and the other Transactions to which it is a party and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any material Judgment or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent, on the ability of Parent to perform its obligations under the Transaction Agreements or on the ability of Parent to consummate the Exchange and the other Transactions to which it is a party (a “Parent Material Adverse Effect”).

(b)  No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the Transactions to which it is a party, other than (i) the filing with the SEC of such reports under Section 13 of the Exchange Act, as may be required in connection with the Transaction Agreements, the Exchange and the other Transactions, (ii) the filing of the Articles of Exchange with the Secretary of State of the State of Texas and any statement relating thereto that may be appropriate under Article 10.03A(3) of the BCA, (iii) compliance with and such filings as may be required under applicable Environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.11, and (v) such other items required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions.

SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.05. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Exchange and the other Transactions based upon arrangements made by or on behalf of Parent.

SECTION 4.06. Funds. (a)  Lindsay Goldberg & Bessemer GP L.P., the general partner of Lindsay Goldberg & Bessemer L.P. and certain affiliated investment vehicles (collectively, the “Funds”), has delivered a commitment letter on behalf of the Funds dated as of November 4, 2005 to Parent (the “Equity Commitment Letter”), pursuant to which, if the conditions set forth in Sections 7.01 and 7.02 are satisfied, immediately prior to the Effective Time the Funds will make or cause to be made an equity investment in Parent in an aggregate amount that is sufficient to provide Parent with sufficient cash to fulfill its funding obligations pursuant to Section 2.02(a) and all Parent’s other obligations under this Agreement.

(b)  Parent has received a commitment letter dated November 4, 2005 (the “Debt Commitment Letter”) from the lenders party thereto (the “Commitment Parties”) relating to the commitment of the Commitment Parties to provide a $15,000,000 revolving credit facility to NewCorp Resources Electric Cooperative, Inc. (“Transmission Sub”) as of the Closing Date.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a)  Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter, expressly permitted by this Agreement, required by Law and disclosed in writing to Parent, or consented to in writing by Parent (which decision regarding consent shall be made as soon as reasonably practicable following request therefore), from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its existing relationships with material customers, regulatory authorities, suppliers, licensors, licensees, distributors and others having business dealings with them, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which decision regarding consent shall be made as soon as reasonably practicable following request therefore):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “tax benefit rights” under any Company Stock Plan or otherwise or (E) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or except as contemplated by Section 6.04, amend the terms or conditions of any outstanding option, warrant or other right;

(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any Related Person of the Company or any Company Subsidiary any increase in compensation or benefits, or pay any bonus to any such individual, (B) grant to any Related Person of the Company or any Company Subsidiary any increase in retention, severance or termination pay, except after prior written notice to Parent and to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or as described in the Company Disclosure Letter, (C) enter into any employment, consulting, indemnification, bonus, severance or termination agreement with any such Related Person, except to the extent described in the Company Disclosure Letter, (D) establish, adopt, enter into or amend any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement in any material respect or in any manner which will cause the Company or any Company Subsidiary to incur any material expense or obligation, (E) take any action to accelerate any rights or benefits, or make any material determinations under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, other than an action or determination taken or rendered in the usual, regular and ordinary course of business with respect to which neither the Company nor any Company Subsidiary will incur any material expense or obligation or (F) take any action to fund or in any way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, except after prior notice to Parent and to the extent required under Company Benefit Plans or Company Benefits Agreements included in the Filed Company SEC Documents or described in the Company Disclosure Letter;

(vi) take any action to implement the Company’s participation in customer choice under Part 39 of the Texas Utilities Code except to the extent required by the PUCT;

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or the interpretation thereof;

(viii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(x) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(xi) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xii) make any statement or representation (oral or written) to any taxing authority that relates to the Company’s or any Company Subsidiary’s status as an exempt organization as described in Section 501 of the Code;

(xiii) adopt or elect to adopt the Business Organizations Code of Texas, pursuant to Section 402.003 thereof;

(xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xv)  join a regional transmission organization, unless required by applicable Law;

(xvi)  enter into any agreement, contract or other arrangement between the Company or any Company Subsidiary, on the one hand, and any Related Person, on the other hand, the amount of which exceeds $100,000; or

(xvii)  authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or would be reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any condition to the Exchange set forth in Article VII, not being satisfied.

(c)  Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect.

(d)  Rate Matters. The Company shall, and shall cause the Company Subsidiaries to, discuss with Parent any changes and proposed changes in its or the Company Subsidiaries’ rates or charges, standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto. Except as provided in the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, make any filing to change its rates on file with the FERC or any applicable state utility commission, except as may be required by applicable Law.

(e)  Trust Shares. The Company shall not transfer, and shall use its best efforts to prevent the transfer of, all or a substantial portion of the shares of Company Common Stock held by the Trust to the State of Texas or any Person or group of Persons, other than to former members of the Cooperative in accordance with the terms of the Trust, prior to having set a record date for the Company Shareholders Meeting.

SECTION 5.02. No Solicitation. (a)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Related Person or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that the Company and its Representatives may, to the extent the failure to do so creates a reasonable possibility of constituting a breach of the fiduciary obligations of the Company Board, as determined in good faith by a majority of the Special Committee after consultation with its outside counsel, in response to a bona fide, written, unsolicited Company Takeover Proposal that is made by a person who a majority of the Special Committee determines, in good faith, after consultation with its outside counsel and independent financial advisor, is reasonably capable of making a Superior Company Proposal (as defined in Section 5.02(e)) and that a majority of the Special Committee determines, in good faith, after consultation its outside counsel and independent financial advisor, has a reasonable possibility of resulting in a Superior Company Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), prior to receipt of the Company Shareholder Approval, (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal (including solicitation of a revised Company Takeover Proposal). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

(b)  Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the Exchange, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval a majority of the Special Committee determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Company Board may withdraw or modify its approval or recommendation of the Exchange and this Agreement; provided, however, that notwithstanding any other provision of this Section 5.02, the Company Board shall recommend to the Trust that the Trust approve this Agreement, the Exchange and the other Transactions, unless this Agreement has been terminated in accordance with Section 8.01.

(c)  The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the material terms of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

(d)  Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

(e)  For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.

“Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a share exchange, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, (i) on terms which a majority of the Special Committee determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions (after consultation with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of Proxy Statement; Shareholders
Meeting. (a)  The Company shall use its best efforts to prepare and file with the SEC as soon as practicable the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. Subject to Section 5.02(d), the Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

(b)  The Company shall use reasonable efforts duly to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) as soon as practicable for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Exchange as permitted by Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Exchange.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (b) a copy of each report or other document filed with or otherwise provided to or received from the PUCT or its staff or any other state or local Governmental Entity, (c) a copy of each report or other document filed with or otherwise provided to or received from the FERC or its staff, and (d) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 20, 2005 between the Company and Goldberg Lindsay & Co. LLC (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Efforts; Notification. (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other Transactions (including the Financing) to which it or any of its subsidiaries is a party, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, reports and filings, including registrations, reports and filings with Governmental Entities (including complying with the filing, reporting and approval requirements of the FERC, the PUCT or other state regulatory authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Principal Shareholder Agreement or the consummation of the Transactions to which it or any of its subsidiaries is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions to which it or any of its subsidiaries is a party and to fully carry out the purposes of the Transaction Agreements to which it is a party. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction to which it is a party or this Agreement or the Principal Shareholder Agreement, (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Principal Shareholder Agreement, take all action necessary to ensure that the Exchange and the other Transactions to which it or any of its subsidiaries is a party may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Exchange and the other Transactions to which it or any of its subsidiaries is a party and (iii) cooperate with Parent in the arrangements for obtaining the Financing. Nothing in this Section 6.03(a) shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02(b).

(b)  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect (disregarding in each case any provision limiting such representation or warranty to the date of this Agreement) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)  Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, to consent to any disposition of the assets of the Company or any Company Subsidiary or limits on the freedom of action of the Company or any Company Subsidiary with respect to any of their businesses, to accept any other substantial or burdensome condition, including any fundamental change to the operation, ownership or control of the transmission system, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits, determinations, certificates or authorizations to remove any impediments to the Exchange relating to the Power Act or FERC rules and regulations thereunder, the Texas Utilities Code or any local ordinance relating to utility franchises, other than dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Exchange and that, in the reasonable judgment of Parent, individually or in the aggregate, have not had and are not reasonably likely to (i) have a Parent Material Adverse Effect, (ii) have a Company Material Adverse Effect, or (iii) materially impair the benefits or advantages that Parent expects to be realized from the Exchange and the Transactions.

(d)  Nothing in this Section 6.03 shall require Parent to (i) consent to any action or omission by the Company or any Company Subsidiary that would be inconsistent with Section 5.01 absent such consent, (ii) agree to amend or waive any provision of this Agreement or the Debt Commitment Letter or (iii) accept any term for the Financing that is adverse to Parent, the Company or Transmission Sub relative to the terms contemplated at the date of this Agreement.

SECTION 6.04. Equity-related Arrangements. The Company shall (i) terminate the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”) effective as of immediately prior to the Effective Time, (ii) terminate the Company’s 2001 Stock Incentive Plan and Stock for Compensation Plans (the “Company Stock Plans”) as of the Effective Time, (iii) amend each Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate as of the Effective Time any provision for such issuance, transfer or grant, and (iv) the Company shall ensure that following the Effective Time no participant in any Company Stock Plan or Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any interest in respect of any capital stock of the Company.

SECTION 6.05. Severance and Termination Agreements. From and after the Effective Time, Parent shall, and shall cause the Company to honor in accordance with their respective terms (as in effect on the date of this Agreement), all of the

Company’s severance and termination agreements disclosed in the Company Disclosure Letter. The parties hereto acknowledge and agree that the provisions contained in this Section 6.05 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Company Benefit Plan or Company Benefit Agreement or any beneficiary thereof, or (ii) to continued employment with Parent, the Company, any Company Subsidiary or any of their respective affiliates.

SECTION 6.06. Retention of CEO, Officers and Employees. (a)  The current officers, including the Chief Executive Officer (the “CEO”), of the Company shall contemporaneously with the execution and delivery of this Agreement execute and deliver contracts with Parent and/or contract amendments with the Company which are acceptable to a majority of the Special Committee, Parent and the applicable officer and which modify their existing employment arrangements by providing that no change of control payments will be paid to such officers as a result of the Transactions and making other changes as therein provided. Following the Closing, the current officers will remain officers of the Company in accordance with such contracts.

(b)  The current employees of the Company (other than the current officers) will remain employed by the Company after the Closing Date at the discretion of the CEO.

SECTION 6.07. Current Employee Benefit Package Unchanged. Except as otherwise provided herein, the current employee benefits packages, in the aggregate, including health insurance, will not change solely as a result of the Closing, but will remain in effect subject to the discretion and recommendations of the CEO.

SECTION 6.08. Indemnification. Parent agrees that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time, including the Exchange and the Transactions, now existing in favor of the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries and the trustees of the Trust as provided in their respective articles of incorporation or by-laws or in any agreements (the “Existing Indemnification Obligations”) shall survive the Exchange and shall continue in full force and effect in accordance with their terms. Parent shall cause the Existing Indemnification Obligations to be performed and shall further cause to be maintained for a period of not less than six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) for all persons who are covered by such policy as of the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (such 200% amount, the “Maximum Premium”). If the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing

D&O Insurance. The Company represents to Parent that the Maximum Premium is $661,260.

SECTION 6.09. Fees and Expenses. (a)  Except as provided below, all fees and expenses incurred in connection with the Exchange and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Exchange is consummated.

(b)  The Company shall pay to Parent a fee of $1,000,000 if: (i) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iii) or 8.01(c) and (A) prior to such termination a Company Takeover Proposal by a third party has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and (B) the Company consummates or enters into an agreement to consummate a Company Takeover Proposal with such third party within 270 days of the termination of this Agreement; (ii) Parent terminates this Agreement pursuant to Section 8.01(e) and the Company consummates or enters into an agreement to consummate a Company Takeover Proposal within 270 days of the termination of this Agreement; or (iii) the Company terminates this Agreement pursuant to Section 8.01(f). Any fee due under Section 6.09(b)(i) or 6.09(b)(ii) shall be paid by wire transfer of same-day funds on the date of execution of such agreement or, if earlier, consummation of such transactions. Any fee due under Section 6.09(iii) shall be paid by wire transfer of same-day funds prior to the termination of this Agreement pursuant to Section 8.01(f).

(c)  The Company shall reimburse Parent for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to Section 8.01(c). In addition, the Company shall reimburse Parent for up to $2,000,000 of its out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated: (i) by either Parent or the Company pursuant to Section 8.01(b)(iii) if prior to such termination either (A) the Company Board or the Special Committee has taken, or failed to take, any action and as a result thereof Parent is entitled to terminate this Agreement under Section 8.01(e) or (B) a Company Takeover Proposal has been publicly announced or otherwise become publicly known or a third party has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal; (ii) by Parent pursuant to Section 8.01(e); or (iii) by the Company pursuant to Section 8.01(f). If this Agreement is terminated by the Company pursuant to Section 8.01(b)(iii) or 8.01(f), such reimbursement shall be paid by wire transfer of same-day funds prior to the termination of this Agreement by the Company. If this Agreement is terminated by Parent pursuant to Section 8.01(c), 8.01(b)(iii) or 8.01(e), such reimbursement shall be paid by wire transfer of same-day funds within three business days after demand therefor.

(d)  Parent shall reimburse the Company for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Exchange and the other Transactions if this Agreement is terminated pursuant to Section 8.01(d). Such reimbursement shall be paid by wire transfer of same-day funds within three business days after demand therefor.

(e)  Payment by the Company of all fees and expenses set forth in Sections 6.09(b) and 6.09(c), to the extent applicable, shall be Parent’s sole remedy for termination of this Agreement in accordance with Article VIII. Payment by Parent of all expenses set forth in Section 6.09(d), to the extent applicable, shall be the Company’s sole remedy for termination of this Agreement in accordance with Article VIII.

SECTION 6.10. Public Announcements. Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Exchange and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.11. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by the Company, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.12. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

SECTION 6.13. Transmission Sub Articles of Incorporation. The Company shall amend the Amended and Restated Articles of Incorporation of Transmission Sub to read in the form of Appendix B, which amendment shall become effective as of the Effective Time.

SECTION 6.14. Financial Information. (a)  The Company shall deliver to Parent: (i) by March 31, 2006, audited consolidated financial statements for the fiscal year ended December 31, 2005, (ii) by March 31, 2006, audited financial statements of Transmission Sub for the fiscal year ended December 31, 2005, and (iii) monthly financial data prepared in customary form for each of the Company and Transmission Sub for each month ending after May 31, 2005 and on or prior to 30 days before the Closing Date, within 30 days of the end of each such month.

SECTION 6.15. Pending Litigation. The Company shall promptly notify Parent of any material development, including the service or filing of discovery requests, interrogatories, depositions, and motions, or the taking of any other form of discovery whether written or oral, the issuance of trial schedules or timelines, the joinder of additional parties or the issuance of judgments or orders of any kind, with respect to the lawsuit filed against the Company and Transmission Sub on August 31, 2005 in Upton County, Texas, and any related proceedings (collectively, the “Pending Litigation”). In addition, the Company shall retain counsel reasonably satisfactory to Parent and submit to Parent any written materials related to the Pending Litigation that are to be exchanged with the other parties to the Pending Litigation or filed with the court. The Company shall fully consult with Parent before taking any material action in its defense or settlement of the Pending Litigation.

SECTION 6.16. Releases and Consents. Prior to the Closing Date, the Company shall cause Transmission Sub to be released from the obligations and receive the consents set forth in Section 6.16 of the Company Disclosure Letter without the Company or any Company Subsidiary paying any consideration or incurring any other obligation in connection therewith without the consent of Parent.

SECTION 6.17. Issuance of Company Common Stock. Prior to the record date for the Company Shareholders Meeting, the Company shall (i) issue all shares of Company Common Stock underlying commitments with respect to unvested shares of Company Common Stock held by employees, officers and directors, and (ii) issue certificates evidencing the shares of Company Common Stock that were the subject of vested commitments for issuance under the Company Stock Plans but remain unissued pending the lapse of transfer restrictions. The shares and certificates issued pursuant to the immediately preceding sentence shall remain subject to all preexisting vesting requirements, transfer restrictions and similar obligations.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b)  No Injunctions or Restraints. No temporary judgment or order issued by any court of competent jurisdiction or other Law preventing the consummation of the Exchange shall be in effect.

(c)  FERC. A Final Order of the FERC shall have been obtained (i) determining that Transmission Sub remains subject to FERC jurisdiction as a public utility under Part II of the Power Act, notwithstanding Section 1291 of the Energy Policy Act of 2005, (ii) under Section 203 of the Power Act approving the disposition by the Company or a Company Subsidiary, as appropriate, of facilities subject to the jurisdiction of the FERC, and (iii) under Section 204 of the Power Act approving the Financing; and

in no case shall such Final Order require Parent or the Company or any Company Subsidiary to accept any condition or requirement described in Section 6.03(c). A “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

(d)  PUCT Approval and Utility Franchise Approvals. The PUCT Approval shall have been obtained and shall be the subject of a Final Order, and any required Utility Franchise Approvals shall have been obtained, and in neither case shall such Final Order or approval require Parent or the Company or any Company Subsidiary to accept any condition or requirement described in Section 6.03(c).

SECTION 7.02. Conditions to Obligation of Parent. The obligations of Parent to effect the Exchange are further subject to the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect threshold contained in any specific representation or warranty), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the co-chairman of the Board and former chief executive officer, the current chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer or chief accounting officer of the Company to such effect.

(c)  No Litigation. There shall not be pending any suit, action, arbitration or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent of any Company Common Stock, seeking to restrain or prohibit the consummation of the Exchange or any other Transaction or seeking to obtain from the Company or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Exchange or any other Transaction, (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (iv) which otherwise has had or is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(d)  Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. For purposes of this Section 7.02(d) the term Company Material Effect shall not include: (i) in and of itself, any change in the market price or trading volume of the Company Common Stock; (ii) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the Effective Time; (iii) any changes or effects resulting from the actions of the Parent or its Affiliates (excluding actions expressly contemplated by the Transaction Agreements); (iv) any acts of war or terrorism; (v) changes in GAAP; (vi) any events, changes, effects or developments to the extent attributable to the execution of this Agreement, the consummation of the Transactions or the public announcement thereof, including disruption or loss of customer, business partner, supplier or employee relationships; and (vii) events, changes, effects and developments relating to local, regional, national or international industry conditions in general or affecting the electric utilities industry in general and not specifically relating to the Company or any Company Subsidiary, other than, in the case of (vi) and (vii), events, changes, effects and developments relating to or arising out of the regulation of the Company and the Company Subsidiaries or that have or are reasonably like to have (A) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or (B) a material adverse effect on the ability of Parent, the Company or the Company Subsidiaries to consummate the Exchange and the other Transactions.

(e)  Financing. Transmission Sub shall have obtained a revolving line of credit in the amount of $15,000,000, either from the Commitment Parties in accordance with the terms of the Debt Commitment Letter, or otherwise (the “Financing”), which line of credit shall have received all required approvals, waivers or consents from applicable Governmental Entities.

(f)  Rate Case. Since the date of this Agreement, there shall not have occurred, nor is it reasonably likely that there shall occur, any material reduction in the total revenue requirement or associated gross profit (as calculated by subtracting purchased power expense from the total revenue requirement) for the Company approved by the order of the PUCT dated August 5, 2005.

(g)  Company Board. Each director, other than David W. Pruitt and William L. West, advisory director and member of any advisory council of the Company shall have resigned from the Company Board, effective as of the Effective Time.

SECTION 7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Exchange is further subject to the condition that Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (including under Section 2.02(a)), and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer or chief accounting officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Exchange is not consummated on or before June 30, 2006 (the “Outside Date”); provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Exchange; and provided further that so long as all conditions to the Exchange other than those set forth in Sections 7.01(c) and 7.01(d) have been satisfied on June 30, 2006 (or would be satisfied if the Closing were to occur on June 30, 2006), the Outside Date shall be November 30, 2006;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Exchange and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon a vote at a duly held meeting (including any adjournment or postponement thereof permitted by this Agreement) to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; or

(iv) if the PUCT issues an order determining that the Exchange is not in the public interest;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of covenants contained in this Agreement, or if any of the Company’s representations and warranties is or becomes untrue, which breach or failure to perform or untruth (i) would cause a condition set forth in Section 7.02(a) or

7.02(b) not to be satisfied, and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach, provided that such time period shall be extended an additional 30 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 business day period;

(d) by the Company, if Parent breaches or fails to perform in any material respect any of its covenants contained in this Agreement, or if any of Parent’s representations and warranties is or becomes untrue, which breach or failure to perform or untruth (i) would cause the condition set forth in Section 7.03 not to be satisfied, and (ii) has not been cured within 30 days after the giving of written notice to Parent of such breach, provided that such time period shall be extended an additional 30 business days if Parent has made good faith diligent efforts to cure such breach or failure to perform within such initial 30 business day period;

(e) by Parent:

(i) if the Company Board or the Special Committee withdraws or modifies, in a manner adverse to Parent, or proposes publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Exchange, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or proposes to approve or recommend, any Company Takeover Proposal; or

(ii) if the Company Board or the Special Committee fails to reaffirm publicly and unconditionally its recommendation to the Company’s shareholders that they give the Company Shareholder Approval within 20 business days of Parent’s written request to do so (which request may be made at any time following public disclosure of a Company Takeover Proposal), which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal; or

(f) by the Company prior to the receipt of the Company Shareholder Approval, only if (i) the Company Board or the Special Committee has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal, a majority of the Special Committee has determined in good faith after consultation with its outside counsel, that it is necessary for the Company Board to withdraw or modify, in a manner adverse to Parent, its approval of this Agreement and the Transactions in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the Special Committee has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the

Company has previously paid the fee due under Section 6.09 and (vii) Parent is not at such time entitled to terminate pursuant to Section 8.01(c).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 3.26, Section 4.05, the last sentence of Section 6.02, Section 6.09, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.  (a)  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent, to

Cap Rock Holding Corporation
c/o Goldberg Lindsay & Co. LLC
630 Fifth Avenue
New York, NY 10111
Attention:  J. Russell Triedman

with copies to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention: Richard Hall, Esq.

Clark, Thomas & Winters, P.C.
300 West 6th Street
15th Floor
Austin, TX 78701
Attention: Walter Demond, Esq.

(b)  if to the Company, to:

Cap Rock Energy Corporation
500 West Wall Street, Suite 400

Midland, Texas 79701
Attention:  William West

with a copy to:

Ronald Lyon

c/o Cap Rock Energy Corporation
500 West Wall Street, Suite 400

Midland, Texas 79701

(c)  if to the Special Committee, to:

c/o Munsch, Hardt, Kopf & Harr, P.C.
3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75201
Attention: A. Michael Hainsfurther

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “material adverse effect” on a party means a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, cooperative, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Each disclosure of the Company set forth in the Company Disclosure Letter shall limit a representation, warranty or covenant of the Company only to the extent such disclosure specifically references the particular representation, warranty or covenant that it is intended to qualify.

SECTION 9.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF TEXAS ARE MANDATORILY APPLICABLE TO THE EXCHANGE.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS, ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS, ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION, (B) AGREES

THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY TRANSACTION IN ANY COURT OTHER THAN THE FEDERAL COURT FOR THE WESTERN DISTRICT OF TEXAS, LOCATED IN AUSTIN, TEXAS ,ANY NEW YORK STATE COURT OR ANY FEDERAL COURT SITTING IN THE STATE OF NEW YORK AND (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.

CAP ROCK HOLDING CORPORATION,

By
/s/ J. Russell Triedman
Name:	J. Russell Triedman
Title:	Vice President and Secretary

CAP ROCK ENERGY CORPORATION,

By
/s/ William L. West
Name:	William L. West
Title:	President

ANNEX B

November 4, 2005

The Special Committee of the Board of Directors

Cap Rock Energy Corporation

500 W. Wall Street, Suite 400

Midland, TX  79701

Dear Members of the Special Committee:

We understand that Cap Rock Energy Corporation (the “Company”) proposes to enter into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Cap Rock Holding Corporation (“Parent”), an affiliate of Lindsay, Goldberg & Bessemer, L.P., pursuant to which Parent intends to purchase all of the outstanding common stock of the Company through an exchange, whereby each issued and outstanding share of common stock of the Company shall be transferred (the “Exchange”) to Parent in exchange for the right to receive $21.75 in cash per share (the “Consideration”).  Immediately prior to the Exchange, certain current members of the Company’s senior management (the “Rollover Participants”) will exchange shares they own in the Company for shares in Parent.  Such transaction and other related transactions are referred to collectively herein as the “Transaction”.

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee of the Board of Directors of the Company as to whether, as of the date hereof, the Consideration to be received by the unaffiliated shareholders of the Company in connection with the Transaction is fair from a financial point of view to such shareholders.  For purposes of the Opinion, the “Unaffiliated Shareholders” shall include all shareholders of the Company, other than those shareholders who serve as an executive officer or on the Board of Directors of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.               Reviewed the Company’s Annual Reports on Form 10-K for the fiscal years ended 2002, 2003 and 2004 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2005;

2.               Reviewed various state regulatory filings related to the Company’s rate case applications, including its Form 8-K filing dated March 17, 2005 containing the Texas’ Administrative Law Judge’s Proposal for Decision to the Public Utilities Commission of Texas (“PUCT”); and the subsequent Order issued by the PUCT dated August 5, 2005;

3.               Held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects, projected operations and performance of the Company;

4.               Reviewed the financial information prepared by the Company’s management, which was included and certified in the November 3, 2005 letters provided to Houlihan Lokey by William West and

Dallas • 200 Crescent Court, Suite 1900 • Dallas, TX 75201 • tel.214.220.8470 • fax.214.220.3808
Los Angeles New York Chicago San Francisco Washington, D.C. Minneapolis Atlanta London Paris
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital.     Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

Celia Page, including the adjusted financial results for the twelve month period ended June 30, 2005, and certain forecasts and projections with respect to the years ending December 31, 2005 through December 31, 2009;

5.               Reviewed copies of the Transaction documents, including (i) the draft Exchange Agreement (dated November 4, 2005); (ii) the Retainer Agreement between the Company and David W. Pruitt; (iii) the Employment Agreement with William L. West; (iv) the Restricted Stock Agreements between Parent and each of David W. Pruitt, Ulen A. North, Jr., Celia B. Page, Sammy C. Prough, and Ronald W. Lyon; (v) the Rollover Agreement by and among Parent and certain of the Company’s management shareholders; and (vi) the Principal Shareholder Agreement by and among Parent and certain of the Company’s shareholders;

6.               Reviewed the historical market prices and trading volumes for the Company’s common stock;

7.               Reviewed certain publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices, transaction multiples and premiums paid in other transactions that we consider similar to the Transaction; and

8.               Conducted such other such studies, analyses, and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the adjusted financial data, financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.  In addition, we have relied upon and assumed, without independent verification, that the adjusted financial information and the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the current and future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based.  Further, we have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since June 30, 2005, and that there is no, and have been assured by management of the Company that it is not aware of any, information or facts that would make the information reviewed by us incomplete or misleading.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal or evaluation.  We have undertaken no independent analysis of any potential or actual litigation, material claims, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject.  With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.  If any such matters were considered in this Opinion, the conclusions reached herein could be materially affected.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to all agreements (including the Exchange Agreement) identified in item 5 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto, waivers thereof or any adjustment to the Consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments, change in outstanding shares or otherwise).

We have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, or the expected benefits of the Transaction.  Additionally, we have further assumed that all governmental and regulatory consents and approvals that are required to consummate the Transaction by FERC pursuant to the Power Act, the SEC under the Securities Act and the applicable state public utility commissions (each as defined in the Exchange Agreement) will be obtained without undue delay and in such a way as to not adversely affect the economics of the Transaction.  In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in item 5 above will not differ in any material respect from the drafts identified in said item.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.  Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors in connection with its consideration of the Transaction and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any of the Company’s shareholders as to how such shareholder should vote with respect to the Transaction.  Our opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Houlihan Lokey will receive a fee for providing this Opinion, which is not contingent upon the consummation of the Transaction.  The Company has agreed to reimburse us for expenses and indemnify us against certain liabilities and expenses.

Houlihan Lokey has not been engaged to initiate any discussions with, or solicit any indications from, third parties with respect to the Transaction or any alternatives to the Transaction.  Further, we have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the degree to which the amount and nature of the compensation from the Transaction benefits any individual officers, directors, employees or class of such persons, relative to the benefits to the shareholders of the Company, (vi) the tax or legal consequences of the Transaction to the Company, its security holders or any other party, (vii) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters, or (viii) whether the consideration in the Transaction represents the highest price per share available to the shareholders if we were requested to solicit indications or offers from third parties.  Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

It should be understood that subsequent developments may affect the conclusions expressed in this Opinion if this Opinion were rendered as of a later date, and Houlihan Lokey disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Unaffiliated Shareholders in connection with the Transaction is fair, from a financial point of view, to the Unaffiliated Shareholders.

This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Houlihan Lokey; provided, that Houlihan Lokey consents to a description of and the inclusion of the text of this Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with the Transaction and in materials delivered to the Company’s shareholders that are a part of such filings, provided that any such description or inclusion shall be subject to Houlihan Lokey’s prior review and approval which approval will not be unreasonably withheld.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX C

ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT

Art. 5.11 Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if: (1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange: (a) listed on a national securities exchange; (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (c) held of record by not less than 2,000 holders; (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than: (a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are: (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or (iii) held of record by not less than 2,000 holders; (b) cash in lieu of fractional shares otherwise entitled to be received; or (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12 Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. In computing the fair value of the shares under this article, consideration must be given to the value of the corporation as a going concern without including in the computation of value any payment for a control premium or minority discount other than a discount attributable to the type of share held by the dissenting shareholder and any limitation placed on the rights and preferences of those shares. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this

Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13 Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

ANNEX D

Financial Statements and Supplemental Financial Data

Selected Quarterly Financial Data (unaudited)

The following tables show comparative quarterly financial results for 2005, 2004 and 2003.

(In thousands except per share data)

	QUARTER ENDED
	MARCH 31,	JUNE 30,	SEPTEMBER 30,
Period ended December 2005
Total revenues	$18,320	$20,751	$27,136
Operating income (loss)	1,790	(1,324)	3,673
Net income (loss) before income taxes	234	(2,649)	2,858
Income tax expense (benefit)	146	(798)	997
Basic earnings (loss) per share	0.05	(1.13)	1.13
Diluted earnings (loss) per share	0.05	(1.13)	1.10

	QUARTER ENDED
	MARCH 31,	JUNE 30,	SEPTEMBER 30,	DECEMBER 31,
Period ended December 2004
Total revenues	$20,288	$22,831	$22,351	$17,154
Operating income (loss)	4,241	5,966	1,614	(1,602)
Net income (loss) before income taxes	2,249	4,026	190	(3,172)
Income tax expense (benefit)	474	1,011	168	(1,885)
Basic earnings (loss) per share	1.13	1.93	0.01	(0.84)
Diluted earnings (loss) per share	1.09	1.86	0.01	(0.84)

	QUARTER ENDED
	MARCH 31,	JUNE 30,	SEPTEMBER 30,	DECEMBER 31,
Period ended December 2003
Total revenues	$22,344	$19,243	$23,343	$17,914
Operating income	5,457	4,897	6,936	3,679
Net income before income taxes	3,760	3,283	4,718	1,574
Income tax expense	699	678	80	680
Basic earnings per share	2.35	2.00	2.96	.57
Diluted earnings per share	2.25	1.92	2.86	.55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cap Rock Energy Corporation:

We have audited the accompanying consolidated balance sheets of Cap Rock Energy Corporation and subsidiaries (the Company) as of December 31, 2004 (restated) and 2003, and the related consolidated statements of operations, statement of equity, and cash flows for each of the years in the three-year period ended December 31, 2004.  In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II.   These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cap Rock Energy Corporation and subsidiaries as of December 31, 2004 (restated) and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U. S. generally accepted account principles.  Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2, the accompanying consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, statement of equity, and cash flows for the year ended December 31, 2004, have been restated.

KPMG LLP

Midland, Texas
March 25, 2005, except as to
Note 2 which is as of September 30, 2005

CAP ROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2004	2003	2002
	(Restated)
	(Thousands of dollars except shares and per share amounts)
Operating Revenues:
Electric revenues	$81,149	$81,402	$73,335
Other	1,475	1,442	1,302
Total operating revenues	82,624	82,844	74,637

Operating Expenses:
Purchased power	36,958	36,578	36,433
Disallowed power costs	3,074	—	—
Operations and maintenance	10,331	10,135	7,327
General and administrative	7,518	4,639	7,144
Stock compensation	4,925	2,133	—
Depreciation and amortization	7,416	6,719	5,834
Property taxes	1,925	1,345	1,367
Other	258	326	202
Total operating expenses	72,405	61,875	58,307

Operating Income	10,219	20,969	16,330

Other Income (Expense):
Allocation of income from associated organizations	540	530	478
Interest expense, net of capitalized interest	(7,983)	(8,047)	(7,403)
Interest and other income	646	795	1,027
Impairment of Lamar combination costs (Note 5)	—	—	(1,357)
Loss on sale of MAP stock	—	(1,056)	—
Equity earnings in MAP (Note 8)	—	144	115
Stockholders’ Trust	(129)	—	—
Total other income (expense)	(6,926)	(7,634)	(7,140)

Income (loss) before income taxes	3,293	13,335	9,190

Income tax expense (benefit):
Current	(1,507)	2,137	414
Deferred	1,275	—	—
Total income tax expense (benefit)	(232)	2,137	414

Net income	$3,525	$11,198	$8,776

Net income per common share:
Basic	$2.28	$7.69	$6.74
Diluted	$2.21	$7.41	$6.74

Weighted average number of shares outstanding:
Basic	1,546,271	1,455,443	1,302,355
Diluted	1,596,796	1,510,741	1,302,355

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2004	2003
	(Restated)
	(Thousands of dollars)
ASSETS
Current Assets:
Cash	$20,968	$12,170
Restricted cash investment	—	14,169
Accounts receivable:
Electric sales, net	7,313	8,500
Other	457	371
Current notes receivable (Notes 8 and 14)	—	1,250
Other current assets (Note 7)	5,431	1,587
Total current assets	34,169	38,047

Utility plant, net (Note 9)	149,361	152,162
Investments and notes receivable (Note 8)	11,004	10,045
Nonutility property, net (Note 10)	1,227	1,545
Regulatory and other assets (Note 11)	3,926	1,190
Total Assets	$199,687	$202,989

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$10,005	$4,654
Short-term note payable	—	14,169
Accounts payable:
Purchased power	3,823	2,798
Other	3,603	2,679
Purchased power cost subject to refund	4,376	203
Accrued and other current liabilities (Note 15)	3,202	3,902
Current income tax payable (Note 24)	633	562
Total current liabilities	25,642	28,967

Long-Term Debt, Net of Current Portion:
Mortgage notes (Note 12)	133,873	143,188
Note payable and other capital leases (Notes 13 and 14)	159	184
Total long-term debt	134,032	143,372

Deferred Credits (Note 17)	6,569	3,677

Stockholders’ Equity:
Preferred stock, par value $1 per share, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, 50,000,000 shares authorized, 1,733,835 shares issued and 1,617,640 shares outstanding at December 31, 2004 and 1,650,395 issued and 1,567,725 outstanding at December 31, 2003	17	17
Paid in capital	11,683	7,815
Retained earnings	23,499	19,974
Less Treasury stock of 116,195 and 82,670 shares atDecember 31, 2004 and 2003, respectively	(1,755)	(833)
Total stockholders’ equity	33,444	26,973
Total Liabilities and Stockholders’ Equity	$199,687	$202,989

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

	(Thousands of dollars except number of shares)
	Successor					Predecessor
							Patronage Capital	Total
					Total	Other	Obligated to be	Margins
	Common Stock		Paid in	Retained	Stockholders’	Equities and	converted to	and
	# shares	Value	Capital	Earnings	Equity	Margins	Shareholder Equity	Equities
Balance, December 31, 2001						$(4,718)	$12,390	$7,672
Issuance of the Company’s common stock to the Cooperative in	1,302,355	$13	$(13)	$—	$—
exchange for its net assets and liabilities			(4,718)		(4,718)	4,718		4,718
Conversion costs			(1,685)		(1,685)
Distribution by the Cooperative of shares of the Company’s common stock to the Cooperative’s members			12,390		12,390		(12,390)	(12,390)
Payments to former Cooperative members for fractional shares and other redemption equity			(25)		(25)
Net income				8,776	8,776
Balance, December 31, 2002	1,302,355	13	5,949	8,776	14,738	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

	(Thousands of dollars except number of shares)
	Successor
							Total
	Common Stock		Paid in	Retained	Treasury Stock		Stockholders’
	# shares	Value	Capital	Earnings	# of Shares	Value	Equity

Balance, December 31, 2002	1,302,355	13	5,949	8,776			14,738
Repurchase of shares through tender offer					(82,140)	(821)	(821)
Stock awarded through Stock Incentive Plan, net of shares withheld for taxes and amortization of deferred compensation	348,940	4	1,902				1,898
Unvested shares forfeited	(900)		(17)				(9)
Repurchase of common stock					(260)	(9)	(9)
Adjustment to original converson distribution			(19)		(270)	(3)	(22)
Net income				11,198			11,198
Balance, December 31, 2003	1,650,395	17	7,815	19,974	(82,670)	(833)	26,973

Stock awarded through Stock Incentive Plan, net of shares withheld for taxes and amortization of deferred compensation	81,050		3,894		(31,500)	(850)	3,027

Stock awarded through Stock for Compensation Plan	5,790		64				64

Unvested shares forfeited	(3,400)		(90)				(73)

Repurchase of common stock					(2,025)	(72)	(72)

Net income (Restated)				3,525			3,525
Balance, December 31, 2004 (Restated)	1,733,835	$17	$11,683	$23,499	(116,195)	$(1,755)	$33,444

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2004	2003	2002
	(Restated)
	(Thousands of dollars)
Cash Flows From Operating Activities:
Net income	$3,525	$11,198	$8,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,416	9,709	8,953
Amortization of debt issue costs	896	1,063	300
Noncash deferred compensation expense	3,804	2,020	—
Write off of investments in proposed acquisitions	—	—	1,357
Equity earnings in Map	—	(144)	(115)
Loss on equity method investment value	—	1,056	—
Change in:
Other assets/deferred credits	2,892	(1,756)	5,909
Accounts receivable	1,127	(3,811)	(921)
Income tax receivable	(3,353)	—	—
Purchased power cost subject to refund	4,173	3,704	(3,888)
Other current assets	(446)	(1,059)	(6,386)
Accounts payable and accrued expenses	1,314	1,284	(735)
Net cash provided by operating activities	21,348	23,264	13,250
Cash Flows From Investing Activities
Utility plant additions	(4,583)	(5,209)	(1,517)
Proceeds from liquidation of investments	913	1,511	1,043
Issuance of notes receivable	(1,586)	(1,250)	—
Collection of notes receivable	1,250	12,490	1,000
Net cash provided by (used in) investing activities	(4,006)	7,542	526
Cash Flows From Financing Activities:
Proceeds from other long-term debt and capital leases	113	14,169	534
Payments on mortgage notes	(3,966)	(3,704)	(3,034)
Payments on other long-term debt and capital leases	(136)	(30,246)	(6,387)
Payment of short-term note payable	(14,169)	—	—
Debt issuance costs	(3,632)	(1,208)	—
Restricted cash investment	14,169	(5,962)	—
Repurchase/acquisition of common stock	(923)	(852)	—
Retirement of former member equity	—	(732)	(488)
Net cash used in financing activities	(8,544)	(28,535)	(9,375)
Increase in Cash and Cash Equivalents:	8,798	2,271	4,401
Cash at beginning of year	12,170	9,899	5,498
Cash at end of year	$20,968	$12,170	$9,899
Noncash financing activities:
Deferred compensation related to stock awards	$471	$3,695	$—
Supplemental Cash Flow Information
Cash paid during the year for interest	$7,045	$6,640	$8,611
Cash paid during the year for income taxes	$1,450	$1,950	$—

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Cap Rock Energy Corporation, Inc. (the “Company” or the “Successor”) was formed in December 1998 in accordance with a conversion plan to reorganize a member owned electric cooperative, Cap Rock Electric Cooperative, Inc. (the “Cooperative” or the “Predecessor”) to a shareholder owned business corporation.   The Cooperative was incorporated as an electric cooperative in the State of Texas in 1939 to provide electric distribution services and power to its members.  The Company currently provides service to approximately 35,000 meters in 28 counties covering approximately 13,000 square miles in Texas.  Its customers, which are principally residential, commercial and irrigation, are located in the Midland-Stanton area of west Texas, the central Texas area around Brady, and in northeast Texas in Hunt, Collin and Fannin Counties.  Through its subsidiaries, the Company is also engaged in the transmission of electricity through a looped system 305 miles in length, and in providing various electric and nonelectric services to customers.

Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, Cap Rock Energy Corporation (“Energy”) and its wholly-owned subsidiaries, NewCorp Resources Electric Cooperative, Inc. (“NewCorp”), Cap Rock Cooperative Finance Corporation (“CRCFC”), Capstar Communications, Petra One Energy, L.P., Petra Energy, LLC and the Cooperative.    The Cooperative was dissolved in March 2004.  Energy and NewCorp maintain accounting records in accordance with the uniform system of accounts, as prescribed by the Federal Energy Regulatory Commission (“FERC”).

All significant intercompany balances and transactions have been eliminated in consolidation.  Unless otherwise indicated, all references to the Company will include any and all activities of its Predecessor.

Use of Estimates

In conformity with accounting principles generally accepted in the United States, the preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions with respect to values or conditions which cannot be known with certainty, that affect the recorded amounts of assets and liabilities, disclosure of contingent assets and liabilities and the recorded amounts of revenues and expenses.  Actual results could differ from those estimates.  Items which may be estimated include, but are not limited to, the economic useful lives of assets, fair values of assets and liabilities, impairment of goodwill, obligations under employee benefit plans, valuation allowances for receivables and deferred tax assets, unbilled revenues for distribution services and electricity provided for which meters have not been read, and various other recorded or disclosed amounts.

Regulatory Accounting

The Company’s principal business is the transmission and distribution of electricity through NewCorp and Energy, respectively.  NewCorp is subject to regulation by the Federal Energy Regulatory Commission, and Energy is now regulated by the Public Utility Commission of Texas (“PUCT”).  Accordingly, the Company accounts for the effects of regulation pursuant to SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.”  This statement applies to the financial statements of an entity that has rates that (1) are approved by a body empowered to set rates that bind customers, (2)  are cost-based, and (3) can be charged to and collected from customers.  If an entity meets the above three criteria, it is required to capitalize costs that would otherwise be charged to expense if the actions of the regulating body make it probable that those costs will be recovered through rates in future periods.  These capitalized costs are classified as regulatory assets.  SFAS No. 71 also requires the rate-regulated entity to assess the recoverability of regulatory assets reflected on its balance sheet.  Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the rate making process.

The significant regulatory assets and liabilities are as follows:

	December 31,
	2004	2003
Assets:
Rate case costs	$3,593,000	$145,000

Liabilities:
Purchased power subject to refund	4,373,000	203,000
Excess recovery of costs related to transfer of Certificate of Convenience and Necessity	723,000	704,000

The Company will be allowed to recover certain rate case costs over a period mandated by the PUCT.  Any costs not allowed for recovery will be expensed immediately.  A decision from the PUCT concerning the amount and period of recovery is expected in June 2005.

Both regulatory liabilities are expected to be refunded to customers within 12 months.

Earnings Per Share

Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding.  Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares plus the dilutive impact of stock options, warrants and deferred compensation arrangements which were outstanding during the period calculated by the treasury stock method.

Cash and Cash Equivalents

The Company considers all unrestricted highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates market value due to the short-term maturity of these investments.

Restricted Cash Investment

At December 31, 2003, the Company was required to maintain a restricted cash investment of $14,169,000 which served as collateral for the initial advance from Beal Bank S.S.B.   Terms of the loan agreement provided for investment of the cash collateral only in certain specified types of investments.  Interest earned was not restricted, and was not classified as restricted.   The initial advance was repaid in November 2004, with funds from the collateralized restricted cash investment used to satisfy the debt payment.  See Note 13.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts receivable that are estimated to be uncollectible based on historical trends for each rate class.  As of December 31, 2004 and 2003, the allowance for doubtful accounts was $115,000 and $78,000, respectively. Bad debt expense for the years ended December 31, 2004, 2003 and 2002, was $143,000, $113,000 and $120,000, respectively.

Inventories

Although the Company utilizes an independent third party for its materials warehousing function, inventories owned and on hand are primarily transmission parts and materials which are not normally stocked by the warehousing company; supplies and materials maintained on service trucks; and materials at various remote field locations.  Inventories are valued at historical cost, at the lower of cost or market.

Investments and Notes Receivable

The Company accounts for its investments under the cost basis method of accounting if the investment is less than 20% of the voting stock of the investee, or under the equity method of accounting if the investment is greater than 20% of the voting stock of the investee.   Investments accounted for under the cost method are recorded at their initial cost, and any dividends or distributions received are recorded in income.   For equity method investments, the Company records its share of earnings or losses of the investee during the period.  Recognition of losses will be discontinued when the Company’s share of losses equals or exceeds its carrying amount of the investee plus any advances made or commitments to provide additional financial support.

An investment is considered impaired if the fair value of the investment is less than its cost.  Generally, an impairment is considered other-than-temporary unless (i) the Company has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary.  If impairment is determined to be other-than-temporary, then an impairment loss is recognized equal to the difference between the investment’s cost and its fair value.

The Company has investments in associated organizations that relate primarily to required membership certificates and accumulated capital allocations, all of which are accounted for using the cost method of accounting.  Capital allocations for the two primary investees, National Rural Utilities Cooperative Finance Corporation (“CFC”) and Texas Electric Cooperative, Inc. (“TEC”), are determined annually by the respective organizations based on their bylaws, operating margins, cash positions and various other factors.  The Company recognizes capital allocations from the respective organization as income when it is declared by each respective organization.  CFC is the Company’s primary lender and TEC provides various lobby services for electric cooperatives in Texas.

Utility Plant

Utility plant is stated at the original cost of construction, including direct labor, materials, contracted services, payroll taxes and related payroll burdens, and overhead.  Contributions in aid of construction are credited to the applicable utility plant accounts.  Gains or losses resulting from retirements or other dispositions of utility property in the normal course of business are credited or charged to the accumulated provision for depreciation.  The cost of maintenance, repairs and minor replacements are charged to operations as incurred.  The Company does not accrue any cost in advance for major maintenance or repair projects or the cost of removal.

Depreciation is provided on the following annual rates:

Transmission plant	3.1% - 10%
Distribution plant	3.1%
General plant:
Structure and improvements	2.5% - 10%
Transportation	33%
Equipment	33%
Other	1.4% - 2%
Software costs	20%

Nonutility Property

Nonutility property is real estate, primarily an office building, and investments in real estate partnerships not principally used in the Company’s core business of electric distribution.    Prior to their sale in February 2004, the Company’s limited partner investment in real estate partnerships was included also.  All nonutility property except real estate partnerships is stated at original cost. Maintenance, repairs and miscellaneous replacements and renewals of this type of nonutility property are charged to operations as incurred. The majority of depreciation is provided on a straight line basis over estimated useful lives, which range from 15 to 30 years.

Income and expenses related to the Company’s primary real estate property are recognized on an accrual basis.  The investments in real estate partnerships were accounted for under the cost basis method of accounting because the Company’s ownership was less than 10% in each case.  Income from the Company’s miscellaneous real estate partnership investments is recognized as income was received.   These investments were sold in February 2004.

Impairment of Long-Lived Assets

The Company’s policy is in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whereby long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash inflows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset.

Goodwill and Intangible Assets

Goodwill is reviewed annually as of December 31 for impairment or whenever events and changes in circumstances occur that may reduce the fair value below the carrying value.  No impairment has been necessary because the fair value of the recorded goodwill has exceeded the carrying value.

In connection with the conversion in 2002 of the line of credit with CFC into a long term mortgage note, the Company was required to pay a conversion fee.  This is being amortized over the life of the new debt, which is 6 years.

The Company capitalized costs it incurred in connection with the financing arrangements with Beal Bank S.S.B.  The terms of the initial advance with the bank provided for a due date of September 9, 2004, and because it was not certain that the Company would draw on the additional advance, the financing costs were being amortized over the 12 month period of the initial advance.   The initial advance was repaid in November  2004.   See also Note 13.

The Company has other miscellaneous intangible assets that are not deemed to have indefinite lives.  These assets will continue to be amortized over their estimated useful lives, which range from 3 to 10 years.  See Note 11.

Capitalized Interest

The Company capitalizes interest cost to construction work in progress calculated in accordance with SFAS No. 34, “Capitalization of Interest Cost.”

Equities and Margins of the Cooperative

As of December 31, 2001, the Cooperative’s equities and margins consisted only of amounts that were obligated to be converted into shareholder equity.

Revenue Recognition

For all periods through December 31, 2002, the Company recorded revenue on the basis of meters read and billed to customers.  This was pursuant to the rate-making policy as set by the Company’s Board of Directors.  The accrual method recognizes revenue when the service and power have been delivered to the customer.  Had the Company recorded revenue on an accrual basis, a regulatory liability would have existed because it was not entitled to recognize revenue until the customers had been billed.  In the utility industry, the rate-making policy defines the accounting requirements according to SFAS No. 71.

Effective January 1, 2003, the Company’s Board of Directors revised the rate-making policy to recognize unbilled revenue.  Therefore, the Company was required to change accounting principles.  Under the new rate-making structure, the Company records revenue based on amounts billed to customers as well as unbilled amounts based upon an estimate of the revenues for energy and service delivered since the latest billing through the end of the period.  The effect of the change for 2003 was to increase electric revenues by $3,400,000, and increase purchased power by $1,318,000, for a net increase in income before income taxes of $2,082,000. Unrecognized, unbilled electric revenues as of December 31, 2002, were approximately $2,521,000, respectively.

Other operating revenue consists primarily of fees from customers for items such as late payment penalties and connection services, as well as building rental income which is accrued monthly based on contractual lease obligations.

Purchased Power Costs

The Company accrues its purchased power cost based on actual usage for the respective period.

The Company’s current tariffs for electric service include power cost recovery clauses under which electric rates charged to retail customers are adjusted monthly to collect actual purchased power costs incurred in providing service. The over or under collection is reflected in the balance sheet as Purchased power subject to recovery or refund.  In connection with its review of the Company’s proposed tariffs for retail service, the PUCT may require the Company to change to a fixed fuel factor method for billing customers, subject to annual reconciliations of actual power cost incurred to actual fuel revenues collected.

In September 2001, the Company determined that approximately $1,700,000 of collected power recovery costs subject to refund represented billable costs to customers and as a result, recorded an adjustment to reduce purchased power costs and the purchased power subject to refund account. This amount was reflected in the power recovery costs subject to refund liability.  In January 2002, the Company determined that approximately

$4,360,000, inclusive of the $1,700,000 described above, of power costs incurred and expensed in periods prior to 2002 were recoverable costs.  These costs were approved by the Board to be recovered through future billings to customers over a 24 month period beginning in January 2002, and ending in December 2003.  This created a regulatory asset, purchased power costs subject to recovery, and a regulatory liability, deferred revenue.

During the rate case proceedings in the fall of 2004, the Company determined that power costs of $3,074,000 had been overcollected under the Company’s retail tariffs through the power cost recovery process.  A regulatory liability was recorded for this overcollection, and the over recovery was disclosed to the PUCT.  These monies are currently being returned to customers through power cost recovery refunds.  As of December 31, 2004, $480,000 had been returned to customers.   Legal issues regarding this over recovery and the method and timing of refunding it are being discussed with the PUCT Staff, and the ultimate outcome is unknown.  In addition, the Company believes rate case costs of $3,593,000 will be fully allowed, and this recovery will also offset the power cost recovery overcollection, making the payout to customers cash neutral, with no economic effect to the Company’s statement of operations.  However, this is also subject to PUCT approval.  See Note 23.

Stock Based Compensation

Effective January 1, 2003, the Company adopted the fair value method of accounting for its employee stock incentive plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.”  Under the historical or retroactive transition method allowed by SFAS No. 148, the compensation expense for the year ended December 31, 2002, would not have been different had the fair value method been originally applied.  See also Note 16.

Income Taxes

The Company accounts for income taxes under the asset and liability method of accounting for income taxes.  Under this method, deferred income taxes are recognized for the estimated future tax consequences of “temporary differences” by applying enacted statutory tax rates for each taxable jurisdiction applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The Company records a valuation allowance to reduce its deferred tax assets to the extent it is more likely than not that such deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

Derivative Instruments

The Company may use derivative instruments to manage the natural gas component of power costs, which minimize the fluctuations in customers’ power bills.  All payments made or received in connection with these types of transactions will be collected from or rebated to customers through the power cost recovery component of the customers’ power bills.  The fair market value of these instruments is recorded as an asset or liability with a corresponding regulatory liability or regulatory asset, as all amounts paid or received will be passed through to the Company’s customers.  As of December 31, 2004 or 2003, no derivative position was held.

New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.”  SFAS No. 123R revises SFAS No. 123, “Accounting for Stock-Based Compensation.”  This new standard generally requires the cost associated with employee services received in exchange for an award of equity instruments be measured based on the grant-

date fair value of the award and recognized in the financial statements over the period during which the employee is required to provide services in exchange for the award.  SFAS No. 123R also provides guidance on how to determine the grant-date fair value for awards of equity instruments, as well as alternative methods of adopting its requirements.  SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period after June 15, 2005, and applies to all outstanding and unvested share-based payment awards at a company’s adoption date.  The Company changed its method of accounting from the intrinsic method per APB Opinion No. 25, to the fair value method per SFAS No. 148, effective January 1, 2003.  Therefore, SFAS No. 123R is not expected to have an impact on the Company’s consolidated financial statements.

In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”).   FSP 106-2 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Act and requires certain disclosures pending determination as to whether the sponsor’s postretirement health care plan reasonably expect to qualify for beneficial treatment under the Act.  See Note 16 for quantification.

Other Comprehensive Income

There were no items of comprehensive income for any period presented.

Reclassifications

Certain reclassifications have been made to prior periods’ financial statements to conform to the presentation adopted in the current period.

2.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the Company’s conversion from an electric cooperative to an investor owned utility, the Company had independent professional consultants evaluate the corporate structure of the Company and its subsidiaries.  Based on that review, the Company believed the subsidiary would continue to qualify as a tax exempt cooperative.  Therefore, the Company treated the subsidiary as exempt for both financial and tax reporting purposes.  Recently, in connection with an unrelated project, the tax structure of the subsidiary was reviewed and issues arose concerning its exempt status.  Because of the complex nature of the issue, the Company is seeking guidance from the Internal Revenue Service regarding the taxable nature of the subsidiary.  As a result of the Company’s identification of the issue, on August 24, 2005, Management and the Audit Committee concluded that the Company would amend and restate its Annual Report on Form 10-K for the year ended December 31, 2004, to treat the subsidiary as a taxable entity for financial reporting purposes.  The Company had generated net operating losses in earlier periods that would be used to offset the taxable nature of the subsidiary.  The use of the net operating losses, earlier than expected, may result in taxes payable that are greater than originally disclosed.

Restated amounts as of and for the years ended December 31, 2004, 2003 and 2002, are as follows:

	As			As
	Reported	Adjustments		Restated
	(In thousands except per share amounts)

As of and for the year ended December 31, 2004:
Balance sheet:
Net deferred tax asset	$3,285	$(3,285)		$—
Valuation allowance for deferred tax asset	(3,285)	3,285		—
Current income tax payable	—	633		633
Net deferred tax liability	—	1,275		1,275
Statement of operations:
Income tax expense (benefit)	(2,140)	1,908		(232)
Net income	5,433	(1,908)		3,525
Net income per common share:
Basic	3.51	(1.23)		2.28
Diluted	3.40	(1.19)		2.21
Statement of cash flows:
Net cash provided by operating activities
Other assets/deferred credits	1,617	1,275		2,892
Income tax receivable	(3,986)	633		(3,353)
Net cash flows used in investing activities	(4,006)	—		(4,006)
Net cash flows used in financing activities	(8,544)	—		(8,544)

As of and for the year ended December 31, 2003
Balance sheet:
Deferred tax asset	8,074	(2,834	)(a)	5,240
Valuation allowance for deferred tax asset	(8,074)	2,834	(a)	(5,240)

As of and for the year ended December 31, 2002
Balance sheet:
Deferred tax asset	9,717	(1,064)		8,653
Valuation allowance for deferred tax asset	(9,717)	1,064		(8,653)

(a) No net change to the statement of operations.

3.  CORPORATE CONVERSION

On October 20, 1998, the Cooperative’s members adopted a conversion plan to reorganize the Cooperative from a member owned electric cooperative to a shareholder owned business corporation.   In connection with the conversion plan, Cap Rock Energy Corporation was formed in December 1998 as a subsidiary of the Cooperative and substantially all of the Cooperative’s operational activities were transferred to Energy.  Energy registered shares of its common stock with the Securities and Exchange Commission as of February 8, 2002, and they were distributed to the Cooperative’s members and holders of equity accounts that chose that option. On March 14, 2002, the common stock of Energy was approved for listing on the American Stock Exchange. See Note 4 concerning the Company’s related repurchase offer.  The Cooperative was then dissolved in March 2004.

Energy’s Articles of Incorporation provide that any shareholder or affiliate of a shareholder holding in excess of 5% of Energy’s outstanding common stock will have its voting rights for those shares in excess of 5% reduced to 1/100 per share.

4.  REPURCHASE OFFER

Shares of the Company’s common stock were originally distributed to certain former members of the Cooperative who elected to receive shares of stock as payment for their equity and membership interest in the Cooperative.  Pursuant to the conversion plan, the Company made a commitment to purchase those shares, held continuously by the original owners of record until the first anniversary of the distribution of the shares at a price of $10 per share if the Company had sufficient cash available to purchase all shares tendered.   The Company’s original purchase commitment was only to those shareholders who were the original holders of record, and who had held those shares continuously until the first anniversary of the distribution of the shares.  In an effort to be inclusive, rather than exclusive, the Company made the offer to all shareholders and extended the offering period beyond the original 60 days.  The offering period began February 5, 2003, and ended April 30, 2003, with 82,140 shares of common stock tendered to and accepted by the Company at $10 per share, totaling $821,400.  At December 31, 2003, such amount is shown in Treasury stock within the Stockholders’ Equity section of the consolidated balance sheet.  There are no further obligations related to the Company’s repurchase commitment.

5. UNSUCCESSFUL LAMAR ACQUISITION

In October 1999, the Cooperative entered into an agreement (“Combination Agreement”) with Lamar County Electric Cooperative Association (“Lamar”), pursuant to which Lamar was to combine with, and become an operating division of, the Cooperative.  The members of Lamar subsequently approved this Combination Agreement.  The agreement provided that if the combination was terminated by Lamar, with certain specific allowable exceptions, Lamar was required to reimburse the Cooperative for all costs and expenses it had incurred, whether paid to outside parties or incurred internally, with respect to the combination.  The completion of the combination was delayed because of litigation with Lamar’s power supplier. The power supplier claimed that Lamar and the Cooperative had each breached various agreements.

On August 29, 2000, the Cooperative and Lamar entered into a five year Management Service Agreement.  Under the terms of that agreement, Lamar’s Board of Directors continued to set policy and perform all of its fiduciary responsibilities, and the Cooperative performed certain management services for Lamar.  As compensation for its management services, the Cooperative (subsequently the Company) received $1,000 per month plus reimbursed costs and expenses.  One of the terms of the agreement provided that if Lamar terminated the agreement prior to the expiration of the original term, Lamar would be required to pay a cancellation fee of $300,000 as liquidated damages.

Lamar terminated the Combination Agreement in October 2002 and the Management Service Agreement in November 2002.  Lamar filed suit against the Company seeking a declaratory judgment that it had the right to terminate both agreements without regard to payment of any kind to the Company.   The Company believes that Lamar’s stated reason for termination of the Combination Agreement does not fall within the specific allowable exceptions set forth in the agreement, and therefore the Company believes it is entitled to reimbursement of all costs and expenses incurred.  The Company is also seeking the specified liquidated damages fee of $300,000 in connection with the termination of the Management Service Agreement.

Because Lamar terminated the Combination Agreement, generally accepted accounting principles required the impairment of previously capitalized costs that were incurred in connection with the combination.  The majority of these costs were outside legal and consulting fees.  At December 31, 2002, these costs, aggregating  $1,357,000, were expensed and are shown on the consolidated statement of operations.

6.  EARNINGS PER SHARE INFORMATION

The following table shows the reconciliation of basic and diluted earnings per share:

	YEAR ENDED DECEMBER 31, 2004
	Income	Shares	Per Share
	(In Thousands)		(Restated)
	(Restated)
Basic earings per share:
Income from continuing operations available for common stock	$3,525	1,546,271	$2.28

Effect of diluted securities:
Shares that have been deferred under the Stock for Compensation plan		50,525	(0.07)
Diluted earnings per share:	$3,525	1,596,796	$2.21

	YEAR ENDED DECEMBER 31, 2003
	Income	Shares	Per Share
	(In Thousands)
Basic earings per share:
Income from continuing operations available for common stock	$11,198	1,455,443	$7.69

Effect of diluted securities:
Shares that have been deferred under the Stock for Compensation plan		55,298	(0.28)
Diluted earnings per share:	$11,198	1,510,741	$7.41

Both basic and diluted earnings per share for the year ended December 31, 2002, are not materially different.

7. OTHER CURRENT ASSETS

Other current assets as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Inventories	$1,333	$939
Prepaid income tax	3,398	—
Prepaid insurance	363	385
Interest receivable	91	67
Other	246	196
Total Other Current Assets	$5,431	$1,587

8. INVESTMENTS AND NOTES RECEIVABLE

Investments and notes receivable as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Investments in associated organizations:
CFC capital term certificates	$5,905	$6,210
CFC patronage capital	2,569	2,543
TEC patronage capital and bonds	852	852
Other	41	49
Total investments in associated organizations	9,367	9,654

Investment in United Fuel (Note 14)	—	360
Note receivable related to United Fuel stock	1,300	—
Note receivable related to real estate partnerships	286	—
Other investments	51	31
Total Investments and Notes Receivable	$11,004	$10,045

Allocations of income from all associated organizations was $540,000, $530,000 and $478,000, respectively, for the years ended December 31, 2004, 2003 and 2002.

In October 2003, the Company sold its 42% interest in Map Resources, Inc. (“MAP”) to MAP in exchange for a note receivable of $1,250,000, due October 8, 2004, with interest at 6% per annum.  The original investment had been accounted for using the equity method.  The note receivable, shown in Current Notes Receivable at December 31, 2003, was collateralized by the original stock.  The investment appreciated over the period that the Company held it, but because the sales price was less than the recorded book value on an equity method basis, the Company was required to reflect a loss of $1,056,000 for 2003.  The note was repaid in July 2004, and the Company recouped its original cash investment.  The Company’s equity earnings in MAP for the nine month period ended September 30, 2003, and the year ended December 31, 2002, was $144,000 and $115,000, respectively.

In March 2004, the Company signed an agreement with a shareholder of United Fuel and Energy Corporation (“United Fuel”) to sell its shares of stock in that company for a sales price of $1,300,000 in exchange for a note receivable.  The terms of the agreement provide:  (a) interest on the note receivable at 6% annum, (b) payment of $500,000 on the payment date plus accrued interest, (c) payment of the remaining principal balance in three equal annual installments plus accrued interest beginning one year after the payment date.  The payment date is defined as the sooner of 24 months from the date of the agreement or 60 days after United Fuel has completed certain capitalization arrangements.  Recognition of the gain of $940,000 has been deferred until principal payments have been received.  See Note 17.  All conditions required pursuant to the agreement have been satisfied, and the Company expects payment as scheduled in 2005.

The Company sold its limited partner interest in real estate partnerships in February 2004, to an unrelated third party in exchange for a note receivable of $286,000 due 2009, with interest at 4.5% per annum.  The note is collateralized by the partnership interests.  See Note 10.

9. UTILITY PLANT

Utility plant as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Distribution facilities	$184,713	$179,250
Transmission facilities	65,792	69,051
General facilities	9,816	9,045
Total utility plant	260,321	257,346
Less accumulated depreciation	(111,466)	(105,349)
Total utility plant in service, net	148,855	151,997
Construction work in progress	506	165
Total Utility Plant, net	$149,361	$152,162

As of December 31, 2004 and 2003, all utility plant assets, except the transmission facilities, are pledged to collateralize debt and capital lease obligations.

10. NONUTILITY PROPERTY

Nonutility property as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Real estate	$1,992	$2,278
Furniture, fixtures and other	7	7
Total nonutility property	1,999	2,285
Less accumulated depreciation	(772)	(740)
Total Nonutility Property, net	$1,227	$1,545

The Company owns a 45,000 square foot office building that is used as its general corporate headquarters. The Company currently occupies approximately 35% of the building and the remainder is leased to commercial tenants, subject to leasing terms ranging from monthly to 7 years. For the years ended December 31, 2004, 2003 and 2002, third party building rental revenue was $294,000, $258,000 and $286,000, respectively. Building rental revenues, which are not material to the Company’s operations, for each of the next five years are expected to be approximately $250,000 per year. As of December 31, 2004 and 2003, the net book value of the building and related property was $1,112,000 and $1,141,000, respectively, which is the majority of the nonutility property.

The Company sold its limited partner interest in real estate partnerships in February 2004, to an unrelated third party in exchange for a note receivable of $286,000 which was collateralized by the partnership interests.  There was no gain or loss recorded on the sale.  In prior years, the Company had guaranteed debt of some of the partnerships, with the maximum exposure of such guarantees aggregating $5,178,000 at December 31, 2003.  The sale of the partnership interests also involved the transfer of those guarantees to the buyer.  Income for each period shown related to the real estate partnerships has been less than $12,000.

11.  REGULATORY AND OTHER ASSETS

Other assets as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

McCulloch goodwill, net of amortization	$199	$199
Bank fees, net of amortization (Notes 12 and 13)	134	846
Rate case costs	3,593	145
Total Other Assets and Deferred Charges	$3,926	$1,190

The McCulloch goodwill represents costs incurred in connection with the acquisition of an electric cooperative in 1999, in the amount of $373,000.  As of December 31, 2004 and 2003, the accumulated amortization was $174,000.

Bank fees are costs of $210,000 incurred in connection with the conversion of the line of credit to a mortgage note.  Accumulated amortization at December 31, 2004 and 2003, is $76,000 and $30,000.  As of December 31, 2003, bank fees also included costs of $999,000 related to the refinancing of the transmission system with Beal Bank, S.S.B., with associated accumulated amortization of $333,000.  These costs were fully amortized and retired because the loan was effectively repaid in November 2004.  See also Notes 12 and 13.

Rate case costs are third party costs incurred to prepare the rate filing package, as well as the public hearing process.  These costs are regulatory assets because the amount and period over which the Company will be allowed to recover these costs will be mandated by the PUCT.  The PUCT is expected to rule on this matter in June 2005.  See Note 23.

12. MORTGAGE NOTES AND LINE OF CREDIT

The CFC notes have been issued in conjunction with a Second Restated Mortgage and Security Agreement, dated October 24, 1995 (“Loan Agreement”).  Substantially all of the Company’s distribution assets are collateralized in connection with the notes, which have maturity dates ranging from 2005 to 2035, with required quarterly payments of principal and interest.  Under the Loan Agreement, the Company may elect to pay interest on a fixed or variable interest rate basis, as defined. The existing long-term debt consists of series of loans from CFC that impose various restrictive covenants, including, among other things, provisions that prohibit the incurrence or guaranty of other secured indebtedness and requires the maintenance of a 1.35 debt service coverage ratio, as defined in the CFC Loan Agreements. In addition, the Company may not make any cash distribution or any general cancellation or abatement of charges for electric energy or services to its customers if the ratio of equity to total assets is less than 20%.

In conjunction with the conversion from a member owned cooperative to a shareholder owned corporation, CFC waived the 20% equity to total assets ratio requirement as it concerned the conversion, consented to the distribution of cash and electric credits to former members, waived the 1.35 debt service coverage ratio requirement as it concerned the conversion, and notified the Company that all existing CFC indebtedness may remain in place with CFC after the conversion.

Substantially all of the CFC mortgage notes are subject to interest rate repricing at the end of various periods, at the Company’s option.  Mortgage notes with CFC as of December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Interest at 3.35% at December 2002 and 2003, with interest repricing in January 2004 and 2005	$—	$10,400
Interest at 4.20% with interest repricing in January 2005	—	69,109
Interest at 4.70% with interest repricing in January 2006	33,017	34,128
Interest at 4.85% with interest repricing in January 2006	6,467	—
Interest at 4.50% with interest repricing in January 2007	5,960	6,080
Interest at 5.15% with interest repricing in January 2007	64,055	—
Interest at 4.30%	27,872	28,000
Interest at fixed rates:
4.20%	3,590	—
7.00%	2	2
Variable rate	2,791	—
	143,754	147,719
less current maturities	(9,881)	(4,531)
Total Mortgage debt, net of current portion	$133,873	$143,188

The Company has capitalized, as a part of utility plant, the cost of borrowed funds used for financing construction. Capitalized interest for the years ended December 31, 2004, 2003 and 2002, was $21,000, $7,000 and $12,000, respectively.  The rate used for interest charged to construction is the Company’s effective borrowing rate.

Annual maturities of the mortgage notes as of December 31, 2004, are as follows (in thousands):

2005	$9,881
2006	3,653
2007	30,032
2008	3,378
2009	3,525
Thereafter	93,285

Total mortgage debt	$143,754

13. TRANSMISSION SYSTEM FINANCING

In connection with the original financing and construction of its transmission line, the Company entered into agreements qualified as capital lease obligations.  As a result, the transmission line, substation assets and associated capital lease obligations were recorded on the Company’s consolidated financial statements.

The original cost of the transmission facility and costs related to consummation of the lease agreements totaled $61,999,000, and were being recovered from customers through power cost billings over a ten year period.  Consistent with this ratemaking treatment, the transmission facilities and capital lease obligation were being amortized over the same ten year period, with that period ending September 30, 2003. The monthly lease payments included an amount for a sinking fund, which was to be used to reduce the amount of the final balloon payment on the capital lease, which was due September 2003.

Regularly scheduled monthly principal payments on the transmission system capital lease obligation for the nine months ended September 30, 2003, and the year ended December 31, 2002, were approximately $3,556,000 and $5,047,000, respectively.  The corresponding amortization of property and equipment under the capital lease was credited to accumulated depreciation and amortization accounts for the transmission facilities consistent with ratemaking treatment.  Interest on the capital lease obligations for the nine months ended September 30, 2003, and the year ended December 31, 2002, was approximately $847,000 and $1,443,000, respectively, and is classified as purchased power cost consistent with ratemaking treatment.

FERC approval was received in August 2003 for NewCorp to borrow $31,500,000 from Beal Bank S.S.B. (“Beal Bank”).  The initial advance of $14,169,000 was used for payment of the balloon payment on the transmission system capital lease in September 2003.  Simultaneously, the sinking fund of $8,207,000 was released by the lessee, and used to partially fund a restricted securities account of $14,169,000, which was the only asset collateralized by Beal Bank.

Interest on the Beal Bank loan was 10.75%, payable monthly.  The financing arrangement provided for a commitment fee, which totaled $457,000 for the initial advance.  Additional amounts paid to Beal Bank were reimbursement of expenses, attorney fees, appraisals and consulting, which at December 31, 2004, aggregated $1,184,000.  Prepayment of the initial advance was not allowed unless an additional advance was funded before the September 9, 2004, due date.  In the accompanying consolidated balance sheet at December 31, 2003, the initial advance of $14,169,000 is shown in current liabilities because it was not certain that the Company would draw on the additional advance from Beal Bank.  Two amendments to the financing agreement were executed which extended the due date of the initial advance.  The collateralized cash investment was then used to repay the initial advance in November 2004.

14.  NOTE PAYABLE AND OTHER CAPITAL LEASES

Previously, the Company had a note payable to a bank that was cross-collateralized by a note receivable from United Fuel and Energy Corporation (“United Fuel”).  In October 2003, United Fuel consummated financing with a lender that provided for funds to partially pay down the Company’s note payable to a bank, with United Fuel taking the position as borrower on the Company’s note payable to a bank, thus extinguishing United Fuel’s note receivable to the Company.  The Company was no longer a borrower and its involvement had been reduced to being a secondary guarantor for United Fuel’s note of $3,500,000.  Generally accepted accounting principles required the Company to record a guarantee obligation that was measured at fair value.  A guarantee obligation of $35,000 was recorded, based on factors such as asset collateralization value and guarantor hierarchy.  United Fuel repaid the note in November 2004, effectively releasing the Company’s guaranty and the recorded guarantee obligation was then eliminated.

The Company has other miscellaneous capital leases for certain equipment used in operations, with such equipment included in utility plant on the balance sheet.  Future minimum lease payments are as follows (in thousands):

2005	$110
2006	57
2007	18
Total capital lease obligations	$185

15. ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities at December 31, 2004 and 2003, consisted of the following (in thousands):

	December 31,
	2004	2003

Accrued taxes	$18	$18
Accrued interest	516	520
Accrued payroll and employee benefits (Note 16)	914	1,670
Regulatory liability	723	704
Customer deposits and prepayments	778	760
Accrued other	253	230
Total Accrued and Other Current Liabilities	$3,202	$3,902

16.  EMPLOYEE BENEFIT PLANS

Executive Deferred Compensation Plans

In November 2002, the Board approved an Executive Deferred Compensation Retirement Plan whereby management, members of the Board of Directors and certain highly compensated employees could defer a portion of their compensation pursuant to the terms of the plan.  The Company may also make contributions to the plan on behalf of the individuals participating in the plan.  A participant is 100% vested in contributions he may make to the plan, with Company contributions vesting at 10% per year for the first four years, and 20% per year for the next three years.  The Compensation Committee of the Board of Directors administers the plan.  For the years ended December 31, 2004 and 2003, $18,000 and $16,000 were contributed to the plan, and such amounts are shown as a liability on the consolidated balance sheets.

Stock Incentive Plan

The Company has a Stock Incentive Plan, approved by the shareholders, that provides for the granting of awards of common stock, options to purchase common stock, both restricted and unrestricted, and certain related rights to eligible officers, employees and directors of the Company.  The plan will continue in effect until December 31, 2013.  The Stock Incentive Plan provides for a maximum of 800,000 shares of the Company’s common stock to be used for stock awards and the granting of options.  Shares of common stock used to satisfy such awards will be acquired by the Plan either through open market purchases or through the issuance of additional common stock.  For the years ended December 31, 2004, 2003 and 2002, the Company recorded compensation expense of $4,925,000, $2,133,000 and $30,000, respectively, in connection with the fair value of these awards of common stock, of which $934,000, $132,000 and $0, respectively, were in the form of shares withheld by the Company, in order to remit cash payments for employees’ payroll tax withholding.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP”), also approved by the shareholders, that provides its employees with the opportunity to purchase shares of its common stock through payroll deductions.  It is the Company’s intention to have the ESPP qualify as an employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended.  The Employee Stock Purchase Plan provides for a maximum of 150,000 shares.  As of December 31, 2004, the ESPP had not been implemented.

Stock for Compensation Plan

The Company has a Stock for Compensation Plan (“SCP”) that provides a means for eligible employees and directors to receive shares of the Company’s common stock or restricted share units in lieu of cash compensation.  This plan was also approved by the shareholders.  The SCP provides for a maximum of 500,000 shares of the Company’s common stock to be used in conjunction with this plan.  For the years ended December 31, 2004, 2003 and 2002, cash bonuses of $6,000, $6,000 and $367,000, respectively, had been earned by individuals, who then were awarded shares of stock in lieu of the cash compensation.

Defined Contribution Plan

The Company has a 401(k) plan for employees who meet certain eligibility requirements.  The plan permits a specified percentage of an employee’s salary to be voluntarily contributed on a pre-tax basis, with a Company matching feature.  Participants may contribute from two percent of eligible earnings up to the maximum federal limit to various self-directed investment funds.  The plan provides for various levels of Company matching contributions depending upon the level of employee contributions.  Company contributions aggregated $535,000, $527,000 and $481,000, for the years ended December 31, 2004, 2003 and 2002.

Other Postretirement Benefits

The Company provides continued major medical coverage to retired employees and their dependents.  The cost to maintain such benefits for the years ended December 31, 2004, 2003 and 2002, totaled $235,000, $399,000 and $858,000, respectively.

The Medicare Reform Act of 2003 allows employers who sponsor a postretirement health care plan that provides a prescription drug benefit to receive a subsidy for the cost of providing that drug benefit.  In order for employers to receive the subsidy payment under the Medicare Reform Act, the value of the offered prescription drug plan must be at least actuarially equivalent to the standard prescription drug coverage provided under Medicare Part D.  The Company’s plan meets the actuarially equivalent test and qualifies for the subsidy.  The reduction in current period service cost due to the subsidy was $34,000 for the year ended December 31, 2004, and the impact on the benefit obligation is $1,562,000.

The Company uses December 31 as a measurement date for the plan.

Obligations and Funded Status

The following tables set forth the obligations, fair value of plan assets and funded status at December 31, 2004 and 2003:

	December 31,
	2004	2003

Change in Benefit Obligations
Benefit obligation, beginning of year	$3,508	$2,868
Service cost	245	206
Interest cost	598	504
Participant contributions	—	—
Actuarial loss	380	329
Benefit paid	(653)	(399)
Benefit obligation, end of year	$4,078	$3,508

Funded Status
Funded status - under funded	$11,349	$9,119
Unrecognized net loss	(7,271)	(5,611)
Accrued benefit cost	$4,078	$3,508

Components of Net Periodic Benefit Cost

The following sets forth the components of net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	December 31,
	2004	2003	2002

Service cost	$245	$206	$148
Interest cost	598	504	471
Amortization of experience loss	380	329	239
Net periodict benefit cost	$1,223	$1,039	$858

Actuarial Assumptions and Cost Trends

The following sets forth the assumptions used to determine benefit obligations:

	DECEMBER 31,
	2004	2003	2002
Discount rate	5.75%	6.00%	7.00%

	2004	2003

Health care cost trend rate assumed for next year	10%	9%
Rate to which the cost trend rate is assumed to decline	1%	1%
Year that the rate reaches the ultimate trend rate	2010	2008

The assumed health care cost trends significantly affect the amounts reported for the post retirement health care liability.  A one percentage point change in assumed health care cost trend rates would have the following effects (in thousands):

	One Percentage Point
	Increase	Decrease
Effect on total of service cost and interest cost	$133	$(105)
Effect on accumulated post retirement benefit obligation	1,392	(1,136)

Plan Assets

No return on plan assets was assumed in the calculation as the Company holds no specified plan assets.

Future Benefit Payments

The following table provides estimates of future benefit payments, which reflect expected future service, as applicable (in thousands):

2005	$849
2006	838
2007	855
2008	827
2009	776
2010-2014	4,019

17. DEFERRED CREDITS

Deferred credits at December 31, 2004 and 2003, consisted of the following (in thousands):

	DECEMBER 31,
	2004	2003
	(Restated)
Post retirement benefits (Note 16)	$4,078	$3,508
Deferred tax liability	1,275	—
Deferred gain on sale of United Fuel Stock (Note 8)	940	—
Stockholders’ Trust (Note 22)	129	—
Deferred executive compensation	36	44
Unclaimed member capital credits	55	67
Other	56	58
Total Deferred Credits	$6,569	$3,677

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003.  SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties (in thousands):

	DECEMBER 31,
	2004		2003
	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
Cash	$20,968	$20,968	$12,170	$12,170
Restricted cash investment	—	—	14,169	14,169
Notes receivable	1,300	1,300	1,250	1,250
Mortgage notes	143,754	143,754	147,719	147,719
Short-term note payable	—	—	14,169	14,169

The book value of cash and cash equivalents approximated fair value because of the short maturity of those instruments. The carrying values of accounts receivable and account payable included in the accompanying consolidated balance sheets approximated market value at December 31, 2004 and 2003. As described in Note 12, the Company has both fixed rate and variable rate notes. The fair value of these mortgage notes is not able to be readily determined because there is no market for this type of debt.

19. MAJOR CUSTOMERS AND SUPPLIERS

For the years ended December 31, 2004, 2003 and 2002, the Company and its subsidiaries had no customer that accounted for more than 10% of operating revenues.

The Company utilizes an independent third party for its materials warehousing function.  The terms of the contract provide that the third party maintain an adequate inventory level of distribution type components, with after hours staffing in case of emergencies.  The Company has also outsourced its meter reading function.  In the event the contract with the third parties should not be renewed, the Company believes its operations would not be severely affected because new contracts could be secured at competitive rates and in a timely manner.  See also Note 23, Commitments and Contingencies.

20. ELECTRIC DEREGULATION AND CUSTOMER CHOICE

On May 27, 1999, the Texas legislature passed a bill relating to the restructuring of the electric utility industry in Texas. The bill, among other things, provided for retail competition to begin on January 1, 2002. Municipally owned utilities and cooperatives could elect, but were not required, to offer retail customer choice on or after January 1, 2002.  The Company met the definition of a “cooperative” under this legislation.  On June 22, 2003, the Governor of the State of Texas signed Senate Bill 1280 into law which became effective September 1, 2003.  The definition of “electric cooperative” under the Public Utility Regulatory Act (“PURA”) included a “successor to an electric cooperative created before June 1, 1999, in accordance with a conversion plan approved by a vote of the electric cooperative, regardless of whether the successor later purchases, acquires, merges with or consolidates with, other electric cooperatives.”  SB 1280 amended the PURA to treat a successor to an electric cooperative as an investor owned utility.  This legislation also provided for establishment of schedules and procedures by the Public Utility Commission of Texas for such a successor that was not previously subject to regulation as an investor owned utility prior to September 1, 2003, in order to comply with the requirements of deregulation and competition.  The Company’s rates are now subject to regulation and approval by the PUCT, not the Company’s Board of Directors.

Under the new law, the PUCT will establish schedules and procedures for the Company to comply with the requirements of competition.  Because the Southwest Power Pool (“SPP”) does not have adequate infrastructure for customer choice, House Bill 1642 provides that the utilities in the SPP cannot participate in customer choice until 2007.  Since the SPP still does not have adequate infrastructure for customer choice, it is expected that such date will be extended by the legislature.  The majority of the Company’s service area is in the SPP, while approximately 25% is in ERCOT.  While the PUCT could order the Company to bring its ERCOT territory into customer choice sooner than the law provides for customer choice to be provided by utilities in the SPP, such action would only serve to harm the Company’s customers and the Company does not believe the PUC will take such action.  The Company believes the PUCT will be reasonable in developing appropriate schedules and procedures for the Company to enter into customer choice and that such action will not adversely affect the Company’s customers.

21. RELATED PARTY ACTIVITY

One of the compensation vehicles utilized by the Company was the Achievement Based Contract – Southwestern Public Service Company (“ABC-SPS”).  The ABC-SPS contract provided for total compensation of 2% of the annual savings derived from the SPS purchased power contract, as compared to the prior Texas Utilities purchased power contract.  Two executive officers were the only remaining participants in the ABC-SPS contract, which expired in October 2003.  For the years ended December 31, 2003 and 2002, compensation attributable to the contract was $126,000 and $156,000, respectively.

Two other compensation arrangements, the Achievement Based Compensation Contract – Merger or Acquisition with Other Electric Utilities, and the Achievement Based Compensation Agreement – Corporate Asset Non-CFC Financing Arrangements, were also in place in prior years.  These compensation arrangements were cancelled in March 2005, and no amounts had been paid or accrued for the years ended December 31, 2004, 2003 and 2002.

22.  OTHER SHAREHOLDER MATTERS

The Cap Rock Energy Corporation Shareholders’ Trust (the “Trust”) was established by the Company in October 2002, on behalf of former members of the Cooperative whose current addresses are unknown and would have received shares of common stock in connection with the conversion of the Cooperative into the Company.  The shared authority of the two Trustees of the Trust is to make distribution of stock to beneficial owners when they have been located.  As of December 31, 2004 and 2003, there were 325,223 and 340,738 shares of stock, respectively, held beneficially by the Trust.   Other powers are limited to those granted in the Trust document, the Funding Agreement and the Share Option Agreement.

The Trust provides that in the case of a tender offer or other repurchase offer by the Company for shares of the capital stock of the Company, the Trustees may, in their sole discretion and acting jointly in the best interest of the beneficiaries of the Trust, sell all of the shares held in the Trust to the Company at the highest cash price offered under the tender offer or other repurchase offer.  If the tender offer by the Company has a premium of 25% or more, the Trustees shall sell all of the shares at the highest cash price offered.  In addition, the Trustees shall not vote the shares in favor of a sale or pledge of assets of the Company, nor for any change in the capital structure or powers of the Company or in connection with a merger or dissolution, unless previously approved by the Company’s Board of Directors.

On December 31, 2004, the Trust and the Company entered into a Voting Agreement whereby the shares that are currently held in the Trust will be voted by the Trustees but as directed by the Company for so long as the shares are held in the Trust, or by the State in the event the shares escheat.  As consideration, the Company will pay a 10% premium of the value of the shares as of December 30, 2004, to any owner of shares currently held in the Trust, at such time as the shares are issued to the legal owner or his or her heirs.  At December 31, 2004, a liability based on fair value of $129,000 was recorded, and is shown as a long term liability in Deferred credits on the consolidated balance sheet.  See Note 17.

23. COMMITMENTS AND CONTINGENCIES

The Company has various obligations to make future payments under contractual obligations:

	2005	2006	2007	2008	2009	Thereafter	Total
	(Thousands of dollars)
Operating lease obligations	485	396	322	137	137	91	1,568
Purchase obligations	6,969	2,099	2,099	402	402	2,802	14,773
Other long term liabilities	1,543	1,531	921	859	797	33,926	39,577

Operating leases relate primarily to equipment.  Purchase obligations include IT services and power contracts.  All of the Company’s power contracts are firm, full requirements contracts.  These types of contracts require the Company to purchase all of its power needs from the seller, but do not mandate a minimum purchase amount.  The amounts included for each year are basic required transmission charges.

The Company has entered into an agreement with a third party to provide certain information technology related managed services including assessment of the current IT environment and future needs; product selection; implementation of financial and operational IT systems; hosting of the applications in a remote environment; user and application support, as well as desktop support.  Beginning March 2004, ongoing maintenance and support costs is be based on the number of meters per respective month and, based on the number of meters at December 31, 2004, will approximate $1,697,000 per year through 2007.  These amounts are reflected in the above table under Purchase obligations.  If a termination of services occurs before the end of the contract, except for material nonperformance, the Company will be required to pay a termination fee on a decreasing sliding scale over the term of the contract.  The maximum amount for such termination fee is $1,414,000.

The Company has a contract with the City of Farmersville, Texas, to act as an agent to provide power to its customers and assume all related billing and collection functions.  Terms provide for a two year written notification for termination by either party.  The Company is obligated to make payments to the City of Farmersville on a revenue sharing type basis.  The 2005 and estimated 2006 annual payments are $621,000 and are reflected in the table under Other long term liabilities.

Purchased Power and Transmission Services.  The Company purchases all of its electric power pursuant to long-term wholesale electric power contracts with Southwestern Public Service Company, Lower Colorado River Authority (“LCRA”) and Garland Power and Light (“Garland”). SPS, LCRA and Garland contracts expire in 2013, 2016 and 2005, respectively, and account for approximately 74%, 14% and 12%, respectively, of the Company’s electric power purchases for 2004. The contracts for power cover kWh usage, kW demand levels, transmission, scheduling and ancillary services along with energy and fuel costs. The Company’s purchased power costs fluctuate primarily with the price of the fuel and usage. Management believes that in the event the contracts are terminated, the Company’s operations will not be severely affected as new contracts can be secured at competitive rates with other electric power providers.  However, all costs associated with purchased power are passed through to the retail customer.

The Company’s west Texas divisions are supplied power through a contract with SPS. The SPS contract has no minimum kWh usage requirements, but does have minimum charges for kW demand and transmission services. The Company must pay a minimum of 65% of the prior twelve months highest monthly kW demand usage multiplied by a fixed rate along with their pro-rata share of the fixed transmission costs based on the Company’s prior twelve months usage as a percentage of all SPS usage. The aggregate cost of the contract with SPS for 2004 and 2003 was $27,322,000 and $23,114,000, respectively.

The SPS contract allows the Company to purchase all power needed. Energy, kW demand, ancillary services and scheduling charges are based on fixed factors charged against usage. The Company also pays a pro-rata share of SPS’s FERC regulated transmission charges. Fuel costs paid to SPS are based on SPS’s actual cost of fuel used to generate electricity. The SPS contract expires in December 2013.

The LCRA contract covers all power utilized by the central Texas division of the Company and permits the Company to purchase 100% of the power needed to supply the native load of the division. LCRA charges the Company fixed factors for energy, kW demand and scheduling services applied to our usage. LCRA’s transmission charges are fixed monthly charges regulated by the Electric Reliability Council of Texas (“ERCOT”). Fuel costs paid to LCRA are the Company’s pro-rata share of the amounts that LCRA actually pays for fuel to generate electricity. The Company is required to purchase power from LCRA, but has no minimum usage levels and only minimal penalties. The contract between LCRA and the Company expires in June 2016.

Garland provides all power supply requirements, including ancillary and scheduling services, for the division in northeast Texas and the City of Farmersville.  The Company is not required to purchase a minimum amount of capacity, and is billed solely on actual usage.  The price per kWh is at a fixed rate and does not fluctuate with the price of gas or other fuels.

Various members of ERCOT provide the northeast Texas division of the Company with transmission services. The PUCT regulates the transmission rates that are charged by the ERCOT members. The Company pays a fixed monthly fee based on the estimated usage submitted prior to the beginning of each year. There is no contract with the individual ERCOT members. Taking power over the ERCOT network requires the Company to pay fees regulated by the PUCT. The annual charges to use the ERCOT transmission network cover the period from January 1 to December 31 of each year. Withdrawing from ERCOT and using other transmission services relieves the user of further charges. Because the use of the network is governed by ERCOT and falls under the jurisdiction of the Texas Public Utility Commission, a contract is not required with each ERCOT member.

Outsourced Functions.  The Company utilizes an outside third party for its materials warehousing function.  The terms of the contract provide that the third party maintain an adequate level of inventory in order that the Company may meet its needs in a timely manner.  The exclusive contract was for an initial term of 5 years, and has been extended and modified for another 5 years through November 2006.  The terms of the contract also provide for termination at any time by either party with 90 days written notice.  Upon any final contract termination by either party, the Company is required to purchase and pay for any inventory held by the third party at cost plus 10%.  The estimated inventory value plus 10% is approximately $1,091,000 at December 31, 2004.

The Company has also outsourced its meter reading function.  The basic terms of the contract provide for a fee per meter read, with the contract extended through 2008, unless either party gives 150 days written notice at any time.

PUCT Oversight and Decisions. Because of a change in the Public Utility Regulatory Act (“PURA”), as of September 1, 2003, the Company’s rates became subject to regulation and approval by the PUCT, not the Company’s Board of Directors.   In accordance with this change in the PURA, the Company filed its tariffs for electric service on September 2, 2003.  The staff of the PUCT reviewed those tariffs and provided comments and proposed changes to bring the tariffs into compliance with PUCT rules and regulations.  Because the tariffs, when adopted, were not subject to PUCT regulation, some of the provisions did not comply with PUCT rules and regulations since that was not a requirement when the tariffs were adopted.  Now that the Company is subject to PUCT regulation, the Company made proposed amendments to its tariff as suggested by the PUCT staff.  The PUCT staff reviewed the proposed changes and recommended that the tariff be approved.  Prior to the Administrative Law Judge entering a ruling approving the tariff, with the proposed changes, several of the group of intervenors in the case were successful in obtaining a legislative request that the matter be referred to the State Office of Administrative Hearings (“SOAH”) for a hearing on the merits.  As a result, the matter was referred to SOAH and a hearing is currently scheduled for April, 2005.  The hearing will be limited to whether the tariffs filed by the Company are the actual tariffs that were properly approved by the Company’s Board of Directors, which was the Company’s previous regulatory authority.  The Company believes the issue is moot because any current tariff will be superseded by the tariff that is ultimately approved by the PUCT in the rate case.

In October 2004, the PUCT initiated an inquiry to determine the reasonableness of the Company’s rates and ordered the Company to submit a rate filing package.  The Company prepared and filed a rate filing package that contained a request for a rate increase for some customer classes.  The Company initially requested a $6,333,000 overall annual after tax increase but due to adjustments made while preparing for the hearing on the merits in the case, that amount was adjusted downward to $5,021,000.  Hearings were held before the State Office of Administrative Hearings from October 5, 2004, through October 14, 2004.  During such hearings, the Company presented testimony and evidence in support of its requested rate increase.  Numerous intervening parties and the PUCT staff presented evidence and testimony in opposition to the rate increase and in support of a rate decrease.  The parties filed briefs in support of their positions and the Company has agreed to extend the effective date for the requested rate increase until June 17, 2005.  A hearing was held in December 2004, to determine the amount of rate case costs that the PUCT will allow the Company to recover from its customers, as well as the period of recovery.  The Company believes all of its rate case costs are reasonable and necessary and should be recoverable.  Any amount not allowed for recovery will be expensed immediately.  As of December 31, 2004, $3,593,000 of third party costs had been incurred in connection with the rate case, and are shown on the balance sheet as a regulatory asset because they were deferred pending approval of recovery by the PUCT.

On March 17, 2005, the Administrative Law Judges (“ALJ’s”) issued a Proposal for Decision (“PFD”).  The PFD recommended a 7.49% rate decrease for Cap Rock.  This amounts to an annual revenue decrease of approximately five million dollars.  Several intervenors had sought rate decreases which were much larger than the recommendation of the ALJ’s.  The recommendation by the ALJ’s will be considered by the PUCT at an open hearing.  A final ruling, which can be appealed by Cap Rock or any of the intervenors, is expected by June 2005.

The Company feels that its rates and its requested small rate increase are justified and that its evidence support that.  The Company will request that the PUCT reject the recommendation of the Administrative Law Judges and grant its requested rate increase.  The Company has received recommendations from Administrative Law Judges in the past which were not in its favor, only to prevail when the issues were considered by the PUCT.  The Company believes its rates are reasonable and that the requested rate increase is appropriate based upon its cost of service and reasonable return on its rate base.  However, the Company cannot determine what action the PUCT will take with respect to the PFD.

If the Company’s request for a rate increase is approved by the PUCT, the Company may suffer a decline in its customer base.  Because the outcome of the rate request or rate order is unknown until the PUCT makes a final ruling, the Company is unable to predict the effect of such ruling.

The Company determined during the rate case that power costs had been overcollected under the Company’s retail tariffs through the power cost recovery process.  This was disclosed to the PUCT at that time.  These monies are currently being returned to customers through power cost recovery refunds.  This overcollection is partially offset by a credit applied to power cost recovery due to the change in accounting principle to record revenues by the accrual method, rather than the as-billed method.  Legal issues regarding this over recovery and the method of refunding it are being discussed with the PUCT staff and the ultimate outcome is currently unknown.  The Company has recorded a liability for these costs.  However, this is subject to PUCT approval.

The Company received two Notices of Violation (“NOV”) from the PUCT in September 2004.  These NOV’s, which contain recommendations of the PUCT staff, are the result of changes in the Public Utility Regulatory Act (“PURA”) passed in 2003, which changed the way the Company was regulated.  Prior to September 1, 2003, the Company’s rates were lawfully regulated by its Board of Directors, the same way all electric cooperatives in the state are regulated.  During the 2003 legislative session, a small group of customers, who were opposed to the

Company’s conversion from an electric cooperative to a shareholder owned corporation, were successful in getting the law changed so that the Company would be regulated by the PUCT instead of its Board of Directors.  The changes, which took effect September 1, 2003, applied only to the Company and did not affect the way any other utility in the state is regulated.

The NOV’s cite the Company for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUCT proceeding.  Both of these charges were made in accordance with the Company’s tariff which had been adopted by its Board of Directors in accordance with Texas law at the time.  Once the Company came under the regulatory authority of the PUCT on September 1, 2003, it filed those tariffs with the PUCT and the PUCT staff reviewed the tariffs and made recommendations to bring the tariffs into compliance with the rules and regulations of the PUCT and the PURA.  The Company amended its tariffs to make all of their suggested changes and the proposed tariff, with the amendments, was filed and is currently awaiting approval by the PUCT.  The charges for which the Company was cited relate to charges that were made under the Company’s legally adopted and approved tariff.  The Company has filed a proposed tariff which complies with the PUCT rules and regulations, but due to actions of a small group of customers, this tariff has not yet been approved by the PUCT.

The NOV’s also recommend that the Company pay fines and customer refunds in excess of $1.3 million.  These are the same claims that a small group of intervenors have been making in the Company’s PUCT tariff proceedings.  Once the PUCT ruled that these allegations should not be considered with the Company’s tariff filing, they were made in these enforcement actions.  The Company filed answers requesting a settlement conference with the PUCT staff and believed that the matters would be disposed of through that conference.  However, a resolution was not reached and in early November the Company requested a hearing with the State Office of Administrative Hearings.  The Company feels strongly about its legal position on these issues and believes it will ultimately prevail.

The PUCT has not yet established the procedures and time lines for the Company to comply with the other provisions of the PURA regarding investor owned utilities, including offering customer choice for customer power requirements.  The Company anticipates that the PUCT will take relevant factors into consideration in establishing such procedures and time lines that are appropriate and such actions will not adversely affect the Company’s customers.

Lamar.  Discovery is ongoing in the litigation involving the Company and Lamar Electric Cooperative Association, Inc. (“Lamar”) which arose out of Lamar’s termination of the Combination Agreement between Lamar and the Company in October 2002 and the Management Services Agreement in November 2002.  Lamar filed suit against the Company in the 62nd District Court in Lamar County, Texas, seeking a declaratory judgment that it had a right to terminate both agreements without regard to payment of any kind to the Company.  The Company believes that Lamar’s stated reason for termination of the Combination Agreement does not fall within the specific allowable exceptions set forth in the agreement, and therefore the Company is seeking reimbursement of all costs and expenses incurred with regard to the attempted combination which amount to at least $1.4 million as well as a cancellation fee of $300,000 for liquidated damages as set out in the terms of the Management Services Agreement.

In October 2004, the Company filed counterclaims against Lamar’s Board of Directors and two individual directors.  The Company also joined several third parties alleging fraud, civil conspiracy and tortuous interference with business relations.  Lamar has also amended its suit against the Company, adding claims for fraud and misrepresentation.  It is likely there will be additional discovery on the new claims, and the matter will most likely not go to trial prior to the fourth quarter of 2005.

Other.  The Company is involved in various litigation matters, none of which is expected to have a material impact on the financial condition, operating results or liquidity of the Company.

24.  INCOME TAXES (RESTATED)

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” which requires the recognition of a liability or an asset, net of a valuation allowance, for the deferred tax consequence of all temporary differences between the tax basis and the reported amounts of assets and liabilities, and for the future benefit of operating loss carryforwards.

The Company identified a technical tax issue related to the income tax treatment, for financial reporting purposes, regarding the tax exempt status of one of the Company’s subsidiaries.  See Note 2 concerning restatement of previously issued financial statements.

The following is a reconciliation of expected income tax expense to actual expense as well as the reconciliation of the statutory tax rate to the effective rate for the years ended December 31, 2004 and 2003 (in thousands):

	2004		2003
	Dollars	Percentage	Dollars	Percentage
	(Restated)		(Restated)

Income tax expense at the statutory rate	$1,120	34.0%	$4,534	34.0%
State tax expense	190	5.8	258	1.9
Expired capital loss	2,540	77.1	—	—
Change in valuation allowance	(5,240)	(159.1)	(2,707)	(20.3)
Other	1,158	35.1	52	0.4
	$(232)	(7.1)%	$2,137	16.0%

The tax effects of significant temporary differences and carryforwards at December 31, 2004 and 2003, are as follows (in thousands):

	2004	2003
	(Restated)	(Restated)

Net deferred tax assets (liabilities):

Accrued expenses	$1,260	$1,007
Allowance for doubtful accounts	38	28
Net operating loss carryforwards	4,154	4,223
Stock compensation	1,320	751
Capital loss carryforwards	—	2,765
Total deferred tax assets	6,772	8,774

Property and equipment	(6,799)	(3,362)
Other	(1,248)	(172)
Total deferred tax liabilities	(8,047)	(3,534)

Valuation allowance	—	(5,240)
Net deferred tax asset (liability)	$(1,275)	$—

As of December 31, 2004, the Company has net operating loss carryforwards of approximately $12,218,000.  The net operating loss carryforwards are scheduled to expire in 2021 through 2024.

In early 2004, the IRS notified the Company that it intended to examine the federal income tax return of its Predecessor for the year 2001.  The Company and the IRS are in the final stages of that process, and Management believes there will be no material impact on the Company’s financial position or results of operations.

25. SEGMENT INFORMATION

The Company has adopted SFAS No. 131, “Disclosures about Segments of a Business Enterprise and Related Information.” Substantially all of the Company’s operations are conducted in Texas and involve the distribution and sale of electricity.

Business segment information as of and for the years ended December 31, 2004, 2003 and 2002, is as follows (in thousands):

TOTAL
Operating revenues
December 31, 2004	$82,624
December 31, 2003	82,844
December 31, 2002	74,637
Net income
December 31, 2004	3,525
December 31, 2003	11,198
December 31, 2002	8,776
Identifiable assets
December 31, 2004 (Restated)	199,687
December 31, 2003	202,989
December 31, 2002	211,294
Capital expenditures
December 31, 2004	4,583
December 31, 2003	5,209
December 31, 2002	1,517
Depreciation and amortization
December 31, 2004	7,416
December 31, 2003	6,719
December 31, 2002	5,834
Interest expense, net
December 31, 2004	7,983
December 31, 2003	8,047
December 31, 2002	7,403

26.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes results for each of the four quarters in the years ended December 31, 2004 and 2003 (in thousands, except per share data):

	As Reported	Adjustments	As Restated
	(In thousands except per share amounts)

Quarter ended March 31, 2004
Total revenues	$20,288	$—	$20,288
Operating income	4,241	—	4,241
Net income before income taxes	2,249	—	2,249
Income tax expense	187	287	474
Basic earnings per share	1.32	(0.19)	1.13
Diluted earnings per share	1.27	(0.18)	1.09

Quarter ended June 30, 2004
Total revenues	22,831	—	22,831
Operating income	5,966	—	5,966
Net income before income taxes	4,026	—	4,026
Income tax expense	997	14	1,011
Basic earnings per share	1.94	(0.01)	1.93
Diluted earnings per share	1.87	(0.01)	1.86

Quarter ended September 30, 2004
Total revenues	22,351	—	22,351
Operating income	1,614	—	1,614
Net income before income taxes	190	—	190
Income tax expense (benefit)	(658)	826	168
Basic earnings per share	0.56	(0.55)	0.01
Diluted earnings per share	0.54	(0.53)	0.01

Quarter ended December 31, 2004
Total revenues	17,154	—	17,154
Operating income (loss)	(1,602)	—	(1,602)
Net income (loss) before income taxes	(3,172)	—	(3,172)
Income tax expense (benefit)	(2,666)	781	(1,885)
Basic earnings (loss) per share	(0.90)	0.06	(0.84)
Diluted earnings (loss) per share	(0.87)	0.03	(0.84)

	QUARTER ENDED
	MARCH 31,	JUNE 30,	SEPTEMBER 30,	DECEMBER 31,
Period ended December 2003
Total revenues	$22,344	$19,243	$23,343	$17,914
Operating income	5,457	4,897	6,936	3,679
Net income before income taxes	3,760	3,283	4,718	1,574
Income tax expense	699	678	80	680
Basic earnings per share	2.35	2.00	2.96	.57
Diluted earnings per share	2.25	1.92	2.86	.55

See Note 2 for a discussion of the adjustments related to the restatement.

CAP ROCK ENERGY CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
ALLOWANCE FOR DOUBTFUL ACCOUNTS
(AMOUNTS STATED IN THOUSANDS)

COLUMN A - DESCRIPTION	COLUMN B - BALANCE AT BEGINNING OF PERIOD	COLUMN C - CHARGED TO COSTS AND EXPENSES	COLUMN D - DEDUCTION- CHARGED- OFF	COLUMN E- BALANCE AT END OF PERIOD
December 31, 2004	$78	$151	$114	$115
December 31, 2003	$50	$113	$85	$78
December 31, 2002	$202	$113	$265	$50

CAP ROCK ENERGY CORPORATION

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Operating revenues:
Electric sales	$26,879	$22,005	$65,541	$64,485
Other	257	346	666	986
Total operating revenues	27,136	22,351	66,207	65,471

Operating expenses:
Purchased power	15,475	13,472	34,325	31,958
Operations and maintenance	3,995	2,592	9,604	7,372
General and administrative	1,163	2,151	5,953	5,131
Stock compensation	169	297	4,443	1,974
Depreciation and amortization	1,979	2,051	5,907	5,354
Property taxes	462	112	1,406	1,671
Impairment of regulatory asset	111	—	111	—
Other	109	62	319	190
Total operating expenses	23,463	20,737	62,068	53,650

Operating income	3,673	1,614	4,139	11,821

Other income (expense):
Allocation of income from associated organizations	573	539	573	539
Interest expense, net of capitalized interest	(1,522)	(2,107)	(4,689)	(6,307)
Interest and other income	134	144	420	411
Total other expense	(815)	(1,424)	(3,696)	(5,357)

Net income before income taxes	2,858	190	443	6,464

Income tax expense (benefit):
Current	99	(521)	275	1,120
Deferred	898	689	70	533
Total income tax expense	997	168	345	1,653

Net income	$1,861	$22	$98	$4,811

Net income per common share:
Basic	$1.13	$0.01	$0.06	$3.10
Diluted	$1.10	$0.01	$0.06	$2.99

Weighted average number of common shares oustanding:
Basic	1,653,552	1,527,857	1,635,894	1,553,072
Diluted	1,696,120	1,584,172	1,683,030	1,609,387

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(restated)
ASSETS
Current assets:
Cash	$10,417	$20,968
Accounts receivable:
Electric sales, net	8,765	7,313
Other	265	457
Current portion of notes receivable	267	—
Purchase power subject to recovery	4,417	—
Other current assets	3,881	5,431
Total current assets	28,012	34,169

Utility plant, net	148,007	149,361
Investments and notes receivable	10,229	11,004
Nonutility property, net	1,208	1,227
Regulatory and other assets	4,251	3,926
Total Assets	$191,707	$199,687
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$3,457	$10,005
Accounts payable:
Purchased power	6,255	3,823
Other	2,135	3,603
Purchased power subject to refund	—	4,376
Accrued, other and regulatory liabilities	4,601	3,202
Income tax payable	907	633
Total current liabilities	17,355	25,642

Long-term debt, net of current portion:
Mortgage notes	131,482	133,873
Note payable and other capital leases	118	159
Total long-term debt	131,600	134,032
Deferred credits	7,254	6,569
Stockholders’ equity:
Preferred stock, par value $1 per share, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, 50,000,000 shares authorized, 1,771,423 shares issued and 1,653,726 outstanding at September 30, 2005; 1,650,395 shares issued and 1,617,640 outstanding at December 31, 2004	18	17
Paid in capital	13,671	11,683
Retained earnings	23,597	23,499
Less Treasury stock of 117,697 and 116,195 shares, respectively at September 30, 2005, and December 31, 2004	(1,788)	(1,755)
Total stockholders’ equity	35,498	33,444
Total Liabilities and Stockholders’ Equity	$191,707	$199,687

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2005 and 2004

(In thousands)

(Unaudited)

	2005	2004
		(Restated)
Cash Flows From Operating Activities:
Net income	$98	$4,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,907	5,354
Amortization of debt issue costs	34	806
Noncash stock compensation	1,866	1,846
Impairment of regulatory asset	111	—
Changes in:
Other assets/deferred credits	215	(147)
Accounts receivable	(1,260)	(314)
Purchased power cost subject to refund/recovery	(8,793)	4,389
Other current assets	1,550	(1,639)
Accounts payable and accrued expenses	2,758	1,648
Net cash provided by operating activities	2,486	16,754
Cash Flows From Investing Activities:
Utility plant additions, net	(4,539)	(3,195)
Collections on note receivable	500	1,250
Changes to nonutility investments, net	13	(674)
Net cash used in investing activities	(4,026)	(2,619)
Cash Flows From Financing Activities:
Payments on mortgage notes	(8,879)	(2,904)
Payments on capital leases	(101)	(98)
Proceeds from capital leases	—	113
Repurchase/acquisition of common stock	(31)	(923)
Net cash used in financing activities	(9,011)	(3,812)

Increase (Decrease) In Cash and Cash Equivalents	(10,551)	10,323
Cash and Cash Equivalents:
Beginning of period	20,968	12,170
End of period	$10,417	$22,493
Noncash financing activities:
Issuance of stock previously deferred	$121	$—

Supplemental Cash Flow Information:
Cash paid during the period for interest	$4,697	$5,371
Cash paid during the period for income taxes	$—	$1,450

The accompanying notes are an integral part of these consolidated financial statements.

CAP ROCK ENERGY CORPORATION

Notes to Consolidated Financial Statements

1.             Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Registrant, Cap Rock Energy Corporation (the “Company”) and its wholly owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.  In the opinion of management of Cap Rock Energy Corporation, the accompanying unaudited consolidated financial statements contain all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2005 and 2004, consolidated results of operations for the three and nine months ended September 30, 2005 and 2004, and consolidated cash flows for the nine months ended September 30, 2005 and 2004.  The consolidated results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the entire year.  These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual reports on Form 10-K and 10-K/A, and the quarterly reports on Form 10-Q and 10-Q/A.

2.             Restatement of Previously Issued Financial Statements

In connection with the Company’s conversion from an electric cooperative to an investor owned utility, the Company had independent professional consultants evaluate the corporate structure of the Company and its subsidiaries.  Based on that review, the Company believed the subsidiary would continue to qualify as a tax exempt cooperative.  Therefore, the Company treated the subsidiary as exempt for both financial and tax reporting purposes.  In connection with an unrelated project, the tax structure of the subsidiary was reviewed and issues arose concerning its exempt status.  Because of the complex nature of the issue, the Company is seeking guidance from the Internal Revenue Service regarding the taxable nature of the subsidiary.  As a result of the Company’s identification of the issue, on August 24, 2005, Management and the Audit Committee concluded that the Company would amend and restate its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the period ended March 31, 2005, to treat the subsidiary as a taxable entity for financial reporting purposes.  The Company had generated net operating losses in earlier periods that will be used to offset the taxable nature of the subsidiary.

Restated amounts as of and for the periods ended December 31, 2004, and September 30, 2004, are as follows:

	As		As
	Reported	Adjustments	Restated
	(In thousands except per share amounts)

As of and for the year ended December 31, 2004:
Balance sheet:
Deferred tax asset	$3,285	$(3,285)	$—
Valuation allowance for deferred tax asset	(3,285)	3,285	—
Current income tax payable	—	633	633
Net deferred tax liability	—	1,275	1,275
Statement of operations:
Income tax expense (benefit)	(2,140)	1,908	(232)
Net income	5,433	(1,908)	3,525
Net income per common share:
Basic	3.51	(1.23)	2.28
Diluted	3.40	(1.19)	2.21
Statement of cash flows:
Net cash provided by operating activities
Other assets/deferred credits	1,617	1,275	2,892
Income tax receivable	(3,986)	633	(3,353)
Net cash flows used in investing activities	(4,006)	—	(4,006)
Net cash flows used in financing activities	(8,544)	—	(8,544)

As of and for the nine months ended September 30, 2004
Balance sheet:
Deferred tax asset	7,691	(533)	7,158
Valuation allowance for deferred tax asset	(7,691)	—	(7,691)
Current income tax payable	812	594	1,406
Statement of operations:
Income tax expense (benefit)	525	1,128	1,653
Net income	5,939	(1,128)	4,811
Net income per common share:
Basic	3.82	(0.72)	3.10
Diluted	3.69	(0.70)	2.99
Statement of cash flows:
Net cash provided by operating activities
Other assets/deferred credits	(1,275)	1,128	(147)
Net cash flows used in investing activities	(2,585)	(34)	(2,619)
Net cash flows used in financing activities	(3,812)	—	(3,812)

3.             Basic and Diluted Weighted Average Number of Shares Outstanding

The table below shows the reconciliation between the basic and diluted earnings per share for the three and nine months ended September 30, 2005 and 2004:

	Three Months ended September 30, 2005			Three Months ended September 30, 2004
	Income			Income
	(In Thousands)	Shares	Per Share	(In Thousands)	Shares	Per Share
				(Restated)		(Restated)
Basic earnings per share:
Income from continuing operations available for common stock	$1,861	1,653,552	$1.13	$22	1,527,857	$0.01

Effect of diluted securities:
Shares that have been deferred under the Stock for Compensation plan		42,568	(0.03)		56,315	—

Diluted earnings per share:	$1,861	1,696,120	$1.10	$22	1,584,172	$0.01

	Nine Months ended September 30, 2005			Nine Months ended September 30, 2004
	Income			Income
	(In Thousands)	Shares	Per Share	(In Thousands)	Shares	Per Share
				(Restated)		(Restated)
Basic earnings per share:
Income from continuing operations available for common stock	$98	1,635,894	$0.06	$4,811	1,553,072	$3.10

Effect of diluted securities:
Shares that have been deferred under the Stock for Compensation plan		47,136	—		56,315	(0.11)

Diluted earnings per share:	$98	1,683,030	$0.06	$4,811	1,609,387	$2.99

4.             Regulatory Assets and Liabilities

The significant regulatory assets and liabilities are as follow (in thousands):

	September 30,	December 31,
	2005	2004
Assets:
Rate case costs	$3,953	$3,593
Purchased power subject to recovery	4,417	—

Liabilities:
Purchased power subject to refund	—	4,376
Excess recovery of costs related to the transfer of the Certificate of Convenience and Necessity	723	723

On August 5, 2005, the Public Utility Commission of Texas (“the PUCT”) issued a final decision that allowed the Company to recover all of its rate case costs incurred through October 2004, with the exception of $111,000, over a period of three years.  The costs not allowed for recovery were expensed and are shown on the statement of operations as Impairment of regulatory asset.  An additional $736,000 of costs were incurred from November 2004 through September 2005.  These are shown on the balance sheet as a regulatory asset because they have been deferred, and the Company expects to request recovery of them during a future rate case proceeding as per the PUCT final order.  The three year recovery period will begin after the Company has received approval of the final compliance tariff from the PUCT.  See also Note 7.

As of September 30, 2005, the regulatory liability is expected to be refunded to customers in the fashion that the PUCT mandates when their final order concerning the NOV’s is issued.  See Note 7.

5.             Income Taxes

The Company identified a technical tax issue related to the income tax treatment for financial reporting purposes regarding the tax exempt status of one of the Company’s subsidiaries.  In connection with the Company’s conversion from an electric cooperative to an investor owned utility, the Company had independent professional consultants evaluate the corporate structure of the Company and its subsidiaries.  Based on that review, the Company believed the subsidiary would continue to qualify as a tax exempt cooperative.  Therefore, the Company treated the subsidiary as exempt for both financial and tax reporting purposes.  Recently, in connection with an unrelated project, the tax structure of the subsidiary was reviewed and issues arose concerning its tax exempt status.  Because of the complex nature of the issue, the Company is seeking guidance from the Internal Revenue Service regarding the taxable nature of the subsidiary.  As a result of the Company’s identification of the issue, on August 24, 2005, Management and the Audit Committee concluded that the Company would amend and restate its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the period ended March 31, 2005, to treat the subsidiary as a taxable entity for financial reporting purposes.  The Company had generated net operating losses in earlier periods that would be used to offset the taxable nature of the subsidiary.

The following is a reconciliation of expected income tax expense to actual expense as well as the reconciliation of the statutory tax rate to the effective rate for the nine months ended September 30, 2005 and 2004 (in thousands):

	2005		2004
	Dollars	Percentage	Dollars	Percentage
			(Restated)
Income tax expense at the statutory rate	$150	34%	$2,198	34%
State tax expense	182	41	185	3
Change in valuation allowance	—	—	(1,513)	(23)
Other	13	3	783	12
	$345	78%	$1,653	26%

As discussed above, for financial reporting purposes, a subsidiary is considered taxable.  State tax expense is calculated on a stand-alone corporate basis.  Therefore, the effective tax rate is high because the subsidiary is in a net income position.

As of September 30, 2005, the Company has net operating loss carryforwards of approximately $14.8 million, which are scheduled to expire in 2011 through 2025.

6.             New Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.”  SFAS No. 123R revises SFAS No. 123, “Accounting for Stock-Based Compensation.”  This new standard generally requires the cost associated with employee services received in exchange for an award of equity instruments be measured based on the grant-date fair value of the award and recognized in the financial statements over the period during which the employee is required to provide services in exchange for the award.  SFAS No. 123R also provides guidance on how to determine the grant-date fair value for awards of equity instruments, as well as alternative methods of adopting its requirements.  SFAS No. 123R is effective as of the beginning of the first annual reporting period after June 15, 2005, and applies to all outstanding and unvested share-based payment awards at a company’s adoption date.  The Company changed its method of accounting from the intrinsic method per APB Opinion No. 25, to the fair value method per SFAS No. 148, effective January 1, 2003.  Therefore, SFAS No. 123R is not expected to have a material impact on the Company’s consolidated financial statements.

7.             Contingencies

Because of a change in the Texas Public Utility Regulatory Act (“PURA”), as of September 1, 2003, the Company’s rates became subject to regulation and approval by the PUCT.   In accordance with this change in the PURA, the Company filed its tariffs for electric service on September 2, 2003.  The staff of the PUCT reviewed those tariffs and provided comments and proposed changes to bring the tariffs into compliance with PUCT rules and regulations.  Because the tariffs, when adopted, were not subject to PUCT regulation, some of the provisions did not comply with PUCT rules and regulations since that was not a requirement when the tariffs were adopted.  Now that the Company is subject to PUCT regulation, the Company made proposed amendments to its tariff as suggested by the PUCT staff.  The PUCT staff reviewed the proposed changes and recommended that the tariff be approved.  Prior to the Administrative Law Judge entering a ruling approving the tariff, with the proposed changes, several of the groups of intervenors in the case were successful in obtaining a legislative request that the matter be referred to the State Office of Administrative Hearings (“SOAH”) for a hearing on the merits.  As a result, the matter was referred to SOAH and a hearing was scheduled for April 2005, and was to be limited to whether the tariffs filed by the Company are the actual tariffs that were properly approved by the Company’s Board of Directors, which was the Company’s previous regulatory authority.  Subsequently, the hearing was postponed, and expanded to include the issue of what tariffs were actually in effect on August 31, 2003.  A new hearing date was set for August 22, 2005.  The Company and the PUCT staff felt  the issue was moot because any current tariff will be superseded by the tariff that is ultimately approved by the PUCT in the rate case.  They filed motions to that effect and the hearing was abated by the Administrative Law Judge.  On appeal, the PUCT ruled that the matter was not moot.  A hearing was held on October 4th and 5th, 2005.  The parties will now file briefs in the next few weeks.   It is anticipated that a tariff will be approved in the rate case prior to a decision being issued in this proceeding and that tariff, as stated, would supersede the current tariff.

In October 2003, the PUCT initiated an inquiry to determine the reasonableness of the Company’s rates and ordered the Company to submit a rate filing package.  The Company prepared and filed a rate filing package that contained a request for a rate increase for some customer classes.  The Company initially requested a $6,333,000 overall annual after tax increase but due to adjustments made while preparing for the hearing on the merits in the case, that amount was adjusted downward to $5,021,000.  Hearings were held before the State Office of Administrative Hearings from October 5, 2004, through October 14, 2004.  During such hearings, the Company presented testimony and evidence in support of its requested rate increase.  Numerous intervening parties and the PUCT staff presented evidence and testimony in opposition to the rate increase and in support of a rate decrease.

A hearing was held in December 2004, to determine the amount of rate case costs that the PUCT will allow the Company to recover from its customers, as well as the period of recovery.  On August 5, 2005, the PUCT issued a final decision that allowed the Company to recover all of its rate case costs incurred through October 2004, with the exception of $111,000, over a period of three years.  The costs not allowed for recovery were expensed and shown on the statement of operations as Impairment of regulatory asset.  An additional $736,000 of costs were incurred from November 2004 through September 2005.  These costs are shown on the balance sheet as a regulatory asset because they have deferred, and the Company expects to request recovery of them during a future rate case proceeding as per the PUCT final order.  The three year recovery period will begin after the Company has received approval of the final compliance tariff from the PUCT.

On March 17, 2005, the Administrative Law Judges (“ALJ’s”) issued a Proposal for Decision (“PFD”).  The PFD recommended a 7.49% rate decrease for Cap Rock.  This amounts to an annual revenue decrease of approximately five million dollars.  Several intervenors had sought rate decreases which were much larger than the recommendation of the ALJ’s.  The recommendation by the ALJ’s was considered by the PUCT at an open hearing on June 16, 2005.  The PUCT Commissioners disagreed with several items in the Proposal for Decision issued on March 17, 2005, and ruled that many of the costs disallowed in the Proposal for Decision, be allowed.  A final order was signed on August 5, 2005, which contained a rate decrease of 2.012%, or $1.3 million.

After all parties filed motions for rehearing, the PUCT Commissioners, at an open meeting held on October 12, 2005, ruled that 15% of the costs previously allowed for the Company’s computer system should be disallowed.  The Company also believes there are errors in the number calculations which were performed by the PUCT staff, and that when this is corrected it should lessen the amount of the rate decrease.  In any case, the Company believes that the PUCT lost jurisdiction of this docket as a matter of law prior to October 12, 2005, and that the August 5, 2005, order is now final.  The Company has filed an appeal in district court in Travis County, as have the intervenors in order to have the October hearing decision set aside, and the August 2005 order to remain final.

The Company feels that its rates and its requested small rate increase were justified and that the evidence supported that.  Because the amount of the decrease that was ordered is relatively small, based on the current working capital position and the availability of other capital, Management feels the Company has adequate resources to meet its obligations.  The Company may not be able to take all actions it would prefer to take in order to improve its reliability of service.

The Company received two Notices of Violation (“NOV”) from the PUCT in September 2004.  These NOV’s, which contain recommendations of the PUCT staff, are the result of changes in the Public Utility Regulatory Act (“PURA”) passed in 2003, which changed the way the Company was regulated.  Prior to September 1, 2003, the Company’s rates were lawfully regulated by its Board of Directors, the same way all electric cooperatives in the state are regulated.  During the 2003 legislative session, a small group of customers, who were opposed to the Company’s conversion from an electric cooperative to a shareholder owned corporation, were successful in getting the law changed so that the Company would be regulated by the PUCT instead of its Board of Directors.  The changes, which took effect September 1, 2003, applied only to the Company and did not affect the way any other utility in the state is regulated.

The NOV’s cite the Company for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUCT proceeding.  Both of these charges were made in accordance with the Company’s tariff which had been adopted by its Board of Directors in accordance with Texas law at the time.  Once the Company came under the regulatory authority of the PUCT on September 1, 2003, it filed those tariffs with the PUCT and the PUCT staff reviewed the tariffs and made recommendations to bring the tariffs into compliance with the rules and regulations of the PUCT and the PURA.  The Company amended its tariffs to make all of their suggested changes and the proposed tariff, with the amendments, was filed and is currently awaiting approval by the PUCT.  The charges for which the Company was cited relate to charges that were made under the Company’s legally adopted and approved tariff.  The Company has filed a proposed tariff which complies with the PUCT rules and regulations, but due to actions of a small group of customers, this tariff has not yet been approved by the PUCT.

The NOV’s also recommend that the Company pay fines and customer refunds in excess of $1.3 million.  These are the same claims that a small group of intervenors have been making in the Company’s PUCT tariff proceedings.  Once the PUCT ruled that these allegations should not be considered with the Company’s tariff filing, they were made in these enforcement actions.  The Company filed answers requesting a settlement conference with the PUCT staff.  A resolution was not reached and in early November 2004, the Company and the PUCT staff requested a hearing with the State Office of Administrative Hearings.  A hearing was held on July 19, 2005.  The Company believes that it proved its case at the hearing and it feels strongly about its legal position on these issues. The Staff’s position is that the fines should continue to increase until the refunds and penalties are paid in order to prevent Cap Rock from benefiting from a delay in making such payments.  Under the Staff’s theory, the total amount of fines and refunds would continue to escalate until the final payments are made; therefore, the total amount of potential liability would not be known until payments are made. While the Company believes it should ultimately prevail in this matter, there is a strong likelihood that the matter will ultimately be decided in the appellate courts.

The PUCT has not yet established the procedures and time lines for the Company to comply with the other provisions of the PURA regarding investor owned utilities, including offering customer choice for customer power requirements.  The Company anticipates that the PUCT will take relevant factors into consideration in establishing such procedures and time lines that are appropriate and such actions will not adversely affect the Company.

Discovery is ongoing in the litigation involving the Company and Lamar Electric Cooperative Association, Inc. (“Lamar”) which arose out of Lamar’s termination of the Combination Agreement between Lamar and the Company in October 2002 and the Management Services Agreement in November 2002.  Lamar filed suit against the Company in the 62nd District Court in Lamar County, Texas, seeking a declaratory judgment that it had a right to terminate both agreements without regard to payment of any kind to the Company.  The Company believes that Lamar’s stated reason for termination of the Combination Agreement does not fall within the specific allowable exceptions set forth in the agreement, and therefore the Company is seeking reimbursement of all costs and expenses incurred with regard to the attempted combination which amount to at least $1.4 million as well as a cancellation fee of $300,000 for liquidated damages as set out in the terms of the Management Services Agreement.  The Company is also seeking damages for the lost opportunity costs due to the failure to close the Lamar Combination Agreement.

In October 2004, the Company filed counterclaims against Lamar’s Board of Directors and two individual directors.  The Company also joined several third parties alleging fraud, civil conspiracy and tortuous interference with business relations.  Lamar has also amended its suit against the Company, adding claims for fraud and misrepresentation.  Discovery is ongoing with regard to the new claims and one of the new parties has requested that the case be transferred to Midland County.  The matter will most likely go to trial during 2006.

In September 2005, a lawsuit was filed against the Company and its affiliate, NewCorp Resources Electric Cooperative, Inc. by three former members of Cap Rock Electric Cooperative, the Company’s predecessor.   The Plaintiffs allege fraud, conversion and other claims associated with the Company’s conversion from an electric cooperative.  It seeks damages related to, among other matters, the alleged failure to pay members for their ownership interest in NewCorp Resources Electric Cooperative, Inc. at the time of the conversion.  The Plaintiffs seek to certify the suit as a class action.  The Company feels it has a strong legal defense to the claims.

Lee D. Atkins, the Company’s former Chief Financial Officer, filed suit against the Company in the 238th Judicial District Court, Midland County, Texas.  His employment was terminated in April 2005.  He alleges a breach of his employment contract and seeks damages resulting from such alleged breach.  The case is still in the early stages of discovery.

8.             Postretirement Benefits

The Company provides continued major medical insurance coverage to retired employees and their dependents.  The components of net periodic benefit cost for the nine months ended September 30, 2005 and 2004, are as follow (in thousands):

	2005	2004

Service cost	$162	$155
Interest cost	436	378
Amortization of experience loss	263	246
Net periodic benefit cost	$861	$779

In its financial statements as of December 31, 2004, the Company disclosed that it expected to contribute $849,000 to its postretirement healthcare plan for 2005.  As of September 30, 2005, $238,000 of contributions have been made. The Company anticipates that it will make additional contributions of $611,000 in 2005.

The Medicare Reform Act of 2003 allows employers who sponsor a postretirement health care plan that provides a prescription drug benefit to receive a subsidy for the cost of providing that drug benefit.  In order for employers to receive the subsidy payment under the Medicare Reform Act, the value of the offered prescription drug plan must be at least actuarially equivalent to the standard prescription drug coverage provided under Medicare Part D.  The Company’s plan meets the actuarially equivalent test and qualifies for the subsidy.  The reduction in current period service cost due to the subsidy was $34,000 for the year ended December 31, 2004, and the impact on the benefit obligation is $1,562,000.

9.             Subsequent Events

On November 4, 2005, following the recommendation of a Special Committee of independent directors of the Board, and the unanimous approval of the Board of Directors, the Company entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with Cap Rock Holding Corporation (“CHC”).  CHC is owned by an affiliate of Lindsay Goldberg & Bessemer L.P., a private investment firm (“LGB”).  Subject to the satisfaction or waiver of the conditions contained in the Exchange Agreement, shares of common stock of the Company will be converted into the right to receive $21.75 in cash, without interest (the “Share Exchange”).  Completion of the Share Exchange is subject to approval of the Company’s shareholders, certain regulatory authorities and other customary closing conditions set forth in the Exchange Agreement.  As a result of the Share Exchange, the Company will be a privately-held corporation, and there will be no public market for the Company’s common stock.  After the Share Exchange, the common stock will cease to be quoted on the American Stock Exchange.  In addition, registration of the common stock under the Exchange Act will be terminated.

The Company has made customary representations, warranties and covenants in the Exchange Agreement.  These include, among others, a covenant not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, not to enter into discussions concerning, or provide information in connection with, alternative business combination transactions and, subject to certain exceptions, for the Company’s board of directors to recommend that the Company’s shareholders approve the Exchange Agreement.  The Exchange Agreement contains certain termination rights and, under certain specified circumstances, the Company will be required to reimburse CHC for its transaction expenses up to $2 million and/or pay a termination fee of $1 million.

Certain members of the Company’s management have agreed, pursuant to the terms and conditions of a Rollover Agreement dated November 4, 2005 (the “Rollover Agreement”) to exchange certain of their shares of Company stock for shares of CHC immediately prior to the Share Exchange.  The Company’s executive management will remain in place upon consummation of the Share Exchange.  The current board of directors, with the exception of Mr. Pruitt and Mr. West, will resign upon consummation of the Share Exchange.

David W. Pruitt, current CEO, had previously announced his retirement as CEO, effective November 12, 2005.  Mr. Pruitt will now remain as CEO until the special shareholders meeting at which this transaction is considered.  At that time, Mr. Pruitt will become a senior advisor to the Company pursuant to the terms of an Amended Retainer Agreement executed between Mr. Pruitt and the Company.   The Amended Retainer Agreement has an initial term of five years and Mr. Pruitt will receive a monthly retainer of $14,000, as well as certain other benefits.  Mr. Pruitt has also entered into a restricted stock agreement with CHC.  Under this agreement, if the Share Exchange is consummated, Mr. Pruitt’s monthly retainer will increase to $19,000 per month and he will receive restricted stock of CHC which will be subject to certain vesting requirements.  Mr. Pruitt will also waive any change in control payments that may otherwise be due to him from the Company as a result of the Share Exchange.

Mr. Pruitt will be succeeded as CEO by William L. West, who is currently President of the Company.  At such time as Mr. Pruitt retires as CEO, Mr. West will become the CEO as well as President.  On November 3, 2005, Mr. West and the Company entered into an employment agreement for Mr. West to serve as CEO.  This employment agreement, which was amended on November 4, 2005, has an initial term of five years.  Mr. West will continue to be paid his current salary, which was increased in June 2005 to $236,946 per year.  Mr. West’s employment arrangements with CHC will be similar to his arrangements with the Company, but he will waive any change in control payments that may otherwise be due him as a result of the Share Exchange, and he will receive restricted stock of CHC, which stock will be subject to certain vesting requirements.  Mr. West will also receive a retention bonus from CHC as an incentive for remaining with the Company through the consummation of the Share Exchange.

At the time the Company entered into the Exchange Agreement, CHC entered into restricted stock agreements with Ulen North, Ronald Lyon, Sam Prough and Celia Page, all officers of the Company.  Under these agreements, these individuals will waive any change in control payments that may otherwise be due them as a result of the Share Exchange and will be granted shares of restricted stock of CHC, which stock will be subject to certain vesting requirements.  Mr. Lyon will also receive a retention bonus from CHC as an incentive for remaining with the Company through the consummation of the Share Exchange and facilitating the Share Exchange.

As a specific condition to CHC’s willingness to enter into the Exchange Agreement, David Pruitt, William West, Ulen North, Sam Prough, Celia Page and Ronald Lyon entered into a Principal Shareholder Agreement, dated November 4, 2005, with CHC.  Pursuant to the Principal Shareholder Agreement, these individuals have agreed, among other things, to vote or cause to be voted at an meeting of shareholders, all of their shares of the Company’s stock in favor of approval of the Exchange Agreement and the transactions contemplated thereby.  These individuals also agreed to certain restrictions on their ability to sell or transfer their shares of the Company until the termination of the Principal Shareholder Agreement.  These individuals control 253,636 shares, or 15.3% of the Company’s outstanding common stock.

10.          Reclassifications

Certain reclassifications have been made to prior periods’ financial statements to conform to the presentation adopted in the current period.

Cap Rock Energy Corporation

Special Meeting Of Shareholders

C/O

1200 WALL STREET WEST, 3RD FLOOR

LYNDHURST, NJ 07071

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

Control Number

DETACH HERE

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

	FOR	AGAINST	ABSTAIN
1. Approval of the Agreement and Plan of Share Exchange, dated as of November 4, 2005, between Cap Rock Energy Corporation and Cap Rock Holding Corporation:	☐	☐	☐

2.     Adjournment or Postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Share Exchange described in Proposal 1:

	☐	☐	☐

Please check the following box if you plan to attend the Special Meeting of Shareholders in person.	☐

Mark box if an address change or comment has been noted on the reverse side of this card.	☐

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

Please complete, sign and promptly mail this proxy in the enclosed envelope.

Signature:	Date:	Signature:	Date:

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, please follow these easy steps:

TO VOTE BY PHONE

Call toll-free [NUMBER] on a touch tone telephone. Shareholders residing outside the United States, Canada and Puerto Rico should call [NUMBER]. Telephone voting will be available until [TIME], Eastern time, on [DATE].

Use the Control Number located in the gray box on the reverse side. Enter the Control Number and pound signs (#) exactly as they appear.

Follow the recorded instructions.

TO VOTE BY INTERNET	Log on to www.myproxyonline.com which will be available until [TIME], Eastern time, on [DATE]. Follow the instructions on the screen.

THANK YOU FOR VOTING!

DETACH HERE

P R O X Y

PROXY

CAP ROCK ENERGY CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

Solicited by the Board of Directors of Cap Rock Energy Corporation

The undersigned hereby appoints Celia B. Page  and Ronald W. Lyon, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Cap Rock Energy Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders thereof to be held on March 10, 2006, or at any adjournment or postponement thereof, as shown on the reverse side hereof.

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.